UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under Rule 14a-12

Patient Safety Technologies, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share, Series A Convertible Preferred Stock, par value $1.00 per share and Series B Convertible Preferred Stock, par value $1.00 per share.

(2)	Aggregate number of securities to which transaction applies:

38,861,508 shares of Common Stock, 10,950 shares of Series A Convertible Preferred Stock and 70,425 shares of Series B Convertible Preferred Stock outstanding as of December 31, 2013, plus 5,095,672 shares of Common Stock subject to options to purchase shares of Common Stock with exercise prices less than the merger consideration of $2.22 per share of Common Stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $14,732.02. The maximum aggregate value of the transaction was calculated based on the sum of (a) 38,861,508 shares of Common Stock multiplied by $2.22 per share, (b) 5,095,672 shares of Common Stock underlying outstanding vested stock options with exercise prices less than $2.22 per share multiplied by $1.21 (which is the difference between $2.22 and the weighted average exercise price per share of the outstanding vested stock options), (c) 10,950 shares of Series A Convertible Preferred Stock multiplied by $100.00 per share and (d) 70,425 shares of Series B Convertible Preferred Stock multiplied by $296.00 per share. The filing fee was determined by multiplying the maximum aggregate value of the transaction by 0.0001288.

(4)	Proposed maximum aggregate value of transaction:

$114,379,111.00

(5)	Total fee paid:

$14,732.02

☐    Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
DATED JANUARY 22, 2014

15540 Laguna Canyon Road, Suite 150
Irvine, California 92618

               , 2014

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Patient Safety Technologies, Inc., a Delaware corporation (“Patient Safety,” the “Company,” “we,” “our” or “us”), which we will hold at             a.m., local time, on           , 2014, at               .

On December 31, 2013, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Stryker Corporation, a Michigan corporation (“Stryker”), and PS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Stryker (“Merger Sub”), providing for the Merger of Merger Sub with and into the Company (the “Merger”).

Also on December 31, 2013, certain directors of the Company entered into voting agreements with Stryker pursuant to which each of them has agreed to grant Stryker an irrevocable proxy and, among other things, to vote all of their shares of capital stock for adoption of the Merger Agreement, representing in the aggregate 7,721,596 shares of our Common Stock, par value $0.0001 per share (“Common Stock”), and 10,750 of our shares of Series A Convertible Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”), or approximately 19.08% of the outstanding voting power of our shares entitled to vote at the special meeting.

At the special meeting, we will ask you to adopt the Merger Agreement. The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock and our Series A Preferred Stock, voting together as a single class, is required to approve and adopt the Merger Agreement.

If the Merger is completed, each share of Common Stock outstanding at the effective time of the Merger (other than dissenting shares and shares owned by the Company, Stryker or Merger Sub or any of their subsidiaries) will be canceled and converted into the right to receive $2.22 in cash, without interest, but subject to any applicable withholding taxes, each share of Series A Preferred Stock outstanding at the effective time of the Merger (other than dissenting shares and shares owned by the Company, Stryker or Merger Sub or any of their subsidiaries) will be canceled and converted into the right to receive $100.00 in cash, but subject to any applicable withholding taxes, and each share of Series B Convertible Preferred Stock (“Series B Preferred Stock”) outstanding at the effective time of the Merger (other than dissenting shares and shares owned by the Company, Stryker or Merger Sub or any of their subsidiaries) will be canceled and converted into the right to receive $296.00 in cash, but subject to any applicable withholding taxes.

After careful consideration, our board of directors has unanimously determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders and has unanimously approved the Merger Agreement and the Merger. The Patient Safety board of directors unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. In addition, the board unanimously recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

The enclosed proxy statement describes the Merger Agreement and the Merger and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the “SEC”). We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the Merger Agreement and other important information related to the Merger.

Your vote is very important. If you fail to vote on the Merger Agreement or fail to instruct your broker, bank or other nominee how to vote, the effect will be the same as a vote against the approval and adoption of the Merger Agreement.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares of capital stock to be voted on the matters to be considered at the special meeting even if you are unable to attend. If you desire your shares of capital stock to be voted in accordance with our board’s recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions, sign and date the proxy, and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of capital stock in person if you subsequently choose to attend the special meeting.

If you hold your shares of capital stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of capital stock. Without those instructions, your shares of capital stock will not be voted, which will have the same effect as voting against the proposal to adopt the Merger Agreement.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor,               . at               .

Thank you for your continued support.

Sincerely,

Brian E. Stewart
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated              , 2014 and is first being mailed to stockholders on or about                , 2014.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED JANUARY 22, 2014

PATIENT SAFETY TECHNOLOGIES, INC.
15540 Laguna Canyon Road, Suite 150
Irvine, California 92618

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF PATIENT SAFETY TECHNOLOGIES, INC.

To the Stockholders of Patient Safety Technologies, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Patient Safety Technologies, Inc., a Delaware corporation (“Patient Safety,” the “Company,” “we,” “our” or “us”), will be held at             a.m., local time, on           , 2014, at               , to consider and vote upon the following proposals:

1.
to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of December 31, 2013, by and among Stryker Corporation, a Michigan corporation (“Stryker”), PS Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Stryker (“Merger Sub”), and the Company;

2.	to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the Company’s named executive officers in connection with the Merger;

3.
to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

4.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of our board of directors.

The holders of record of our common stock, par value $0.0001 per share (“Common Stock”), and Series A Convertible Preferred Stock, par value $1.00 per share (“Series A Preferred Stock”), at the close of business on            , 2014 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. All stockholders of record are cordially invited to attend the special meeting in person.

Our board of directors has unanimously determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of the Company and its stockholders and has unanimously approved the Merger Agreement and the Merger. The Patient Safety board unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. In addition, the Patient Safety board unanimously recommends that stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

Your vote is important, regardless of the number of shares of capital stock you own. The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock and our Series A Preferred Stock, voting together as a single class, is required to approve and adopt the Merger Agreement. Each of the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger and the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class, present at the meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that any shares of capital stock will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger and the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies. If you fail to vote or submit your proxy, the effect will be that your shares of capital stock may not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the advisory vote to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger and the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the Merger Agreement will have the right to seek appraisal of the fair value of their shares of capital stock of the Company as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for such an appraisal before the vote on the proposal to adopt the Merger Agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the meeting and voting in person.

By Order of the Board of Directors

Brian E. Stewart
President and Chief Executive Officer

i

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)	60

VOTE ON ADJOURNMENT (PROPOSAL 3)	61

MARKET PRICE OF THE COMPANY’S COMMON STOCK	62

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	63

APPRAISAL RIGHTS	64

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	69

SUBMISSION OF STOCKHOLDER PROPOSALS	69

WHERE YOU CAN FIND ADDITIONAL INFORMATION	70

ii

SUMMARY

This summary discusses the material information contained in this proxy statement, including with respect to the Merger Agreement and the Merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. We have included page references to direct you to a more complete description of the topics presented in this summary. In this proxy statement, unless the context requires otherwise, the terms “Patient Safety,” “Company,” “we,” “our,” “ours” and “us” refer to Patient Safety Technologies, Inc., a Delaware corporation, and its wholly owned operating subsidiary, SurgiCount Medical, Inc., a California corporation.

The Companies (page 16)

Patient Safety Technologies, Inc.

Patient Safety is a Delaware corporation with principal executive offices located at 15540 Laguna Canyon Road, Suite 150, Irvine, California 92618, telephone number (949) 387-2277. Patient Safety’s wholly owned operating subsidiary, SurgiCount Medical, Inc., a California corporation (“SurgiCount”), is a medical device company that markets its Safety-Sponge® System, a patented solution clinically proven to improve patient safety and reduce healthcare costs by helping to eliminate one of the most common errors in surgery, retained surgical sponges. With an estimated incidence rate of one in every 8,000 surgical procedures (one in every 1,000 to 1,500 abdominal operations), retained surgical sponges are the most commonly reported surgical adverse event in the United States and lead to significant, avoidable patient morbidity and cost ramifications. With approximately 32 million surgical procedures annually in the United States, there are an estimated 4,000 retained sponge incidents each year, which equates to approximately 11 every day. The Safety-Sponge® System is the market leading retained sponge prevention solution, with more than an estimated 160 million Safety-Sponges® used in over 8 million successful procedures in a rapidly expanding customer base that currently includes over 300 hospitals across the United States.

Additional information about Patient Safety is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 70.

Stryker Corporation

Stryker Corporation, referred to as “Stryker,” is a Michigan corporation with principal executive offices located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, telephone number (269) 385-2600. Stryker is one of the world’s leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. Stryker offers a diverse array of innovative medical technologies including reconstructive implants, medical and surgical equipment, and neurotechnology and spine products to help people lead more active and more satisfying lives. Stryker trades on the New York Stock Exchange under the symbol “SYK.” See “The Companies — Stryker Corporation” on page 16.

PS Merger Sub Inc.

PS Merger Sub Inc., referred to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Stryker with principal executive offices located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, telephone number (269) 385-2600. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement (the “Transactions”). See “The Companies — PS Merger Sub Inc.” on page 16.

The Merger Proposal (page 22)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of December 31, 2013, by and among the Company, Stryker and Merger Sub, as it may be amended from time to time (the “Merger Agreement”). The Merger Agreement provides, among other things, that at the effective time of the Merger (the “Effective Time”), Merger Sub will be merged with and into the Company, and (i) each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) other than dissenting shares (the “Dissenting Shares”) and shares owned by the Company, Stryker or Merger Sub or any of their subsidiaries will be converted into the right to receive $2.22 in cash, without interest, but subject to any applicable withholding tax (the “Common Consideration”), (ii) each outstanding share of Series A Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Series A Preferred Stock”), other than dissenting shares and shares owned by the Company, Stryker or Merger Sub or any of their subsidiaries will be converted into the right to receive $100.00 in cash, but subject to any applicable withholding tax and (iii) each outstanding share of Series B Convertible Preferred Stock, par value $1.00 per share, of the Company (the “Series B Preferred Stock”), other than dissenting shares and shares owned by the Company, Stryker or Merger Sub or any of their subsidiaries will be converted into the right to receive $296.00 in cash, but subject to any applicable withholding tax (the “Merger”).

The Company will thereby become a wholly owned subsidiary of Stryker, the Common Stock will no longer be publicly traded and the Company’s existing stockholders will cease to have any ownership interest in the Company.

The Special Meeting (page 17)

The special meeting will be held at                 a.m. local time, on                  , 2014, at                 .

Record Date and Quorum (page 17)

The holders of record of the Common Stock and Series A Preferred Stock as of the close of business on              , 2014 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the shares of Common Stock and Series A Preferred Stock outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote for the Merger (page 18)

Each share of Common Stock and Series A Preferred Stock outstanding at the close of business on the record date is entitled to one vote at the special meeting.

For the Company to complete the Merger, stockholders holding a majority of the shares of Common Stock and Series A Preferred Stock, voting together as a single class, outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the Merger Agreement (the “Stockholder Vote”). A failure to vote your shares of Common Stock or Series A Preferred Stock or an abstention from voting for the proposal to adopt the Merger Agreement will have the same effect as a vote against the proposal to adopt the Merger Agreement.

As of the record date, there were approximately                 shares of Common Stock and 10,950 shares of Series A Preferred Stock outstanding.

Certain directors of the Company have entered into voting agreements with Stryker pursuant to which each of them has agreed to grant Stryker an irrevocable proxy and, among other things, to vote all of their shares for adoption of the Merger Agreement, representing in the aggregate 7,721,596 shares of our Common Stock and 10,750 of our shares of Series A Preferred Stock or approximately 19.08% of the outstanding voting power of our shares entitled to vote at the special meeting.

Conditions to the Merger (page 57)

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the Merger Agreement by the required vote of the Company’s stockholders;

•	the absence of any newly enacted law, injunction or order that prohibits the consummation of the Merger; and

•	the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other antirust or competition law.

The respective obligations of Stryker and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•
the accuracy of the representations and warranties of the Company (except in most, but not all, cases, for inaccuracies that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, as defined under “The Merger Agreement — Representations and Warranties”);

•	the Company’s performance of and compliance with its agreements and covenants under the Merger Agreement in all material respects; and

•	the delivery of an officer’s certificate by the Company certifying that the conditions described in the two preceding bullet points have been satisfied.

The obligation of the Company to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the accuracy of the representations and warranties of Stryker and Merger Sub (generally subject to a material adverse effect qualification);

•	Stryker’s and Merger Sub’s performance of and compliance with their agreements and covenants under the Merger Agreement in all material respects; and

•	the delivery of an officer’s certificate by Stryker and Merger Sub certifying that the conditions described in the two preceding bullet points have been satisfied.

When the Merger Becomes Effective (page 43)

The completion of the Merger is subject to the adoption of the Merger Agreement by the Company’s stockholders and the satisfaction of the other closing conditions. We anticipate completing the Merger on            , 2014.

Reasons for the Merger; Recommendation of the Patient Safety Board of Directors (page 27)

The Patient Safety Board of Directors (the “Patient Safety board”) unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the Merger Agreement. For a description of the reasons considered by the Patient Safety board in deciding to recommend adoption of the Merger Agreement, see “The Merger (Proposal 1) — Reasons for the Merger; Recommendation of the Patient Safety Board of Directors” on page 27.

Opinion of Patient Safety’s Financial Advisor (page 31)

In connection with the Merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”), Patient Safety’s financial advisor, delivered to the Patient Safety board a written opinion, dated December 30, 2013, as to the fairness, from a financial point of view and as of the date of the opinion, of the Common Consideration to be received by holders of Common Stock (other than Patient Safety, Stryker, Merger Sub, their respective affiliates and holders of Dissenting Shares). The full text of the written opinion, dated December 30, 2013, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Patient Safety board (in its capacity as such) for the benefit and use of the Patient Safety board in connection with and for purposes of its evaluation of the Common Consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Patient Safety or in which Patient Safety might engage or as to the underlying business decision of Patient Safety to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger, including, without limitation, any opinion or view with regard to the consideration received by holders of Series A Preferred Stock or Series B Preferred Stock, and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

Treatment of Company Equity Awards and Warrants (page 44)

Under the Merger Agreement, the Company’s equity awards outstanding as of the Effective Time will be treated at the Effective Time as follows:

Options. Fifteen days prior to the Effective Time, each outstanding, unvested and unexercised option to purchase shares of Common Stock will become immediately vested and exercisable in full, and with respect to each option to purchase shares of Common Stock that is outstanding and unexercised immediately before the Effective Time, all such options will be canceled and converted at the Effective Time into the right to receive (subject to any applicable withholding taxes) an amount in cash equal to the product obtained by multiplying (a) the total number of shares of Common Stock for which such Company option remains outstanding and unexercised prior to the Effective Time and (b) the excess (if any) of the Common Consideration over the exercise price of such Company option.

Restricted Stock. Each award of shares of restricted common stock that is outstanding immediately before the Effective Time will, as of the Effective Time, become fully vested and will be cancelled in exchange for the right to receive an amount in cash equal to the Common Consideration (subject to any applicable withholding taxes).

Under the Merger Agreement, except for certain warrants scheduled in the disclosure schedules delivered in connection with the Merger Agreement, each unexercised Company warrant that was outstanding immediately before the Effective Time will no longer be exercisable for any capital stock of the surviving corporation, but will be exercisable solely for the Common Consideration, if any, that would have been payable to the holders thereof if such holders had exercised such Company warrants immediately prior to the Effective Time.

Interests of the Company’s Directors and Executive Officers in the Merger (page 36)

In considering the recommendation of the Patient Safety board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of the Company’s stockholders include, among other things:

•
The Merger Agreement provides for the acceleration of the vesting and cash-out of all Company stock options and for acceleration of the vesting of all Company restricted stock awards, as described above under “Summary — Treatment of Company Equity Awards and Warrants.”

•
The Company’s executive officers are parties to employment agreements with the Company, which provide for severance benefits in the event of certain qualifying terminations of employment. In addition, the Company’s executive officers have entered into offer letter agreements providing for their employment by Stryker following the completion of the Merger.

•	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under indemnification agreements and the Merger Agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 36. The Patient Safety board was aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the Merger Agreement and the Transactions, including the Merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 40)

If you are a U.S. holder, the receipt of cash in exchange for shares of capital stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of capital stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 41)

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. On January 22, 2014, both the Company and Stryker filed their respective Notification and Report Forms with the Antitrust Division and the FTC. As a result, assuming the Notification and Report Forms are deemed complete, the required waiting period will expire on February 21, 2014, unless earlier terminated or extended by a request for additional information and documentary material.

Appraisal Rights (page 64)

Under the General Corporation Law of the State of Delaware (the “DGCL”), Patient Safety’s stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares of capital stock in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Litigation (page 42)

Since the announcement on December 31, 2013 of the execution of the Merger Agreement, Patient Safety, Stryker, Merger Sub and the members of the Patient Safety board have been named as defendants in a putative class action on behalf of an alleged class of Patient Safety stockholders in the Superior Court of California, County of Orange, captioned Hofman v. Patient Safety Technologies, Inc., et al., Case No. 30-2014-00698513-CU-SL-CXC.

Deregistration of Company Common Stock (page 42)

If the Merger is completed, the Common Stock of the Company will cease trading on the OTC Bulletin Board (the “OTCBB”) and the OTCQB marketplace (the “OTCQB”), and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we would no longer file periodic reports with the SEC on account of our Common Stock.

Alternative Proposals; No Solicitation (page 51)

Pursuant to the Merger Agreement, neither the Company (nor its subsidiary) nor its directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives (collectively, “Representatives”) may:

•
solicit, initiate or knowingly facilitate or encourage the submission of any Competing Proposal or knowingly take any other action designed to facilitate any inquiry with respect to, or the making, submission or announcement of, any Competing Proposal as described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Alternative Proposals; No Solicitation,” beginning on page 51;

•	enter into, continue or otherwise participate in any discussions or negotiations with any person relating to a Competing Proposal;

•	approve or recommend any Competing Proposal;

•	withdraw, change, amend or modify any statement or proposal, in a manner adverse to Stryker or Merger Sub, inconsistent with the Patient Safety board’s recommendation concerning the Merger;

•	enter into any letter of intent or similar document or any agreement providing for a Competing Proposal; or

•	furnish any information to, or otherwise cooperate in any way with, any person relating to a Competing Proposal.

However, if before obtaining the Required Stockholder Approval the Company receives an unsolicited bona fide written Competing Proposal that did not arise or result from a breach of the non-solicitation provisions of the Merger Agreement and the Patient Safety board determines in good faith, after consultation with its financial advisers and outside legal counsel, that the acquisition proposal is or would reasonably be expected to result in a “Superior Proposal,” as described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Alternative Proposals; No Solicitation,” beginning on page 51, the Company may:

•
furnish nonpublic information to the third party making such Competing Proposal pursuant to a confidentiality agreement having confidentiality and other provisions substantially similar to, and not less restrictive than, the comparable provisions of the confidentiality agreement previously entered into by the Company and Stryker (a copy of which must be provided to Stryker after its execution); and

•	engage in discussions or negotiations with the third party with respect to the Competing Proposal.

Except as discussed below, neither the Patient Safety board nor any committee of the Patient Safety board is permitted to (i) withdraw, modify or qualify in any manner adverse to Stryker or Merger Sub, or resolve to or publicly propose to withdraw, modify or qualify in a manner adverse to Stryker or Merger Sub, the Patient Safety board’s recommendation that the stockholders of the Company vote in favor of the adoption of the Merger Agreement, (ii) approve, endorse or recommend, or resolve to or publicly propose to approve, endorse or recommend, any alternative proposal (any of the actions described in clause (i) or (ii), a “Change of Recommendation”) or (iii) adopt, or publicly propose to adopt, or allow the Company to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise in connection with, or that is intended to or would reasonably be expected to lead to, any alternative proposal (other than confidentiality agreements permitted under the previous paragraph).

However, before obtaining the Required Stockholder Approval the Patient Safety board is permitted, in response to a Superior Proposal received by the Company after December 31, 2013 on an unsolicited basis that did not arise or result from a breach of the non-solicitation provisions of the Merger Agreement, to:

•	make a Change of Recommendation; or

•	cause the Company to terminate the Merger Agreement and concurrently with such termination enter into a definitive agreement providing for the Superior Proposal.

However, the Patient Safety board is not permitted to take the actions described in the bullet points above until three full business days after providing Stryker with written notice that it intends to make a Change of Recommendation or terminate the Merger Agreement and specifying the reasons therefor and including certain additional information and documents (as described under “The Merger Agreement — Other Covenants and Agreements — Alternative Proposals; No Solicitation”). If the Superior Proposal is amended, the Patient Safety board is not permitted to make a Change of Recommendation or terminate the Merger Agreement based on the Superior Proposal, as so amended, until three full business days following written notice with respect to the Superior Proposal, as so amended. The Patient Safety board may not terminate the Merger Agreement in response to a Superior Proposal unless, before the effectiveness of the termination, the Patient Safety board, after considering the results of any negotiations with and any revised proposals made by Stryker, concludes that the Superior Proposal giving rise to the Superior Proposal Notice continues to constitute a Superior Proposal.

Notwithstanding any provision of the Merger Agreement to the contrary, before obtaining the Required Stockholder Approval, the Patient Safety board may, in response to an Intervening Event (as described under “The Merger Agreement — Other Covenants and Agreements — Alternative Proposals; No Solicitation”), make a change of recommendation if the Patient Safety board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Patient Safety board to take such action would be inconsistent with its fiduciary duties under applicable law.

The Patient Safety board is not permitted to change its recommendation in response to an Intervening Event until three full business days after providing Stryker with written notice that it intends to effect a change of recommendation and specifying the reasons therefor. If a change to the facts or circumstances that are the basis of the Intervening Event occurs that is sufficiently material as to cause the Patient Safety board to convene a meeting to revisit its determination to make a change of recommendation, the Patient Safety board is not permitted to make the change of recommendation based on the Intervening Event until three full business days following written notice to Stryker with respect to the Intervening Event as so changed. The Patient Safety board may not make the change of recommendation in response to an Intervening Event unless the Patient Safety board, after considering the results of any negotiations with and any revised proposals made by Stryker, concludes that the Patient Safety board continues to meet the requirements set forth in the provisions of the Merger Agreement to make such a change of recommendation.

Termination (page 58)

The Merger Agreement may be terminated and the Merger and the Transactions may be abandoned at any time before the Effective Time, whether before or after the Company’s stockholders have adopted the Merger Agreement:

•	by mutual written consent of Stryker and the Company;

•	by either Stryker or the Company if:

•
a final and non-appealable order or ruling has been issued by a court or other governmental entity which prohibits the Merger and the terminating party is in material compliance with its obligations related to antitrust approval;

•	the Merger is not effected by May 15, 2014 (the “Outside Date”) and the terminating party’s failure to fulfill its obligations under the Agreement is not the reason;

•	the Required Stockholder Approval has not been obtained upon voting; or

•
the other party has breached the Merger Agreement in a manner that (i) in the case of the Company, results in the failure of its obligations to consummate the Merger being satisfied or (ii) in the case of Stryker, would prevent or materially impair its ability to perform its obligations under the Merger Agreement, and the terminating party has delivered written notice of such breach, and such breach is not capable of being cured within 30 days of notice to the party committing such breach;

however, the right to terminate the Merger Agreement pursuant to the conditions in the preceding two bullet points above will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of the failure of the condition;

•	by Stryker if the Patient Safety board makes a change of recommendation to stockholders with respect to the Merger Agreement or fails to include its recommendation in the proxy statement;

•
by the Company, before the adoption of the Merger Agreement by the stockholders, if the Patient Safety board decides to accept a Superior Proposal following certain procedures and the Company pays Stryker the termination fee described below.

Termination Fee (page 58)

The Company must pay to Stryker a termination fee of $4 million in the event that:

•
(i) the Merger Agreement is terminated by either party because it has not been effected by the Outside Date or the Required Stockholder Approval has not been obtained upon voting or by Stryker because the Company breaches any representation, warranty, covenant or agreement of the Merger Agreement (ii) a Competing Proposal was made and not publicly withdrawn prior to such termination and (iii) within 12 months of the termination, a competing transaction is entered into;

•	the Company terminates the Merger Agreement in order to accept a Superior Proposal; or

•
the Merger Agreement is terminated by Stryker because the Patient Safety board (i) withdraws or changes its recommendation to its stockholders of the Merger Agreement or (ii) fails to include its recommendation in the proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the Merger. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:
On December 31, 2013, the Company entered into the Merger Agreement providing for the Merger of Merger Sub, a wholly owned subsidiary of Stryker, with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Stryker. You are receiving this proxy statement in connection with the solicitation of proxies by the Patient Safety board in favor of the proposal to adopt the Merger Agreement and to approve the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:
The proposed transaction is the acquisition of the Company by Stryker through the Merger of Merger Sub with and into the Company pursuant to the Merger Agreement. Following the Effective Time, the Company will be privately held as a wholly owned subsidiary of Stryker, and you will no longer own shares in the Company, only the right to receive the merger consideration.

Q:	What will I receive in the Merger?

A:
If the Merger is completed, you will be entitled to receive $2.22 in cash, without interest, but subject to any applicable withholding taxes, for each share of our Common Stock that you own, $100.00 in cash, but subject to any applicable withholding taxes, for each share of our Series A Preferred Stock that you own and $296.00 in cash, but subject to any applicable withholding taxes, for each share of our Series B Preferred Stock that you own. For example, if you own 100 shares of Common Stock, you will be entitled to receive $222.00 in cash in exchange for your shares of Common Stock (less any amount that may be withheld with respect to any applicable withholding taxes). You will not be entitled to receive shares in the surviving corporation or in Stryker.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at a.m., local time, on , 2014, at .

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement;

•	to approve, on an advisory (non-binding) basis, specified compensation that may be payable to the named executive officers of the Company in connection with the Merger;

•
to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof by or at the direction of the Patient Safety board.

Q:	How many shares are needed to constitute a quorum?

A:
A quorum will be present if holders of record of a majority of the shares of Common Stock and Series A Preferred Stock, together as a single class, outstanding on the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of our stockholders is required to adopt the Merger Agreement?

A:
Stockholders holding a majority of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class, outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the special meeting must vote “FOR” the proposal to adopt the Merger Agreement. A failure to vote your shares of Common Stock or Series A Preferred Stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the Merger Agreement.

As of         , 2014, the record date for the special meeting, there were          shares of Common Stock and 10,950 shares of Series A Preferred Stock outstanding.

Pursuant to voting agreements entered into on December 31, 2013, certain directors and stockholders of the Company agreed, among other things, to vote a total of 7,721,596 shares of our Common Stock and 10,750 shares of our Series A Preferred Stock, or approximately 19.08% of the outstanding voting power of the shares entitled to vote at the special meeting.

Q:	What vote of our stockholders is required to approve the other proposal to be discussed at the special meeting?

A:
The advisory (non-binding) proposal to approve specified compensation that may be payable to the named executive officers of the Company in connection with the Merger and the proposal regarding adjournment of the special meeting each requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock, voting together as a single class, present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How does the Patient Safety board recommend that I vote?

A:
The Patient Safety board unanimously recommends that our stockholders vote “FOR” the proposal to adopt the Merger Agreement. The Patient Safety board also unanimously recommends that our stockholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger and “FOR” the proposal regarding adjournment of the special meeting.

Q:	What effects will the Merger have on the Company?

A:
Our common stock is currently registered under the Exchange Act, and is quoted on the OTCBB and the OTCQB, under the symbol “PSTX.” As a result of the Merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Stryker. Following the consummation of the Merger, our Common Stock will cease trading on the OTCBB and the OTCQB and will be deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC.

Q:	What happens if the Merger is not completed?

A:
If the Merger Agreement is not adopted by the Company’s stockholders, or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the Merger. Instead, the Company will remain a public company, and shares of our Common Stock will continue to be listed and traded on the OTCBB and the OTCQB. See “The Merger Agreement — Termination Fee.”

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger?

A:
The approval of this proposal is not a condition to the completion of the Merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Stryker. If the Merger Agreement is adopted by the Company’s stockholders and the Merger is completed, the Merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of capital stock?

A:
We urge you to, and you should, read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the Merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the Merger Agreement, the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger and the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to adopt the Merger Agreement.

Q:	Can I revoke my proxy?

A:
Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying Patient Safety in writing at Patient Safety Technologies, Inc., 15540 Laguna Canyon Road, Suite 150, Irvine, California 92618, Attention: Corporate Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:
The vote to adopt the Merger Agreement is based on the total number of shares of Common Stock and Series A Preferred Stock outstanding on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

Q:	Will my shares of capital stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Because any shares of capital stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of capital stock you hold of record, any shares of capital stock so held will not be combined for voting purposes with shares of stock you hold of record. Similarly, if you own shares of capital stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of capital stock because they are held in a different form of record ownership. Shares of capital stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of capital stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of capital stock before completion of the Merger?

A:
If you transfer your shares of capital stock, you will have transferred your right to receive the merger consideration in the Merger. In order to receive the merger consideration, you must hold your shares of capital stock through completion of the Merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the Merger. So, if you transfer your shares of capital stock after the record date but before the closing of the Merger, you will have transferred your right to receive the merger consideration in the Merger, but you will have retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:
No. After the Merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the Merger with detailed written instructions for exchanging your shares of capital stock for the merger consideration. If your shares of capital stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is — how will I get the merger consideration for my shares?

A:
If the Merger is completed, the transmittal materials you will receive after the completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. You may also be required to post a bond as indemnity against any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of capital stock?

A:
Under the DGCL, stockholders who do not vote for the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares of capital stock as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights we encourage you to seek the advice of your own legal counsel.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:
If you are a U.S. holder, the receipt of cash in exchange for shares of capital stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of capital stock for cash pursuant to the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares of capital stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of capital stock are voted.

Q:	What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of capital stock held through brokerage firms. If your family has multiple accounts holding capital stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:
If you have more questions about the Merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact            , which is acting as the proxy solicitation agent and information agent for the Company in connection with the Merger, or the Company.

or

Patient Safety Technologies, Inc.
15540 Laguna Canyon Road, Suite 150
Irvine, California 92618
Attention: Controller
(949) 387-2277

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties. Forward-looking statements reflect management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future” and other similar expressions, without limitation, identify forward-looking statements. These statements include those related to the expected benefits of the Merger and the expected closing date of the Merger. Forward-looking statements are not guarantees of future performance and are inherently subject to risks and uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, (2) the failure to obtain approval of the Company’s stockholders or the failure to satisfy any of the other closing conditions, (3) risks related to disruption of management's attention from the Company’s ongoing business operations due to the Merger and (4) the effect of the announcement of the Merger on the Company’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom the Company does business, or on the Company’s operating results and business generally. These risks and uncertainties also include but are not limited to: the Company’s ability to implement in all hospitals within the larger hospital organizations with which it has agreements, the ability to implement in those hospitals with which it has scheduled implementations, the early stage of adoption of the Company’s Safety-Sponge® System and the need to expand adoption of the Safety-Sponge® System; the impact on future revenue and cash flows from the ordering patterns of the Company’s exclusive distributor Cardinal Health, Inc.; the need for additional financing to support the Company’s business; the Company’s reliance on third-party manufacturers, some of whom are sole-source suppliers, and on its exclusive distributor; and any inability to successfully protect the Company’s intellectual property portfolio. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.

Forward-looking statements can be affected by many other factors, including those described in the “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Factors Affecting Future Results” sections of the Company’s Annual Report on Form 10-K for 2012, Quarterly Reports on Form 10-Q and other public filings. These documents are available online through the Security and Exchange Commission’s (the “SEC”) website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update any forward-looking statements.

THE COMPANIES

Patient Safety Technologies, Inc.

Patient Safety’s principal executive offices are located at 15540 Laguna Canyon Road, Suite 150, Irvine, California 92618, telephone number (949) 387-2277. Patient Safety’s operating focus is the development, marketing and sale of products and services focused in the medical patient safety markets of SurgiCount. The SurgiCount Safety-Sponge® System is a patented system of bar-coded surgical sponges, SurgiCounter™ scanners, and software applications integrated to form a comprehensive counting and documentation system. This system is designed to reduce the number of retained surgical sponges unintentionally left inside of patients during surgical procedures by allowing faster and more accurate counting of surgical sponges. With an estimated incidence rate of one in every 8,000 surgical procedures (one in every 1,000 to 1,500 abdominal operations), retained surgical sponges are the most commonly reported surgical adverse event in the United States and lead to significant, avoidable patient morbidity and cost ramifications. With approximately 32 million surgical procedures annually in the United States there are an estimated 4,000 retained sponge incidents each year, which equates to approximately 11 every day. The Safety-Sponge® System is the market leading retained sponge prevention solution, with more than an estimated 160 million Safety-Sponges® used in over 8 million successful procedures in a rapidly expanding customer base that currently includes over 300 hospitals across the United States. Patient Safety trades on the OTCBB and the OTCQB under the symbol “PSTX.”

Stryker Corporation

Stryker Corporation is a Michigan corporation with principal executive offices located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, telephone number (269) 385-2600. Stryker is one of the world’s leading medical technology companies and is dedicated to helping healthcare professionals perform their jobs more efficiently while enhancing patient care. Stryker offers a diverse array of innovative medical technologies including reconstructive implants, medical and surgical equipment and neurotechnology and spine products to help people lead more active and more satisfying lives. Stryker trades on the New York Stock Exchange under the symbol “SYK.”

PS Merger Sub Inc.

PS Merger Sub Inc., or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of Stryker with principal executive offices located at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, telephone number (269) 385-2600. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the Transactions.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the Patient Safety board for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Patient Safety board for use at the special meeting to be held at             a.m., local time, on             , 2014, at             , or at any adjournment or postponement thereof.

Purposes of the Special Meeting

One purpose of the special meeting is for our holders of Common Stock and Series A Preferred Stock to consider and vote together as a single class upon the proposal to adopt the Merger Agreement. If our holders of Common Stock and Series A Preferred Stock, voting together as a single class, fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A, and the material provisions of the Merger Agreement are described under “The Merger Agreement.”

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its holders of Common Stock and Series A Preferred Stock with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the Merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the Merger Agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Stryker. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Agreement is adopted and regardless of the outcome of the advisory vote. Our holders of Common Stock and Series A Preferred Stock are also being asked to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about             , 2014.

Record Date and Quorum

The holders of record of Common Stock and Series A Preferred Stock as of the close of business on             , 2014, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of the record date, there were approximately             shares of Common Stock and 10,950 shares of Series A Preferred Stock outstanding.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the shares of Common Stock and Series A Preferred Stock, together as a single class, outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes, described below under the sub-heading “— Voting; Proxies; Revocation — Providing Voting Instructions by Proxy,” will not be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of Common Stock and Series A Preferred Stock outstanding at the close of business on the record date is entitled to one vote at the special meeting.

For the Company to complete the Merger, stockholders holding a majority of the shares of Common Stock and Series A Preferred Stock, voting together as a single class, outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the Merger Agreement. A failure to vote your shares of Common Stock or Series A Preferred Stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the Merger Agreement.

Approval of each of the adjournment proposal and the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock, voting together as a single class, present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against this proposal, but the failure to vote your shares will have no effect on the outcome of this proposal.

As of the record date, there were                  shares of Common Stock and 10,950 shares of Series A Preferred Stock outstanding.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company and their subsidiaries were entitled to vote                  shares of Common Stock and                  shares of Preferred Stock, or approximately                  % of the shares of Common Stock and                  % of the Preferred Stock, respectively, issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares of Common Stock and Series A Preferred Stock in favor of the proposal to adopt the Merger Agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Certain directors of the Company have entered into separate voting agreements with Stryker pursuant to which each of them has agreed to grant Stryker an irrevocable proxy and, among other things, to vote all shares of capital stock held thereby for the adoption of the Merger Agreement, representing in the aggregate 7,721,596 shares of our Common Stock and 10,750 shares of our Series A Preferred Stock, or approximately 19.08% of the outstanding voting power of the shares entitled to vote at the special meeting. The directors and stockholders of the Company are not obligated to vote for the adoption of the Merger Agreement if, among other things, the Merger Agreement is terminated. A copy of the form of voting agreement executed by such directors and stockholders is attached as Annex C to this proxy statement.

Voting; Proxies; Revocation

Attendance

All holders of shares of Common Stock and Series A Preferred Stock as of the close of business on                   , 2014, the record date, including stockholders of record and beneficial owners of Common Stock and Series A Preferred Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of capital stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of capital stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Capital Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of capital stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of capital stock will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the Merger Agreement and the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger and the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of capital stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the Merger Agreement and will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies, or the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger.

Shares of Capital Stock Held in “Street Name”

If your shares of capital stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

Banks, brokers and other nominees who hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the Merger Agreement, the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies, and the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of the Company in connection with the Merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and will have no effect on the adjournment proposal or the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger. For shares of capital stock held in “street name,” only shares of capital stock affirmatively voted “FOR” the proposal to adopt the Merger Agreement will be counted as a vote in favor of such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•
submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•
delivering to the Corporate Secretary of the Company a written notice of revocation by mail to Patient Safety Technologies, Inc., 15540 Laguna Canyon Road, Suite 150, Irvine, California 92618, Attention: Controller.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of capital stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and a vote “AGAINST” the advisory (non-binding) proposal on executive compensation payable to the Company’s named executive officers in connection with the Merger and a vote “AGAINST” the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to adopt the Merger Agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

The special meeting may be adjourned by the Patient Safety board or by the affirmative vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock, voting together as a single class, present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time before their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Patient Safety board is soliciting your proxy, and we will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We have retained                  , a proxy solicitation firm, to assist the Patient Safety board in the solicitation of proxies for the special meeting, and we will pay                  approximately $                  , plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by                   or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing capital stock with the proxy card. If the Merger is completed, the paying agent for the Merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of capital stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the Merger Agreement is adopted by the Company’s stockholders and certain other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the Merger.

At the Effective Time, (i) each outstanding share of Common Stock other than Dissenting Shares and shares owned by the Company, Stryker or Merger Sub, or any of their respective subsidiaries, will be converted into the right to receive $2.22 in cash, without interest, but subject to any applicable withholding tax, (ii) each outstanding share of Series A Preferred Stock, other than dissenting shares and shares owned by the Company, Stryker or Merger Sub or any of their subsidiaries will be converted into the right to receive $100.00 in cash, but subject to any applicable withholding tax and (iii) each outstanding share of Series B Preferred Stock, other than dissenting shares and shares owned by the Company, Stryker or Merger Sub or any of their subsidiaries will be converted into the right to receive $296.00 in cash, but subject to any applicable withholding tax.

Patient Safety trades on the OTCBB and the OTCQB under the symbol “PSTX.” As a result of the Merger, the Company will cease to be a publicly traded company and will be wholly owned by Stryker. Following the consummation of the Merger, our Common Stock will cease trading on the OTCBB and the OTCQB, and will be deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

As a matter of course and in their ongoing effort to enhance stockholder value, the board and management of Patient Safety have regularly reviewed and evaluated Patient Safety’s business plan and strategy, including the review of a variety of strategic alternatives (including the acquisition of other businesses or assets, mergers and/or the sale of the business), taking into account developments and changing trends and conditions impacting the Patient Safety business.

In March 2012, Brian E. Stewart, Patient Safety’s President and Chief Executive Officer, was introduced to John Lauria, a Director of Business Development and Strategy at Stryker. Messrs. Lauria and Stewart discussed Patient Safety’s business generally in determining whether to pursue a potential strategic transaction or partnership between Patient Safety and Stryker. Messrs. Lauria and Stewart determined to schedule a conference call between Mr. Stewart and representatives of Stryker in the following weeks.

On April 20, 2012, Mr. Stewart spoke by telephone with representatives of Stryker. Mr. Stewart provided the representatives of Stryker an overview of Patient Safety’s business and products based on publicly available information.

On May 30, 2012, Mr. Stewart and another member of Patient Safety’s management team met with a larger group of representatives of Stryker at Stryker’s headquarters in Kalamazoo, Michigan. Mr. Stewart again provided an overview of Patient Safety’s business and products based on publicly available information.

On August 2, 2012, Stryker and Patient Safety executed a mutual non-disclosure agreement.

On August 27, 2012, representatives of Stryker met with Patient Safety’s management team at Patient Safety’s headquarters in Irvine, California to discuss Patient Safety’s business. Following the meeting, representatives of Stryker informed Mr. Stewart that Stryker would send Patient Safety an indication of interest to acquire Patient Safety.

On November 7, 2012, Patient Safety engaged Latham & Watkins LLP (“Latham & Watkins”) to serve as its corporate counsel in connection with the exploration of strategic alternatives.

In November 2012, Mr. Stewart attended introductory meetings arranged by a financial advisor with two other potential strategic partners to explore possible strategic transactions and partnerships.

On November 21, 2012, Patient Safety received a preliminary, non-binding indication of interest from Stryker to acquire Patient Safety based on an enterprise value of Patient Safety (debt-free, cash-free and with a normal level of working capital) ranging from $90 million to $100 million, subject to the negotiation of definitive transaction documents, customary due diligence and approval by Stryker’s board of directors.

Following the receipt of the indication of interest, Mr. Stewart notified Cardinal Health, Inc. (“Cardinal”) that the right of first negotiation granted to Cardinal under Patient Safety’s supply and distribution agreement with Cardinal had been triggered.

Over the following week, Mr. Stewart had separate discussions with each member of the Patient Safety board. Each Patient Safety board member indicated it would be in the best interests of Patient Safety to seek an improved proposal from Stryker and to simultaneously contact other potential acquirers to see if another party would be willing to offer more for the business than Stryker. Mr. Stewart subsequently informed Mr. Lauria that Patient Safety was not prepared to accept the indication of interest, but it would allow Stryker to continue conducting due diligence on Patient Safety.

On December 10, 2012, Cardinal notified Mr. Stewart by email that it was exercising its right of first negotiation. In response to Cardinal’s notice, Patient Safety provided Cardinal with due diligence materials. Cardinal did not make an offer for Patient Safety, and the right of first negotiation expired pursuant to the terms of the supply and distribution agreement.

In early February 2013, Mr. Stewart notified representatives of Stryker that Patient Safety intended to hire a financial advisor to represent Patient Safety in connection with Patient Safety’s exploration of strategic transactions, including a potential sale of the Company. During this time, Patient Safety’s management team continued to provide due diligence materials and engage in discussions with representatives of Stryker, including an in person meeting in San Diego, California on March 5, 2013.

On May 7, 2013, the Patient Safety board approved, and Patient Safety entered into, an engagement letter with BofA Merrill Lynch to represent Patient Safety as financial advisor in connection with its exploration of strategic alternatives.

On May 10, 2013, at a regularly scheduled telephonic meeting, Mr. Stewart updated the Patient Safety board on continued discussions and diligence conducted by Stryker. Management also reviewed the Company’s strategic alternatives. The Patient Safety board discussed potential strategic transactions, including a sale of the business to Stryker, and authorized management to initiate a process to explore selling the business.

Over the following weeks, Patient Safety’s management team and representatives of BofA Merrill Lynch and Latham & Watkins prepared a summary fact sheet to provide to all potential acquirors contacted by BofA Merrill Lynch at the instruction of the Patient Safety board and a full confidential information memorandum for any potential acquirors that signed a non-disclosure agreement.

On June 4, 2013, the Patient Safety board held a special telephonic meeting, together with members of management and representatives of BofA Merrill Lynch and Latham & Watkins LLP. During the meeting, representatives of Latham & Watkins reviewed the fiduciary duties of the Patient Safety board in connection with its review of strategic alternatives and the sale process generally. Representatives of BofA Merrill Lynch reviewed with the Patient Safety board a financial analysis of Patient Safety, as well a summary of potential acquirors.

At the direction of Patient Safety, on June 5, 2013, representatives of BofA Merrill Lynch began contacting potential acquirors of Patient Safety. In total, BofA Merrill Lynch contacted 22 potential strategic acquirors, six of whom, including Stryker, subsequently signed a non-disclosure agreement and received the confidential information memorandum regarding Patient Safety’s business.

On June 14, 2013, Stryker and Patient Safety executed a revised non-disclosure agreement, which amended and restated the non-disclosure agreement executed by the parties in August 2012 to provide for additional confidentiality obligations and impose an 18-month, standstill obligation that would terminate automatically if Patient Safety entered into or publicly announced a business combination with a third party.

On June 26, 2013, BofA Merrill Lynch, as instructed by the Patient Safety board, sent a process letter to each of Stryker, Company A, Company B, Company C and Company D outlining the procedures for submission of preliminary, nonbinding indications of interest for the acquisition of all of Patient Safety’s outstanding common stock and common stock equivalents and inviting them to submit these indications of interest by July 26, 2013.

On July 16, 2013, Company D informed BofA Merrill Lynch it was withdrawing from the process without ever submitting an indication of interest.

On July 23, 2013, Company B provided a verbal indication of interest in acquiring Patient Safety. As instructed by the Patient Safety board, representatives of BofA Merrill Lynch discussed the process with representatives of Company B. Later that day, Company A contacted BofA Merrill Lynch and indicated it needed more time to review a strategic transaction with Patient Safety.

On July 24, 2013, representatives of Patient Safety met with representatives of Company C at Patient Safety’s headquarters in Irvine, California to discuss Patient Safety’s business.

On July 24, 2013, Stryker submitted to BofA Merrill Lynch a preliminary, non-binding indication of interest to acquire Patient Safety based on an enterprise value of Patient Safety (debt-free, cash-free and with a normal level of working capital) of $110 million, subject to negotiation of definitive transaction documents, customary due diligence and approval by Stryker’s board of directors. At this point, Stryker indicated it could provide only an estimate of the offer price per share of Common Stock implied by its proposed enterprise valuation, which estimate was $2.95 per share of Common Stock. The indication of interest referenced an incorrect number of fully diluted shares of Patient Safety stock.

On July 25, 2013, as instructed by the Patient Safety board, representatives of BofA Merrill Lynch requested of representatives of Stryker that they revise its indication of interest to include a definitive per share purchase price and base their indication of interest on the correct number of shares.

On July 26, 2013, in response to the request by BofA Merrill Lynch, Stryker submitted a revised preliminary, non-binding indication of interest to acquire Patient Safety based on an enterprise valuation of $115 million, subject to negotiation of definitive transaction documents, customary due diligence and approval by Stryker’s board of directors. The indication of interest estimated that this would result in an offer price of $2.25 per share of Common Stock. The indication of interest again referenced an incorrect number of fully diluted shares of Patient Safety stock.

On July 30, 2013, Company C informed BofA Merrill Lynch it was withdrawing from the process without ever submitting an indication of interest.

On August 2, 2013, the Patient Safety board held a special telephonic meeting, together with members of management and representatives of BofA Merrill Lynch and Latham & Watkins. Mr. Stewart updated the Patient Safety board on the process to explore strategic alternatives, including the most recent indication of interest received from Stryker and the verbal indication of interest from Company B. Representatives of BofA Merrill Lynch provided a financial presentation regarding the indication of interest. At the direction of the Patient Safety Board, following the meeting, representatives of BofA Merrill Lynch informed Company B that the verbal indication was insufficient to move forward in the process.

On August 6, 2013, the Patient Safety board held a special telephonic meeting, together with members of management and representatives of BofA Merrill Lynch and Latham & Watkins. Mr. Stewart and BofA Merrill Lynch updated the Patient Safety board on the process to explore strategic alternatives. The Patient Safety board directed management to continue to move forward to explore a potential transaction with Stryker.

Over the following weeks, Stryker continued to conduct diligence, and on August 29, 2013, Patient Safety held a management presentation with representatives of Stryker at Stryker’s headquarters in Kalamazoo, Michigan.

On August 16, 2013, Company A informed BofA Merrill Lynch it was withdrawing from the process without ever submitting an indication of interest.

On September 3, 2013, Mr. Stewart received an inbound inquiry from Company E about the potential sale of Patient Safety and communicated the inquiry to BofA Merrill Lynch. As instructed by the Patient Safety board, BofA Merrill Lynch sent Company E a non-disclosure agreement, which Company E never signed. On September 11, 2013, Company E indicated to BofA Merrill Lynch that it would not participate in the process.

On September 6, 2013, as instructed by the Patient Safety board, BofA Merrill Lynch sent a process letter to Stryker outlining the procedures for submission of firm and final proposal for the acquisition of all of Patient Safety’s equity interest and inviting Stryker to submit its proposal by October 11, 2013. The process letter indicated that Stryker shall have received all corporate approvals and completed all due diligence prior to the submission of the final proposal.

On September 27, 2013, as instructed by the Patient Safety board, representatives of BofA Merrill Lynch sent a draft of the merger agreement by email to Stryker, requesting that Stryker provide any proposed revisions to the merger agreement and a final offer by October 11, 2013. As instructed by the Patient Safety board, BofA Merrill Lynch indicated in its email that the final offer should specify a definitive per share purchase price and include a statement that all required corporate approvals had been obtained.

On September 30, 2013, Mr. Stewart notified Cardinal that the right of first negotiation granted to Cardinal under Patient Safety’s supply and distribution agreement with Cardinal had again been triggered. Cardinal did not express an interest in negotiating a transaction with Patient Safety and the right of negotiation expired.

On October 8, 2013, Mr. Stewart met with certain members of Stryker’s management for dinner in Irvine, California.

On October 11, 2013, Stryker submitted to BofA Merrill Lynch a revised non-binding proposal to acquire Patient Safety based on an enterprise valuation of $115 million, along with a mark-up of the merger agreement prepared by Covington & Burling LLP (“Covington”), counsel to Stryker. Stryker’s proposal indicated that it estimated the valuation would result in an offer price of approximately $2.28 per share of Common Stock, assuming the Company had 50,535,000 shares of common stock and common stock equivalents on a fully diluted basis. The proposal was subject to the completion of remaining diligence, negotiation of transaction documents and approval by Stryker’s board of directors, which Stryker anticipated could be completed within 15 days of Stryker being designated the “winning bidder.” The proposal also assumed that holders of 40% of Patient Safety’s shares would enter into a customary voting and support agreement concurrently with delivery of the definitive documents.

On October 14, 2013, as instructed by the Patient Safety board, representatives of BofA Merrill Lynch had a call with representatives of Stryker in which they requested Stryker submit a revised proposal with a definitive offer price per share rather than an enterprise valuation.

On October 16, 2013, Stryker submitted to BofA Merrill Lynch a revised non-binding proposal to acquire Patient Safety based on an enterprise value of $115 million. Stryker revised its previous bid to provide further information regarding its calculation of the estimated offer price per share, which was revised to $2.25 per share of Common Stock assuming a targeted cash balance. As instructed by the Patient Safety board, representatives of BofA Merrill Lynch spoke by telephone with representatives of Stryker and requested that Stryker clarify certain adjustments referenced in the proposal and submit a revised bid with a definitive offer price per share.

On October 17, 2013, the Patient Safety Board had a special telephonic meeting, together with members of management and representatives of BofA Merrill Lynch and Latham & Watkins. Representatives of Latham & Watkins again reviewed the fiduciary duties of the Patient Safety board. Mr. Stewart and representatives of BofA Merrill Lynch provided an update on their discussions with Stryker and discussed the most recent proposal received from Stryker. Mr. Stewart informed the Patient Safety board that he expected Stryker to submit a revised proposal, at which time the Patient Safety board would reconvene.

On October 18, 2013, Stryker submitted to BofA Merrill Lynch a revised non-binding proposal to acquire Patient Safety, which indicated that it would acquire the outstanding shares of capital stock of Patient Safety based on an offer price of $2.25 per share of Common Stock. The proposal continued to provide that it was subject to the completion of remaining diligence, negotiation of transaction documents and approval by Stryker’s board of directors, which Stryker continued to anticipate would be completed within 15 days of being designated the “winning bidder.”

On October 19, 2013, the Patient Safety board held a special telephonic meeting, together with members of management and representatives of BofA Merrill Lynch and Latham & Watkins. Mr. Stewart and representatives of BofA Merrill Lynch provided an update regarding their discussions with Stryker. Mr. Stewart and representatives of BofA Merrill Lynch and Latham & Watkins reviewed the history of negotiations with Stryker and the terms of the proposal by Stryker and discussed the value of accepting Stryker’s proposal and moving to complete the transaction documents quickly. Representatives of BofA Merrill Lynch then provided an updated financial presentation regarding the revised proposal from Stryker, and representatives of Latham & Watkins reviewed the material provisions of Stryker’s mark-up of the draft merger agreement. Following extensive discussions, the Patient Safety board authorized management to negotiate a merger agreement with Stryker at a price of $2.25 per share of Common Stock.

On October 20, 2013, Latham & Watkins advised Covington that Patient Safety was willing to seek voting agreements only from members of the Patient Safety board.

On October 21, 2013, Covington sent a draft of the voting agreement to Latham & Watkins.

Later on October 21, 2013, representatives of Stryker contacted representatives of BofA Merrill Lynch and indicated that, in the course of Stryker’s diligence of Patient Safety, Stryker had identified certain patents held by ClearCount Medical Solutions, Inc. (“ClearCount”) that Stryker believed for a variety of reasons would be beneficial to have certain rights to after the proposed acquisition, such benefits including the reduced likelihood of future litigation and broadened freedom to operate. Stryker indicated that it was conditioning its acquisition of Patient Safety on Patient Safety’s resolution of Stryker’s future litigation and freedom to operate concerns through the prior acquisition of the business, certain intellectual property or certain intellectual property rights of ClearCount.

On October 23, 2013, as instructed by the Patient Safety board, representatives of BofA Merrill Lynch informed Stryker by telephone that Patient Safety had been aware of the ClearCount intellectual property for some time, and disagreed that an acquisition of ClearCount’s intellectual property rights should be treated as a condition precedent to a transaction with Stryker, and furthermore, strongly disagreed that these intellectual property rights had an impact on Stryker’s freedom to operate Patient Safety’s business. Further, they reminded Stryker that Patient Safety had an extensive portfolio of intellectual property and was confident in its ability to use that intellectual property to secure a cross-license to ClearCount intellectual property if needed. As instructed by the Patient Safety board, representatives of BofA Merrill Lynch also pointed out to Stryker that the acquisition of the business or intellectual property of ClearCount was likely to cause significant delays in the transaction. Stryker indicated that resolution of the ClearCount issue was critical to Stryker’s interest in acquiring Patient Safety. Mr. Stewart agreed to approach ClearCount to discuss a potential transaction.

On October 28 and October 29, 2013, as instructed by the Patient Safety board, representatives of BofA Merrill Lynch discussed the potential structure of a transaction between Patient Safety and ClearCount with Stryker. Stryker informed BofA Merrill Lynch that Stryker would only proceed to acquire Patient Safety if Patient Safety first licensed or acquired certain patents from ClearCount, and that it was not supportive of other structures such as the outright acquisition of ClearCount. Patient Safety attempted to negotiate that Stryker would license or acquire the ClearCount intellectual property on its own, or that the ClearCount transaction would be effected after the acquisition of Patient Safety, but Stryker rejected those alternatives. Stryker agreed to consider an increase in its valuation for Patient Safety in light of the anticipated costs that Patient Safety would incur to acquire or license the ClearCount intellectual property. Patient Safety stressed to Stryker that it would not enter into an intellectual property acquisition with ClearCount until Stryker was prepared to negotiate and execute the merger agreement.

On November 7, 2013, Stryker notified BofA Merrill Lynch by email that, following a meeting of the board of directors of Stryker, Stryker was revising its offer to acquire Patient Safety to one based on a preliminary enterprise valuation of Patient Safety (debt-free and cash-free) of $120 million, assuming that Patient Safety completed its acquisition of intellectual property from ClearCount. Stryker indicated that it estimated the offer price per share of Common Stock would be $2.29.

On November 12, 2013, as instructed by the Patient Safety board, representatives of BofA Merrill Lynch had a telephone call with Stryker to convey the details of the proposed ClearCount intellectual property acquisition and license-back. As instructed by the Patient Safety board, BofA Merrill Lynch also reminded Stryker that Stryker would need to provide a definitive price per share before the Patient Safety board could approve the acquisition.

Over the following weeks, Patient Safety continued to negotiate the intellectual property acquisition and license-back with ClearCount. These terms included an upfront payment of $2.35 million for the purchase of certain patents, a license-back to ClearCount of the purchased patents, the license of additional Patient Safety patents to ClearCount and an agreement by Patient Safety not to sue ClearCount for patent infringement under certain circumstances. Patient Safety kept Stryker fully informed on the status of these negotiations and considered Stryker’s inputs on the terms thereof. Patient Safety continued to inform Stryker that it would enter into and close the ClearCount intellectual property transaction only if Stryker entered into a definitive merger agreement with Patient Safety.

On December 16, 2013, as instructed by the Patient Safety board, BofA Merrill Lynch spoke with representatives of Stryker by telephone to discuss process and timing and to remind Stryker that Patient Safety would need a definitive price per share of Common Stock.

On December 18, 2013, Latham & Watkins submitted to Covington proposed revisions to the merger agreement markup received from Covington on October 11, 2013.

From December 20, 2013 until December 22, 2013, Stryker and representatives of BofA Merrill Lynch exchanged emails in which Stryker requested, and representatives of BofA Merrill Lynch, as instructed by the Patient Safety board, provided, detailed information regarding the anticipated debt and cash of Patient Safety as of closing, taking into account completion of the ClearCount transaction and payment of all transaction expenses for the ClearCount transaction and the Patient Safety acquisition. Following review of the expenses, Stryker confirmed to Mr. Stewart by email on December 23, 2013 that Stryker proposed to acquire Patient Safety at an estimated price of $2.19 per share of Common Stock rather than $2.25 per share. Mr. Stewart requested that Stryker increase the proposed price and reminded Stryker that the Patient Safety board had authorized negotiation of a transaction where Stryker would pay $2.25 per share. During this period, Latham & Watkins and Covington continued to negotiate the merger agreement.

On December 26, 2013, representatives of Stryker informed Mr. Stewart by telephone that Stryker was submitting a revised proposal to acquire Patient Safety at $2.22 per share of Common Stock.

Shortly thereafter, in the early afternoon of December 26, 2013, the Patient Safety board held a special telephonic meeting, together with members of management and representatives of BofA Merrill Lynch and Latham & Watkins. Mr. Stewart and BofA Merrill Lynch provided an update to the Patient Safety board concerning the revised proposal. In addition, representatives of Latham & Watkins again reviewed the fiduciary duties of the Patient Safety board and provided an update regarding the terms of the draft merger agreement, including the terms that remained subject to further negotiation. The representatives of Latham & Watkins noted that the key issues to negotiate involved closing certainty risk, particularly in light of the ClearCount intellectual property acquisition. The Patient Safety board instructed management and the Company’s legal and financial advisors to continue to work on the transactions with Stryker and ClearCount.

Following the Patient Safety board meeting, Latham & Watkins and Covington continued to negotiate the merger agreement, including provisions related to the size of the termination fee and the ability of the Patient Safety board to change its recommendation to stockholders or terminate the merger agreement to accept a superior proposal. In addition, Latham & Watkins, with input from Stryker and Covington, continued to finalize the terms of the ClearCount intellectual property acquisition. The merger agreement with Stryker and the ClearCount intellectual property acquisition agreement were finalized on December 30, 2013.

During the evening of December 30, 2013, the Patient Safety board held a special telephonic meeting attended by management and representatives of BofA Merrill Lynch and Latham & Watkins. This meeting concluded during the morning of December 31, 2013. Representatives of Latham & Watkins reviewed with the members of the Patient Safety board the terms of the proposed merger agreement with Stryker and the proposed ClearCount intellectual property acquisition agreement. Also at this meeting, BofA Merrill Lynch reviewed with the Patient Safety board its financial analysis of the Common Consideration and delivered to the Patient Safety board an oral opinion, which was confirmed by delivery of a written opinion dated December 30, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the Common Consideration to be received by holders of Patient Safety’s Common Stock (other than Patient Safety, Stryker, Merger Sub, their respective affiliates and holders of Dissenting Shares), was fair, from a financial point of view, to such holders. Following extensive discussion, all members of the Patient Safety board determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of Patient Safety and its stockholders, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, in the form presented to the Patient Safety board, recommended that Patient Safety’s stockholders approve the adoption of the merger agreement and approved the ClearCount intellectual property acquisition and license-back agreement.

Following the Patient Safety board meeting, Patient Safety and ClearCount executed the intellectual property acquisition agreement and simultaneously closed that transaction. Patient Safety, Stryker and Merger Sub finalized and executed the merger agreement during the early morning of December 31, 2013. That same morning, Patient Safety announced the entry into the intellectual property acquisition and license-back agreement with ClearCount and each of Patient Safety and Stryker issued a press release announcing that they had entered into the merger agreement.

Reasons for the Merger; Recommendation of the Patient Safety Board of Directors

The Patient Safety board evaluated, with the assistance of its legal and financial advisors, the Merger Agreement and the Merger and unanimously determined that the Merger Agreement, the Merger and the related transactions contemplated thereby are advisable, fair to and in the best interests of Patient Safety and its stockholders and unanimously approved the Merger Agreement and the Merger. The Patient Safety board has unanimously recommended that the stockholders of Patient Safety vote “FOR” the proposal to adopt the Merger Agreement.

In the course of reaching its unanimous recommendation, the Patient Safety board considered the following positive factors relating to the Merger Agreement, the Merger and the related transactions contemplated thereby, each of which the directors believed supported their decision:

•
Attractive Value. The Patient Safety board considered the current and historical market prices of shares of Patient Safety’s Common Stock, including the market performance of Patient Safety’s Common Stock relative to those of other participants in Patient Safety’s industry and general market indices, and the fact that the merger consideration of $2.22 in cash per share of Common Stock represented a premium of approximately 28.8% to the average price of the Common Stock for the 90-day period ended December 26, 2013, approximately 32.7% to the average price of the Common Stock for the 60-day period ended December 26, 2013, approximately 43.4% to the average price of the Common Stock for the 30-day period ended December 26, 2013, approximately 48.1% to the volume-weighted average stock price of the Common Stock for the 30-day period ended December 26, 2013 and approximately 58.6% to the closing price of the Common Stock on December 26, 2013.

•
Best Alternative for Maximizing Stockholder Value. The Patient Safety board considered that the merger consideration of $2.22 in cash per share of Common Stock was more favorable to Patient Safety’s stockholders than the potential value that might result from other alternatives reasonably available to Patient Safety, including, but not limited to, the continued operation of Patient Safety on a standalone basis, in light of a number of factors, including the following:

•
the Patient Safety board’s assessment of Patient Safety’s business, assets and prospects, its competitive position and historical and projected financial performance, its short-term and long-term capital needs and the nature of the industry in which Patient Safety competes;

•
the strategic and other alternatives reasonably available to Patient Safety, including the alternative of remaining a standalone public company, in light of a number of factors and the risks and uncertainty associated with those alternatives, none of which were deemed likely to result in value to Patient Safety’s stockholders that would exceed, on a present-value basis, the value of the merger consideration; and

•
the course and history of the negotiations between Stryker and Patient Safety, which resulted in an increase in the merger consideration from Stryker’s initial proposal of acquiring the Company based on an estimated enterprise value (debt-free, cash-free and with a normal level of working capital) of $90 million to $100 million to the final proposal of $2.22 per share of Common Stock, which would represent an enterprise value of approximately $111.7 million, as described under “The Merger (Proposal 1) — Background of the Merger,” and that the Patient Safety board believed, based on Stryker’s positions during such negotiations, that the final merger consideration (with respect to all classes of shares of the capital stock, individually and in the aggregate) was at or very close to the maximum amount that Stryker would be willing to pay to acquire Patient Safety.

•
Greater Certainty of Value. The Patient Safety board considered that the proposed merger consideration is a fixed amount payable in cash, so that the transaction provides stockholders certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in Patient Safety’s business, including the internal and external risks associated with Patient Safety’s standalone strategy, including the potential impact on Patient Safety that could result from competition with existing and new market participants, changing governmental regulation or taxation, changes affecting government and private-payor healthcare payment and reimbursement policies, unanticipated issues in complying with regulatory requirements related to Patient Safety’s current or future products or securing regulatory clearance or approvals for new products or upgrades or changes to Patient Safety’s current products, as well as the other risks and uncertainties discussed in Patient Safety’s public filings with the SEC.

•
High Likelihood of Completion. The Patient Safety board considered the likelihood of completion of the Merger to be high, particularly in light of the terms of the Merger Agreement and the closing conditions, including:

•	Stryker’s reputation in the medical device industry, its financial capacity to complete an acquisition of this size and its prior track record of successfully completing acquisitions;

•
the absence of a financing condition in the Merger Agreement and the representation of Stryker in the Merger Agreement that it has, and as of the Effective Time will have, sufficient available funds to consummate the Merger; and

•
the commitment of Stryker in the Merger Agreement to use its reasonable best efforts to make effective the Merger and to avoid or eliminate any impediment under antitrust laws that may be asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement, including a commitment to take certain specified actions to remove such impediments (subject to agreed limitations).

•
Opportunity to Receive Alternative Proposals and to Terminate the Stryker Transaction in Order to Accept a Superior Proposal. The Patient Safety board considered the terms of the Merger Agreement permitting Patient Safety to receive unsolicited alternative proposals, and the other terms and conditions of the Merger Agreement, including:

•
Patient Safety’s right, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals made prior to the time Patient Safety’s stockholders approve the proposal to adopt the Merger Agreement;

•
the provision of the Merger Agreement allowing the Patient Safety board to terminate the Merger Agreement, in specified circumstances relating to a Superior Proposal or an Intervening Event, subject, in specified cases, to payment of a termination fee of $4 million, which amount the directors believed to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the unlikelihood that a fee of such size would be a meaningful deterrent to alternative acquisition proposals; and

•	the fact that as of , 2014 the date of this proxy statement, no person has made an unsolicited offer or proposal to acquire Patient Safety.

•
Receipt of Fairness Opinion from BofA Merrill Lynch. The Patient Safety board considered the opinion of BofA Merrill Lynch, dated December 30, 2013, to the Patient Safety board as to the fairness, from a financial point of view and as of the date of such opinion, of the Common Consideration to be received by holders of Patient Safety Common Stock (other than Patient Safety, Stryker, Merger Sub, their respective affiliates and holders of Dissenting Shares), as more fully described below in the section entitled “The Merger (Proposal 1) — Opinion of Patient Safety’s Financial Advisor;”

•	Other Factors. The Patient Safety board also considered:

•
the fact that the consummation of the Merger would be subject to the adoption by the stockholders of Patient Safety, that such stockholders would be free to reject the Merger Agreement and that those holders who do not vote to adopt the Merger Agreement and who follow certain prescribed procedures are entitled to dissent from the Merger and receive the appraised fair value of their shares of capital stock, as and to the extent provided under Delaware law (provided that, the stockholders party to those certain voting agreements entered into between such stockholders and Stryker, dated December 31, 2013, must vote all of their shares of capital stock in favor of adopting the Merger Agreement);

•
the fact that BofA Merrill Lynch, as directed by the Patient Safety board, approached 22 potential acquirors and that only Stryker submitted a final proposal to acquire Patient Safety, as more fully described in “The Merger (Proposal 1) — Background of the Merger;” and

•
the fact that as a public company with a historically volatile stock price, Patient Safety faces continuing pressures from investors and financial analysts that may conflict with management’s long-term strategic plan, creating the risk of disruption and distraction that may reduce value for Patient Safety’s long-term stockholders.

In the course of reaching the determinations and decisions and making the recommendation described above, the Patient Safety board also considered the following risks and potentially negative factors relating to the Merger Agreement, the Merger and the other transactions contemplated thereby:

•
that Patient Safety’s stockholders will have no ongoing equity participation in Patient Safety following the Merger, and that such stockholders will cease to participate in Patient Safety’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the capital stock, and will not participate in any potential future sale of Patient Safety to a third party;

•
the risks and costs to Patient Safety if the Merger does not close, including uncertainty about the effect of the proposed Merger on Patient Safety’s employees, customers, potential customers, suppliers and other parties, which may impair Patient Safety’s ability to attract, retain and motivate key personnel and could cause customers, potential customers, suppliers and others to seek to change or not enter into business relationships with Patient Safety, and the risk that the trading price of the Common Stock of Patient Safety could be materially adversely affected;

•
that absent the expectation that Stryker would enter into the Merger Agreement, the Merger and the related transactions, Patient Safety would not have entered into that certain Patent Purchase and License Agreement, dated December 30, 2013, by and between the Company and ClearCount Medical Solutions, Inc.;

•
the Merger Agreement’s restrictions on the conduct of Patient Safety’s business prior to the completion of the Merger, generally requiring Patient Safety to conduct its business only in the ordinary course and subject to specific limitations, which may delay or prevent Patient Safety from undertaking business opportunities that may arise pending completion of the Merger;

•
the possibility that, under certain circumstances under the Merger Agreement, Patient Safety may be required to pay a termination fee of $4 million, as more fully described under “The Merger Agreement — Termination Fee;”

•
the fact that the completion of the Merger would require the satisfaction of closing conditions that are not entirely within Patient Safety’s control, including that no Company Material Adverse Effect has occurred;

•	the risk of incurring substantial expenses related to the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger; and

•	that the receipt of cash by stockholders in exchange for shares of capital stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered by the Patient Safety board includes the material factors considered by the Patient Safety board. In view of the variety of factors considered in connection with its evaluation of the Merger, the Patient Safety board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. After careful consideration, the Patient Safety board recommends that our Stockholders vote “FOR” the Merger Agreement and the Merger based upon the totality of the information it considered.

Opinion of Patient Safety’s Financial Advisor

Patient Safety has retained BofA Merrill Lynch to act as Patient Safety’s financial advisor in connection with the Merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Patient Safety selected BofA Merrill Lynch to act as Patient Safety’s financial advisor in connection with the Merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the Merger, its reputation in the investment community and its familiarity with Patient Safety and its business.

On December 30, 2013, at a special meeting of the Patient Safety board held to evaluate the Merger, BofA Merrill Lynch delivered to the Patient Safety board an oral opinion, which was confirmed by delivery of a written opinion dated December 30, 2013, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Common Consideration to be received by holders of Common Stock (other than Patient Safety, Stryker, Merger Sub, their respective affiliates and holders of Dissenting Shares) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the Patient Safety board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Patient Safety board for the benefit and use of the Patient Safety board (in its capacity as such) in connection with and for purposes of its evaluation of the Common Consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Patient Safety or in which Patient Safety might engage or as to the underlying business decision of Patient Safety to proceed with or effect the Merger. BofA Merrill Lynch’s opinion does not address any other aspect of the Merger, including, without limitation, any opinion or view with regard to the Preferred Consideration, and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(1)	reviewed certain publicly available business and financial information relating to Patient Safety;
(2)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of Patient Safety furnished to or discussed with BofA Merrill Lynch by the management of Patient Safety, including certain financial forecasts relating to Patient Safety prepared by the management of Patient Safety, referred to herein as “Patient Safety management forecasts;”

(3)	discussed the past and current business, operations, financial condition and prospects of Patient Safety with members of senior management of Patient Safety;
(4)	reviewed the trading history for Common Stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;
(5)	compared certain financial and stock market information of Patient Safety with similar information of other companies BofA Merrill Lynch deemed relevant;
(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;
(7)
considered the results of BofA Merrill Lynch’s efforts to solicit, at the direction of Patient Safety, indications of interest and definitive proposals from third parties with respect to a possible acquisition of Patient Safety;

(8)	reviewed a draft of the Merger Agreement, referred to herein as the “Draft Agreement;” and
(9)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Patient Safety that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Patient Safety management forecasts, BofA Merrill Lynch was advised by Patient Safety, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Patient Safety as to the future financial performance of Patient Safety. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Patient Safety, nor did it make any physical inspection of the properties or assets of Patient Safety. BofA Merrill Lynch did not evaluate the solvency or fair value of Patient Safety, Stryker or Merger Sub under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of Patient Safety, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on Patient Safety or the contemplated benefits of the Merger. BofA Merrill Lynch also assumed, at the direction of Patient Safety, that the final executed Merger Agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Merger (other than the Common Consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Merger. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the Common Consideration to be received by the holders of Common Stock (other than Patient Safety, Stryker, Merger Sub, their respective affiliates and holders of Dissenting Shares) and no opinion or view was expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party, including, without limitation, any opinion or view with respect to the consideration to be received by holders of Patient Safety preferred stock. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Common Consideration. Furthermore, no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Patient Safety or in which Patient Safety might engage or as to the underlying business decision of Patient Safety to proceed with or effect the Merger. BofA Merrill Lynch did not express any opinion as to the prices at which Common Stock would trade at any time, including following announcement or consummation of the Merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter. Except as described above, Patient Safety imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Patient Safety board in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Patient Safety Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for Patient Safety and the following 10 publicly traded companies in the medical device industry:

•	Baxano Surgical, Inc.
•	Cantel Medical Corp.
•	LeMaitre Vascular, Inc.
•	Masimo Corporation
•	Merit Medical Systems, Inc.
•	Natus Medical Inc.
•	The Spectranetics Corporation
•	STERIS Corp.
•	Vascular Solutions Inc.
•	Zeltiq Aesthetics, Inc.

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected publicly traded companies (calculated as equity values based on closing stock prices on December 26, 2013, plus debt, preferred equity and minority interest, less cash and marketable securities) as a multiple of calendar years 2013 and 2014 estimated revenue. Based upon its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected publicly traded companies and for Patient Safety, BofA Merrill Lynch then applied calendar year 2013 estimated revenue multiples of 2.50x to 3.50x derived from the selected publicly traded companies to Patient Safety’s calendar year 2013 estimated revenue and applied calendar year 2014 revenue multiples of 2.00x to 3.00x derived from the selected publicly traded companies to Patient Safety’s calendar year 2014 estimated revenue. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of Patient Safety were based on the Patient Safety management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Patient Safety (rounded to the nearest $0.10 per share), as compared to the Common Consideration:

Implied Per Share Equity Value Reference Ranges for Patient Safety		Common Consideration
2013E Revenue	2014E Revenue

$1.20 - $1.60	$1.40 - $2.00	$2.22

No company used in this analysis is identical or directly comparable to Patient Safety. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Patient Safety was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 17 selected transactions involving companies in the medical device industry:

Announcement Date	Acquiror	Target
• December, 2013	• Covidien plc	• Given Imaging Ltd.
• October, 2013	• Teleflex Incorporated	• Vidacare Corporation
• September, 2013	• C. R. Bard, Inc.	• Rochester Medical Inc.
• December, 2011	• Baxter International Inc.	• Synovis Life Technologies, Inc.
• October, 2011	• Getinge Group	• Atrium Medical Inc.
• August, 2011	• Stryker Corporation	• Concentric Medical, Inc.
• July, 2011	• Medtronic, Inc.	• Salient Surgical Technologies, Inc.
• July, 2011	• Medtronic, Inc.	• PEAK Surgical, Inc.
• May, 2011	• Shire plc	• Advanced BioHealing, Inc.
• May, 2011	• Stryker Corporation	• Orthovita, Inc.
• July, 2010	• Johnson & Johnson	• Micrus Endovascular Corporation
• June, 2010	• Covidien plc	• Somanetics Corporation
• May, 2010	• C. R. Bard, Inc.	• SenoRx, Inc.
• April, 2010	• Medtronic, Inc.	• ATS Medical, Inc.
• March, 2010	• Baxter International Inc.	• ApaTech Limited
• May, 2009	• Covidien plc	• VNUS Medical Technologies, Inc.
• December, 2008	• St. Jude Medical, Inc.	• Radi Medical Systems AB

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s one-year forward and two-year forward estimated sales. Based upon its professional judgment and experience and after taking into consideration, among other things, the observed data for the selected transactions and for Patient Safety, BofA Merrill Lynch then applied one-year forward and two-year forward revenue multiples of 3.00x to 4.00x and 2.50x to 3.50x, respectively, derived from the selected transactions to Patient Safety’s calendar year 2013 estimated revenue and calendar year 2014 estimated revenue. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of Patient Safety were based on the Patient Safety management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Patient Safety (rounded to the nearest $0.10 per share), as compared to the Common Consideration:

Implied Per Share Equity Value Reference Ranges for Patient Safety		Common Consideration
2013E Revenue	2014E Revenue

$1.40 - $1.80	$1.70 - $2.30	$2.22

No company, business or transaction used in this analysis is identical or directly comparable to Patient Safety or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Patient Safety and the Merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Patient Safety to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Patient Safety was forecasted to generate during Patient Safety’s fiscal years 2014 through 2017 based on the Patient Safety management forecasts. BofA Merrill Lynch calculated terminal values for Patient Safety by applying a range of perpetuity growth rates of 3.0% to 4.0% (which range was selected based on BofA Merrill Lynch’s professional judgment and experience and after taking into consideration, among other things, the observed data for the selected publicly traded companies and for Patient Safety) to the calendar year 2017 estimated standalone unlevered, after-tax free cash flows that Patient Safety was forecasted to generate. BofA Merrill Lynch also calculated the estimated present value of the federal net operating losses (“NOLs”) forecasted to be available to Patient Safety on a standalone basis during fiscal years 2014 through 2029. In calculating the estimated present value of the NOLs, BofA Merrill Lynch relied on the Patient Safety management forecasts and the analysis of Patient Safety’s independent tax advisor. The cash flows, terminal values and NOLs were then discounted to present value as of December 31, 2013 using discount rates ranging from 17.5% to 19.5%, which were based on an estimate of Patient Safety’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference ranges for Patient Safety (rounded to the nearest $0.10 per share), as compared to the Common Consideration:

Implied Per Share Equity Value Reference Range for Patient Safety (not including estimated per share present value of NOLs)	Implied Per Share Equity Value Reference Range for Patient Safety (including estimated per share present value of NOLs)1	Common Consideration

$1.60 - $2.00	$1.60 - $2.12	$2.22

(1)  The additional $0.12 represents the midpoint of the range of estimated per share present value of the NOLs calculated by BofA Merrill Lynch.

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	a publicly available research analyst report for Patient Safety;

•
the 58.6% implied premium of the Common Consideration to Patient Safety’s common stock price at the close of trading on December 26, 2013 of $1.40 and the 48.1% implied premium of the Common Consideration to the 30-day volume weighted average price of Patient Safety’s common stock of $1.50; and

•
the implied transaction multiples of calendar year 2013 and 2014 estimated revenue of Patient Safety based on the Patient Safety management forecasts and the publicly available analyst report for Patient Safety.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Patient Safety board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Patient Safety and Stryker. The estimates of the future performance of Patient Safety and Stryker in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the Common Consideration and were provided to the Patient Safety board in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of Patient Safety, Merger Sub or Stryker.

The type and amount of consideration payable in the Merger was determined through negotiations between Patient Safety and Stryker, rather than by any financial advisor, and was approved by the Patient Safety board. The decision to enter into the Merger Agreement was solely that of the Patient Safety board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Patient Safety board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Patient Safety board or management with respect to the Merger or the Common Consideration.

Patient Safety has agreed to pay BofA Merrill Lynch for its services in connection with the Merger an aggregate fee currently estimated to be approximately $2.4 million, $750,000 of which was payable upon rendering its opinion and the remainder of which is contingent upon the completion of the Merger. Patient Safety also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Patient Safety, Stryker and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Stryker and have received or in the future may receive compensation for the rendering of these services, including (1) having acted or acting as (i) financial advisor in connection with certain mergers and acquisitions transactions, (ii) book-running manager for various debt offerings, (iii) book-running manager, lead arranger and/or agent bank for certain credit facilities and (iv) lender under certain credit facilities and (2) having provided or providing (i) certain fixed income and foreign exchange trading services and (ii) certain treasury and management services and products. From January 1, 2011 through November 30, 2013, BofA Merrill Lynch and its affiliates received or derived, directly or indirectly, aggregate revenues of approximately $17.5 million from Stryker for commercial, corporate or investment banking services unrelated to the Merger.

Financing

The Merger is not conditioned upon receipt of financing by Stryker. We understand that Stryker expects to use cash on hand and other funds available to it to fund the acquisition of the Company.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Patient Safety board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of other stockholders of the Company generally. Members of the Patient Safety board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending to the stockholders of the Company that the Merger Agreement be adopted. See the section entitled “The Merger (Proposal 1) — Background of the Merger” and the section entitled “The Merger (Proposal 1) — Reasons for the Merger; Recommendation of the Patient Safety Board of Directors.” The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the Merger Agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Company Equity Awards

Under the Merger Agreement, the Company’s equity-based awards held by the Company’s directors and executive officers as of the Effective Time will be treated at the Effective Time as follows:

Options. Fifteen days prior to the Effective Time, each outstanding, unvested and unexercised option to purchase shares of Common Stock will become immediately vested and exercisable in full, and with respect to each option to purchase shares of Common Stock that is outstanding and unexercised immediately before the Effective Time, all such options will be canceled and converted at the Effective Time into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product obtained by multiplying (a) the total number of shares of Common Stock for which such Company option remains outstanding and unexercised prior to the Effective Time and (b) the excess (if any) of the Common Consideration over the exercise price of such Company option.

Restricted Stock. Each award of shares of restricted common stock that is outstanding immediately before the Effective Time will, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the Common Consideration (subject to any applicable withholding taxes).

Quantification of Payments. For an estimate of the amounts that would be payable to each of the Company’s named executive officers, who are the Company’s sole executive officers, on settlement of their unvested equity-based awards, see “— Quantification of Payments and Benefits to the Company’s Named Executive Officers” on page 39. We estimate that there would be no aggregate amount that would be payable to the Company’s four non-employee directors for their unvested equity-based awards due to the Merger.

The following table sets forth, for each of our directors and executive officers holding stock options as of January 20, 2014, the aggregate number of shares of Company common stock subject to vested or unvested options that have a per share exercise price lower than the merger consideration and the aggregate amount payable in the Merger with respect to such stock options. None of our directors or executive officers hold restricted stock.

	Vested Stock Options		Unvested Stock Options
Name	Company Shares	Value	Company Shares	Value
Executive Officers
Brian E. Stewart	1,869,346	$2,635,305	230,654	$306,695
David C. Dreyer	411,112	$582,772	138,888	$180,728
Non-Employee Directors
John P. Francis	-	$-	-	$-
Louis Glazer, M.D. Ph.G.	-	$-	-	$-
Lynne Silverstein	-	$-	-	$-
Wenchen Lin	-	$-	-	$-

Employment Agreements

Each of the Company’s executive officers, including all of the named executive officers, are party to employment agreements that provide for severance benefits in the event of a termination of employment by the Company without cause, or by the executive officer for good reason (a “qualifying termination”).

In consideration of the payments and benefits under their employment agreements, each executive officer who is party to an employment agreement is restricted from soliciting the Company’s employees for a specified period of time after termination of employment, and all of the executive officers are prohibited from disclosing the Company’s confidential information.

Brian E. Stewart

The employment agreement with Brian E. Stewart, our President and Chief Executive Officer, provides that if Mr. Stewart is terminated by us with or without “cause,” including for “disability,” or if he resigns for any reason, including “good reason” (each as defined in the agreement), then upon compliance with customary post-employment conditions, such as non-solicitation of employees or independent contractors for one year following the date of termination and non-disclosure covenants, he will be entitled, in addition to typical earned but unpaid compensation and benefits, to: (i) 12 months of his annual base salary then in effect and (ii) monthly payments equal to the cost of COBRA coverage for him (and if applicable his spouse and dependents) until the earlier of his becoming an employee of another entity and the 12 month anniversary of his termination or resignation. Mr. Stewart is required to execute a release of claims against the Company in order to receive the severance payments.

Additionally, pursuant to the employment agreement, Mr. Stewart is entitled to receive a sale bonus equal to his current annual salary upon a change of control. The effectuation of the Merger will trigger Mr. Stewart’s receipt of such a sale bonus to be made post-closing of the Merger but no later than 5 days after the closing date.

If any payment or benefit Mr. Stewart would receive from the Company is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to either (i) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (ii) the largest portion of the payment, up to and including the total payment, whichever amount, after taking into account all taxes, including the excise tax, results in Mr. Stewart’s receipt, on an after-tax basis, of the greater amount of payment.

David C. Dreyer

The employment agreement with David C. Dreyer, our Chief Financial Officer and Vice President, provides that if Mr. Dreyer is terminated by us without “cause” or if he resigns for “good reason” (each as defined in the agreement), then upon his compliance with customary post-employment conditions, such as non-solicitation of employees or independent contractors for one year following the date of termination and non-disclosure covenants, he will be entitled, in addition to typical earned but unpaid compensation and benefits, to: (i) six (6) months of severance payments based on his annual base salary at such time paid in equal installments and (ii) continued medical and welfare benefits and continued vesting of his stock options for the time period for which he is entitled to payment described in subsection (i).

Quantification of Payments

For an estimate of the value of the payments and benefits described above that would be payable to each of the Company’s named executive officers, who are the Company’s sole executive officers, see “— Quantification of Payments and Benefits to the Company’s Named Executive Officers” on page 39.

New Arrangements with Stryker

After the approval and announcement of the Merger, Stryker extended offers of employment to certain employees of the Company, including the Company’s executive officers.

Brian E. Stewart

Mr. Stewart entered into an offer letter with Stryker, dated January 17, 2014, pursuant to which he will become the General Manager of the Company after the completion of the Merger. The offer letter provides that Mr. Stewart’s employment with Stryker will be at-will with an annual base salary of $247,200. Mr. Stewart will also be eligible to participate in Stryker’s standard employee benefit plans. Mr. Stewart will also be eligible for an annual target bonus of 25% of his annual base salary for the year in which the consummation of the Merger occurs, subject to his continued employment through the end of such year; however, any bonus earned will be pro-rated for the portion of the applicable year that occurs following the Merger to the extent that Mr. Stewart received any bonus payments from the Company with respect to the portion of such year that occurred prior to the Merger. Mr. Stewart is also eligible to earn a cash bonus in the amount of $247,200 if he continues employment with Stryker through the one (1) year anniversary date of the Merger. If Stryker terminates his employment for reasons other than for Cause (as defined in his offer letter) prior to the one (1) year anniversary date of the Merger, Stryker shall pay the retention bonus in accordance with Stryker’s normal practices. Further, for 18 months following the first day of employment with Stryker, any termination of employment with Stryker will be governed by the termination provisions of Mr. Stewart’s employment agreement with the Company as described in “Employment Agreements — Brian E. Stewart” above; after the 18 month anniversary, any termination of employment with Stryker will be governed under Stryker’s executive plans and practices.

David C. Dreyer

Mr. Dreyer entered into an offer letter with Stryker, dated January 17, 2014, pursuant to which he will become the Chief Financial Officer of the Company after the completion of the Merger. The offer letter provides that Mr. Dreyer’s employment with Stryker will be at-will with an annual base salary of $247,200. Mr. Dreyer will also be eligible to participate in Stryker’s standard employee benefit plans. Mr. Dreyer will also be eligible for an annual target bonus of 25% of his annual base salary for the year in which the consummation of the Merger occurs, subject to his continued employment through the end of such year; however, any bonus earned will be pro-rated for the portion of the applicable year that occurs following the Merger to the extent that Mr. Dreyer received any bonus payments from the Company with respect to the portion of such year that occurred prior to the Merger. Mr. Dreyer is also eligible to earn a cash bonus in the amount of $100,000 if he continues employment with Stryker through the six (6) month anniversary date of the Merger. If Stryker terminates his employment for reasons other than for Cause (as defined in his offer letter) prior to the six (6) month anniversary date of the Merger, Stryker shall pay the retention bonus in accordance with Stryker’s normal practices. Further, for the one (1) year period following the first day of employment with Stryker, any termination of employment with Stryker will be governed by the termination provisions of Mr. Dreyer’s employment agreement with the Company as described in “Employment Agreements — David C. Dreyer” above; after the one (1) year anniversary, any termination of employment with Stryker will be governed under Stryker’s executive plans and practices.

Indemnification and Insurance

The Company is party to indemnification agreements with each of its directors and executive officers that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the Merger Agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification from the surviving corporation and coverage under directors’ and officers’ liability insurance policies for acts or omissions occurring before the Effective Time. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Indemnification of Directors and Officers; Insurance” beginning on page 56.

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The table below sets forth the amount of payments and benefits that each of the Company’s named executive officers would receive in connection with the Merger, assuming that the Merger is completed and each such executive officer experiences a qualifying termination on January 20, 2014.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Brian E. Stewart	480,000	2,942,000	-	23,482	247,200	3,692,682
David C. Dreyer	120,000	763,500		11,741	100,000	995,241

(1)
Pursuant to each named executive officer’s employment agreement, upon a termination without cause or for good reason, Mr. Stewart is eligible to receive 12 months of his annual base salary paid in equal installments and Mr. Dreyer is eligible to receive six (6) months of his annual base salary paid in equal installments. All such payments are “double-trigger.” Further, pursuant to the employment agreement, Mr. Stewart is entitled to receive a sale bonus equal to his current annual salary upon a change of control.

(2)
As described above, all unvested equity-based awards held by the Company’s named executive officers will become vested and will be settled for the merger consideration upon the consummation of the Merger (i.e., “single-trigger” vesting).

(3)
The amounts above include the estimated value of health plan premiums for each named executive officer and his or her eligible dependents (a) in the case of Mr. Stewart, for twelve months following termination of employment and (b) in the case of Mr. Dreyer, for six months following termination of employment. All such benefits are “double-trigger.”

(4)
Pursuant to the terms of his offer letter with Stryker, Mr. Stewart is eligible to earn a cash bonus in the amount of $247,200 if he continues employment with Stryker through the one (1) year anniversary date of the Merger; however, in the event Stryker terminates his employment for reasons other than for Cause (as defined in his offer letter) prior to the one (1) year anniversary date of the Merger, Stryker shall pay the retention bonus in accordance with Stryker’s normal practices.

Pursuant to the terms of his offer letter with Stryker, Mr. Dreyer is eligible to earn a cash bonus in the amount of $100,000 if he continues employment with Stryker through the six (6) month anniversary date of the Merger; however, in the event Stryker terminates his employment for reasons other than for Cause (as defined in his offer letter) prior to the six (6) month anniversary date of the Merger, Stryker shall pay the retention bonus in accordance with Stryker’s normal practices.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of capital stock whose shares are exchanged for cash pursuant to the Merger. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. This discussion is based on the provisions of the Code, applicable U.S. Treasury Regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and therefore could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the Merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of capital stock that is:

•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•
a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion applies only to U.S. holders of shares of capital stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, U.S. holders who hold shares of capital stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation, and U.S. holders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of capital stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding shares of capital stock, you should consult your tax advisor.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of capital stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the Merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

The receipt of cash by U.S. holders in exchange for shares of capital stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of capital stock pursuant to the Merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of capital stock surrendered in the Merger is greater than one year as of the date of the Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of capital stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of capital stock.

Information Reporting and Backup Withholding

Payments made in exchange for shares of capital stock pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

Regulatory Approvals

Antitrust Approval in the United States

Under the HSR Act and related rules, certain transactions, including the Merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On January 22, 2014 both the Company and Stryker filed their respective Notification and Report Forms with the Antitrust Division and the FTC. If early termination is not granted or if the Company and Stryker do not receive from the Antitrust Division or the FTC a Request for Additional Information and Documentary Material (referred to as a “Second Request”), the waiting period under the HSR Act with respect to the proposed Merger will expire at 11:59 p.m., Eastern Time, on February 21, 2014. If the Company and Stryker receive a Second Request, the waiting period under the HSR Act will be extended until 11:59 p.m., Eastern Time, on the 30th day after both the Company and Stryker have certified their substantial compliance with the Second Request (or the next business day if the 30th day is a weekend or U.S. federal holiday), unless earlier terminated by the Antitrust Division or the FTC.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, or before or after the Effective Time, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Merger, to rescind the Merger or to conditionally permit completion of the Merger subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither the Company nor Stryker believes that the Merger will violate federal antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Litigation

On January 13, 2014, a purported stockholder of Patient Safety filed a putative class action on behalf of an alleged class of Patient Safety stockholders in the Superior Court of California, County of Orange, captioned Hofman v. Patient Safety Technologies, Inc., et al., Case No. 30-2014-00698513-CU-SL-CXC. The complaint names as defendants Patient Safety, the Patient Safety board, Stryker and Merger Sub, and alleges that the Patient Safety board breached its fiduciary duties to Patient Safety’s stockholders, and that the Merger involves an unfair price, an inadequate sales process and unreasonable deal protection devices that purportedly preclude competing offers. The complaint further alleges that Patient Safety, Stryker and Merger Sub aided and abetted those alleged breaches of duty. The complaint seeks injunctive relief, including enjoining or rescinding the Merger and an award of other unspecified attorneys’ and other fees and costs, in addition to other relief. Patient Safety and Stryker management believe that these actions have no merit and intend to defend vigorously against them.

Deregistration of Company Common Stock

If the Merger is completed, the Common Stock of the Company will cease trading on the OTCBB and the OTCQB and will be deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the Merger Agreement, and the copy of the Merger Agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the Merger Agreement and are not intended to provide any factual information about the Company or modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The Merger Agreement contains representations and warranties by the Company, Stryker and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, the description of the Merger Agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the Effective Time (as defined below), Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will survive and will continue its corporate existence as a Delaware corporation after the Merger. At the Effective Time, the certificate of incorporation of the Company will be amended in its entirety as set forth in Annex II of the Merger Agreement and will be the certificate of incorporation of the surviving corporation until thereafter amended. At the Effective Time, the bylaws of the Company will be amended in their entirety as set forth in Annex III of the Merger Agreement and will be the bylaws of the surviving corporation until thereafter amended. The directors of Merger Sub immediately before the Effective Time will be the initial directors of, and the officers of Merger Sub immediately before the Effective Time will be the initial officers of, the surviving corporation and, in each case, will hold office until their respective successors are duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the surviving corporation’s certificate of incorporation and bylaws.

When the Merger Becomes Effective

The closing of the Merger will take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California, 92626, on the second business day after the satisfaction or waiver of the last of the conditions set forth in the Merger Agreement are satisfied or waived (other than any such conditions that by their nature will be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Stryker (the “Closing”). The date on which the Closing actually takes place is referred to as the “Closing Date.”

The Merger will become effective on the date and time the certificate of Merger is duly filed with, and accepted by, the Secretary of State of the State of Delaware, which the parties will cause to be filed at the Closing, or such other date and time as is agreed upon by the parties and specified in the certificate of Merger.

Effect of the Merger on the Company’s Shares

At the Effective Time, each share of Company common stock, par value $0.0001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Common Stock held by the Company, Stryker or Merger Sub and other than dissenting shares) will be converted into the right to receive $2.22 in cash, without interest, but subject to any applicable withholding taxes (the “Common Consideration”). From and after the Effective Time, all such Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a share of Common Stock will cease to have any rights with respect thereto, except the right to receive the Common Consideration without interest thereon.

At the Effective Time, each share of Company Series A Convertible Preferred Stock, par value $1.00 per share (the “Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than Series A Preferred Stock held by the Company, Stryker or Merger Sub and other than dissenting shares) will be converted into the right to receive $100.00 in cash, subject to any applicable withholding taxes (the “Series A Preferred Consideration”). From and after the Effective Time, all such Series A Preferred Stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a share of Series A Preferred Stock will cease to have any rights with respect thereto, except the right to receive the Series A Preferred Consideration without interest thereon.

At the Effective Time, each share of Company Series B Convertible Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock and the Common Stock, the “Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than Series B Preferred Stock held by the Company, Stryker or Merger Sub and other than dissenting shares) will be converted into the right to receive $296.00 in cash, subject to any applicable withholding taxes (the “Series B Preferred Consideration,” and together with the Series A Preferred Consideration, the “Preferred Consideration,” and together with the Common Consideration, the “merger consideration”). From and after the Effective Time, all such Series B Preferred Stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder of a share of Series B Preferred Stock will cease to have any rights with respect thereto, except the right to receive the Series B Preferred Consideration without interest thereon.

At the Effective Time, any shares of Common Stock that are owned by the Company, Stryker or Merger Sub (but not any shares owned by any of their respective subsidiaries) will be cancelled and will cease to exist, and no consideration will be delivered in exchange for such shares.

The applicable merger consideration will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to capital stock occurring on or after the date of the Merger Agreement and prior to the Effective Time.

Treatment of Company Equity Awards and Warrants

Under the Merger Agreement, the Company’s equity awards that are outstanding as of the Effective Time will be treated at the Effective Time as follows:

Options. Fifteen days prior to the Effective Time, each outstanding, unvested and unexercised option to purchase shares of Common Stock will become immediately vested and exercisable in full, and with respect to each option to purchase shares of Common Stock that is outstanding and unexercised immediately before the Effective Time, all such options will be canceled and converted at the Effective Time into the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product obtained by multiplying (a) the total number of shares of Common Stock for which such Company option remains outstanding and unexercised prior to the Effective Time and (b) the excess (if any) of the Common Consideration over the exercise price of such Company option.

Restricted Stock. Each award of shares of restricted common stock that is outstanding immediately before the Effective Time will, as of the Effective Time, become fully vested and be converted into the right to receive an amount in cash equal to the applicable amount of the Common Consideration (subject to any applicable withholding taxes).

Pursuant to the Merger Agreement, at the Effective Time, except for the Company warrants listed on Schedule 2.6 of the Merger Agreement, each unexercised Company warrant that was outstanding immediately before the Effective Time will no longer be exercisable for any capital stock of the surviving corporation, but will be exercisable solely for the Common Consideration, if any, that would have been payable to the holders thereof if such holders had exercised such Company warrants immediately prior to the Effective Time.

Payment for Common Stock, Company Equity Awards and Warrants in the Merger

Prior to or at the Effective Time, Stryker or Merger Sub will deposit, or cause to be deposited, with a paying agent cash in an amount sufficient to pay the aggregate merger consideration required to be paid under the Merger Agreement (the “Exchange Fund”). In the event the Exchange Fund is insufficient to make the payments contemplated under the Merger Agreement, Stryker will, or will cause Merger Sub to, deposit additional funds with the paying agent in an amount which is equal to the deficiency in the amount required to make such payment. As promptly as practicable after the Effective Time (but in no event later than three business days after the Effective Time), Stryker will, and will cause the surviving corporation to, cause the paying agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares (the “Certificates”) or non-certificated shares represented by book-entry (“Book-Entry Shares”) and whose shares were converted into the right to receive the applicable merger consideration (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the paying agent and will be in a form  reasonably specified by Stryker and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the applicable merger consideration and for submitting Form W-9 or the appropriate series of Form W-8. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or a Book-Entry Share for cancellation to the paying agent or to such other agent or agents reasonably acceptable to the Company as may be appointed by Stryker or the surviving corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the applicable merger consideration for each applicable share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if elected by the surrendering holder) within five business days following the later to occur of (i) the Effective Time or (ii) the paying agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or such Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or the Book-Entry Share so surrendered will be cancelled. The paying agent will accept such Certificates (or affidavits of loss in lieu thereof) or such Book-Entry Shares upon compliance with such reasonable terms and conditions as the paying agent may impose to effect an orderly exchange in accordance with normal exchange practices.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of the Company, Stryker and Merger Sub, subject to certain exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:

•	corporate organization, existence, good standing and authority to carry on its business as presently conducted;

•	corporate power and authority to enter into the Merger Agreement, to perform its obligations thereunder and to complete the Transactions;

•	required regulatory filings or actions and authorizations, consents or approvals of governmental entities and other persons;

•
the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution, delivery or performance of, consummation of the Transactions, or compliance with any of the provisions of the Merger Agreement;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to Stryker and its subsidiaries or the Company;

•	matters relating to information to be included in required filings with the SEC in connection with the Merger; and

•	the absence of any fees owed to investment bankers or brokers in connection with the Merger, other than those specified in the Merger Agreement.

The Merger Agreement also contains representations and warranties of the Company, subject to certain exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:

•
the capitalization of the Company, including the absence of: (1) indebtedness having general voting rights; (2) outstanding options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan relating to the issued or unissued capital stock of the Company, obligating the Company or any Company subsidiary to issue, transfer or sell (or cause to be issued, transferred or sold) any shares of capital stock or voting debt of, or other equity interest in (or any securities convertible into or exchangeable for such shares or equity interest in), the Company or any Company subsidiary; and (3) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares or any capital stock of, or other equity interest in, the Company or any Company subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company subsidiary;

•
the absence of: any voting trusts or other agreements to which the Company or any Company subsidiary is a party with respect to the voting of the Company’s shares, capital stock or other equity interests of the Company or any Company subsidiary, and the absence of any pre-emptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other equity interests;

•
the Company’s ownership of all shares of capital stock and equity interests of each Company subsidiary free and clear of all liens, pre-emptive rights and other obligations and being duly authorized, validly issued, fully paid and non-assessable;

•
the absence of: direct or indirect ownership of equity interests in any person (except for interests in the Company subsidiaries) or obligations to acquire any such equity interest or to provide funds to or make any investment in any such person by the Company or any Company subsidiary;

•
the absence of: outstanding obligations of the Company or any Company subsidiary restricting the transfer of or limiting the exercise of voting rights with respect to any equity interests in any Company subsidiary;

•	the full payment of all dividends or distributions on securities of the Company that have been declared or authorized;

•	the corporate actions required to be taken, and taken before the execution of the Merger Agreement, by the Company;

•
the timeliness and accuracy of the Company’s filings with the SEC and of financial statements included in the SEC filings, and the compliance of filings and financial statements with SEC rules and (in the case of financial statements) with United States generally accepted accounting principles ("GAAP"), the Sarbanes-Oxley Act of 2002, the applicable rules and regulations of the OTCBB and the OTCQB;

•	the Company’s disclosure controls and procedures and internal control over financial reporting;

•	the absence of certain changes since December 31, 2012, including the conduct of business in the ordinary course consistent with past practice;

•	the absence of undisclosed liabilities of the Company;

•	the Company’s employee benefit plans and other agreements with its employees;

•	labor matters related to the Company;

•	the payment of taxes, the filing of tax returns and other tax matters related to the Company;

•	material contracts, customers and suppliers of the Company;

•	real property leased by the Company and encumbrances;

•	environmental matters and compliance with environmental laws by the Company and the Company subsidiaries;

•
(1) the ownership of or rights with respect to the Company’s intellectual property, (2) the noninfringement by the Company of the intellectual property of third parties, (3) the steps taken to protect the Company’s trade secrets and other proprietary information, (4) the absence of certain litigation with respect to intellectual property, (5) the authority or ownership of intellectual property necessary to conduct the business of the Company as conducted prior to the Effective Time, (6) the maintenance and preservation of the Company’s intellectual property and (7) the absence of open source code or intellectual property subject to open source licenses or obligations within the Company’s material intellectual property; compliance with laws, including the Foreign Corrupt Practices Act, regulations of the United States Food and Drug Administration, and possession of necessary permits, licenses and other authorizations by the Company;

•	compliance with certain federal health care program laws;

•	the receipt by the Patient Safety board of an opinion of BofA Merrill Lynch as to the fairness of the Common Consideration;

•	insurance policies of the Company;

•	the absence of related party transactions; and

•	the absence of applicable anti-takeover laws.

The Merger Agreement also contains representations and warranties of Stryker and Merger Sub, subject to certain exceptions in the Merger Agreement and the disclosure schedules delivered in connection with the Merger Agreement, as to, among other things:

•
the absence during the last three years of any ownership by Stryker or Merger Sub, or any of their respective affiliates of Common Stock or securities convertible into or exchangeable for Common Stock;

•
the availability to Stryker of sufficient funds to complete the Merger and to pay all fees and expenses incurred by Stryker, Merger Sub and the Company in connection with the Merger and the Transactions at both the date of the Merger Agreement and at the Effective Time;

•	Stryker’s ownership (beneficially and of record) of all outstanding capital stock of Merger Sub; and

•	the absence of any previous conduct of business by Merger Sub other than in connection with the Transactions.

Some of the representations and warranties in the Merger Agreement are qualified by materiality qualifications or a “Company Material Adverse Effect” clause. For purposes of the Merger Agreement, a “Company Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence that would, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and the Company subsidiaries, taken as a whole; provided however, that no effects resulting from the following will be deemed to constitute a Company Material Adverse Effect:

•	conditions (or changes therein) in any industry or industries in which the Company operates;

•
general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions and any generally applicable change in law or GAAP or interpretation of any law or GAAP;

•
conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the Merger Agreement;

•	the public announcement or pendency of the Merger or the Transactions or the identity of Stryker (including, without limitation, any legal proceeding related thereto);

•
changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account);

•
any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account); and

•	certain items referenced in the disclosure schedule;

except, in the cases of the first, second and third bullets above, to the extent the Company is disproportionately affected thereby in relation to other companies in the medical device industry.

Conduct of Business Pending the Merger

The Merger Agreement provides that, subject to certain exceptions in the disclosure schedules delivered by the Company in connection with the Merger Agreement, and except as may be expressly provided by the Merger Agreement, required by law or as consented to by Stryker in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement to the Effective Time (or the date, if any, on which the Merger Agreement is terminated), the Company, (i) will, and will cause the Company subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, (ii) will use its commercially reasonable efforts to preserve the business organization of the Company and the Company subsidiaries intact and to maintain the existing relations and goodwill of the Company and the Company subsidiaries with governmental entities, customers, suppliers, distributors, employees and others having material business relationships with the Company and the Company subsidiaries and (iii) will not, and will not permit any Company subsidiary to, directly or indirectly, take the following actions:

•	amend its certificate of incorporation or bylaws or equivalent organizational documents;

•	create any subsidiaries;

•	split, combine, subdivide or reclassify any Capital Stock;

•	declare, set aside or pay any dividend or other distribution with respect to the Capital Stock;

•
redeem, purchase or otherwise acquire equity interests (other than (i) from holders of Company options or Company warrants in full or partial payment of any exercise price and any applicable taxes payable by such holder upon the exercise of such Company options or Company warrants or (ii) from holders of restricted shares in full or partial payment of any purchase price and any applicable taxes payable by such holder upon the lapse of restrictions on the restricted shares);

•	issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of its Capital Stock;

•
acquire (in one transaction or a series of transactions) equity interests of any business, or division of any business, with a fair market value in excess of $100,000 individually or $250,000 in the aggregate, or any real estate;

•	transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets other than in the ordinary course consistent and with past practice;

•
except for standard terms extended to customers in the ordinary course of business, (i) incur or assume any long-term or short-term indebtedness, (ii) assume, guarantee, endorse or otherwise become liable for the obligations of any third party (that is not the Company or a Company subsidiary) for borrowed money, (iii) make any loans, advances or capital contributions to any third parties or (iv) cancel any material indebtedness or waive any claims or rights of substantial value;

•
except for the exceptions listed in the Merger Agreement or as required by applicable law of any Company benefit plan in effect as of the date of the Merger Agreement, increase the compensation or benefits payable to its officers, directors, employees, agents or consultants;

•
negotiate, enter into, extend, amend or terminate any employment or similar agreement, except in the ordinary course of business to fill a vacant position by reason of the termination of employment of an employee or in connection with a new plan year (with the consent of Stryker, which may not be unreasonably withheld in the case of such action proposed to be taken in the ordinary course of business);

•
make or forgive loans or advances to any of its officers, directors, employees, agents or consultants (other than making loans pursuant to the terms of any Company benefits plans in effect as of the date of the Merger Agreement) or change its existing borrowing or lending arrangements for or on behalf of any such persons pursuant to a Company employee benefit plan or otherwise;

•	accelerate any payment of benefits to any of its officers, directors, employees, agents or consultants;

•	waive, release or condition any noncompete, nonsolicit, nondisclosure, confidentiality or other restrictive covenant owed to the Company or any Company subsidiary;

•
hire any employee except with the consent of Stryker (which will not be unreasonably withheld in the case of such action proposed to be taken in the ordinary course of business to fill a vacant or soon-to-be vacant position by reason of the termination of employment of an employee) or terminate other than for cause the employment of any employee;

•
except with respect to the purchase of hardware for customer installations in the ordinary course of business, make or incur any capital expenditures or any obligations or liabilities in excess of $50,000 in the aggregate,

•
enter into any agreement restricting the Company or any Company subsidiary (or upon the Effective Time, Stryker or its subsidiaries or any of its or their successors) from competition in any line of business or in any geographic area;

•
transfer, assign, license, abandon, permit to lapse, or dispose of or take any actions reasonably expected to impair any of the Company’s intellectual property, or disclose trade secrets, know-how or confidential or proprietary information to any third party (other than customary licenses to intellectual property granted to end users or third party manufacturers or service providers in the ordinary course of business consistent with past practice);

•	change accounting methods used by it materially affecting its assets, liabilities or business (except for changes required by GAAP, applicable laws or any governmental entity);

•
make any material tax election, file any amended tax return, change any annual tax accounting period, enter into any closing agreement of any material tax claim or assessment or settle or surrender any claim for a material tax refund;

•
settle, compromise or otherwise resolve in whole or in part any litigation, suits, actual, potential or threatened claim, investigation, proceeding or other similar action, which settlement, compromise or other resolution would individually or in the aggregate result in (i) amounts payable to or by the Company or any Company subsidiary in excess of $50,000 (net of insurance proceeds) in the aggregate, (ii) any relief that is adverse to the Company, other than the payment by the Company or any Company subsidiary of an amount in cash, including debarment, corporate integrity agreements, any undertaking restricting the operations of the business of the Company or any Company subsidiary or the granting of licenses, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion, seizure or detention of product, or notification, repair or replacement; or (iii) any other administrative action brought by, or civil settlements with, (A) the FDA or the United States Department of Justice arising under federal health care laws or comparable applicable laws; or (B) any foreign governmental entity arising under applicable laws comparable to the laws described in clause (A);

•	except in the ordinary course of business, enter into, materially modify, amend, waive or terminate any material contract;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Merger);

•
enter into, amend or cancel any insurance policies (other than (i) in the ordinary course of business and consistent with past practice or (ii) with respect to obtaining directors’ and officers’ liability insurance as required by the Merger Agreement);

•	adopt or enter into a stockholder rights agreement or “poison pill;” or

•	enter into any agreement, contract, commitment or arrangement to do any or authorize in writing the taking of any of the above actions.

Other Covenants and Agreements

Access and Information

Subject to certain exceptions and limitations, the Company (upon reasonable prior notice) must afford the officers, and a reasonable number of the employees and authorized representatives of Stryker and Merger Sub reasonable access, during normal business hours, to its contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties.

Alternative Proposals; No Solicitation

From and after the date of the Merger Agreement until the earlier of the Effective Time or the date, if any, on which the Merger Agreement is terminated, the Company agrees that it will not (and will not permit its subsidiaries to), and that it will use its reasonable best efforts to cause its representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage the submission of any Competing Proposal (as defined below), (ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any third party any information relating to the Company in connection with a Competing Proposal, (iii) engage in discussions with any third party with respect to any Competing Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Competing Proposal, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Stryker or Merger Sub, or otherwise make any statement or proposal inconsistent with, the Patient Safety board’s recommendation concerning the Merger, (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal, or (vii) resolve, propose or agree to do any of the foregoing (any act described in clauses (iv), (v) and (vi) above, a “Change of Recommendation”). The Company agrees that it will immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any third parties with respect to any Competing Proposal and request that any such third party (and its representatives) in possession of confidential information about the Company return or destroy all such information promptly, subject to contractual retention rights of any such third party.

Notwithstanding the limitations in the preceding paragraph, if the Company receives at any time following the date of the Merger Agreement and prior to the adoption of the Merger Agreement through the Stockholder Vote an unsolicited, bona fide written Competing Proposal (a “Valid Alternate Proposal”) which (i) constitutes a Superior Proposal (as defined below) or (ii) the Patient Safety board determines in good faith, after consultation with the Company’s outside legal and financial advisors, would reasonably be expected to result in a Superior Proposal, the Company may take the following actions prior to the adoption of the Merger Agreement through the Stockholder Vote (the “Required Stockholder Approval”): (x) furnish nonpublic information to the third party making such Competing Proposal, (provided such third party has executed an acceptable confidentiality agreement and (y) engage in discussions or negotiations with such third party with respect to such Competing Proposal. As promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above, the Company will (A) provide written notice to Stryker of such Superior Proposal or the determination of the Patient Safety board as provided for in clause (ii) above, as applicable, and (B) provide to Stryker any material non-public information concerning the Company provided to such third party which was not previously provided to Stryker substantially concurrently with the time such information is provided to such third party, effective as of the Company’s taking any action described in clauses (x) or (y) above.

The Company will promptly (and in any event within 24 hours) orally and in writing notify Stryker if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any of its Representatives, in connection with, or which could reasonably be expected to result in, a Competing Proposal. Such notice will identify the name of the third party making such inquiry, proposal or request or seeking such negotiations or discussions and the material terms and conditions of such inquiry, proposal or request and include copies of all written materials provided to the Company or any of its representatives that describe any terms and conditions of any inquiry, proposal or request (and any subsequent changes to such terms and conditions). The Company will keep Stryker reasonably informed on a reasonably current basis (and in any event within 24 hours) of any material developments, discussions or negotiations regarding any Competing Proposals or any material change to the financial or other terms of any such Competing Proposal.

Notwithstanding the limitations set forth in the Merger Agreement, prior to the adoption of the Merger Agreement by the Required Stockholder Approval, the Patient Safety board may, solely in response to an Intervening Event, effect a Change of Recommendation if the Patient Safety board has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Patient Safety board to effect a Change of Recommendation would be reasonably likely to be inconsistent with the exercise of the fiduciary duties of the Patient Safety board to the Company’s stockholders under applicable law; provided, however, that the Patient Safety board will not be entitled to effect such a Change of Recommendation until three full business days following delivery of written notice to Stryker from the Company advising Stryker that the Patient Safety board intends to effect such a Change of Recommendation and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event. In determining whether to make such a Change of Recommendation in response to an Intervening Event, the Patient Safety board will take into account any proposals made by Stryker to amend the terms of the Merger Agreement and will not make such a Change of Recommendation unless, prior to the effectiveness of such Change of Recommendation, Patient Safety board, after considering the results of any such negotiations and any revised proposals made by Stryker, concludes that the Patient Safety board continues to meet the requirements set forth in the Merger Agreement to make such a Change of Recommendation.

If the Patient Safety board concludes after consultation with the Company’s outside legal and financial advisors that a Valid Alternate Proposal received by the Company after the date of the Merger Agreement constitutes a Superior Proposal, then the Patient Safety board may, prior to the adoption of the Merger Agreement by the Required Stockholder Approval, cause the Company to (i) make a Change of Recommendation or (ii) concurrently enter into a binding written agreement with respect to such Superior Proposal and terminate the Merger Agreement.

Neither the Company nor the Patient Safety board may take any of the actions described in the preceding paragraphs or terminate the Merger Agreement, in each case, unless (i) the Company complied in all material respects with its requirements in the preceding paragraphs, (ii) the Company gave Stryker and Merger Sub prompt written notice advising them of the decision of the Patient Safety board to take such action, detailing the terms and conditions of the Competing Proposal that serves as the basis of such action, the identity of the third party making the proposal, a copy of the proposed definitive agreement for such Superior Proposal and any related agreements in the form to be entered into (a “Superior Proposal Notice”) and (iii) (A) the Company gave Stryker and Merger Sub three full business days after delivery of a Superior Proposal Notice to propose revisions to the terms of the Merger Agreement and/or the  related transactions (and/or make any other proposals) and during such time will have negotiated and caused its Representatives to negotiate (if Stryker and Merger Sub have notified the Company that they desire to negotiate), confidentially and in good faith with Stryker and Merger Sub so as to have such Competing Proposal cease to qualify as a Superior Proposal (it being understood and agreed that, in the event of an amendment to the terms of such Superior Proposal, the Patient Safety board will not be entitled to make a Change of Recommendation or terminate the Merger Agreement based on such Superior Proposal, as so amended, until three full business days following delivery to Stryker of a Superior Proposal Notice with respect to such Superior Proposal, as so amended) and (B) the Patient Safety board will have concluded, after consultation with its outside financial and legal advisors and considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered by Stryker and Merger Sub, that such Competing Proposal nevertheless remains a Superior Proposal.

As used in the Merger Agreement, “Competing Proposal” means:

•
any proposal made by a third party or group (other than a proposal or offer by Stryker or any of its subsidiaries) at any time which is structured to permit such third party or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a Merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

As used in the Merger Agreement, “Superior Proposal” means:

•
a Competing Proposal for or in respect of at least 80% of the outstanding equity interests or assets of the Company, made by any person on terms that the Patient Safety board determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Patient Safety board considers to be appropriate (including the expected timing and likelihood of consummation, any governmental or other approval requirements, conditions to consummation and availability of necessary financing), are more favorable to the Company and its stockholders than the Merger and the Transactions.

As used in the Merger Agreement, “Intervening Event” means:

•
any material event, occurrence or development relating to the Company that is (a) unknown and not reasonably foreseeable to the Patient Safety board as of the date of the Merger Agreement, or if known and reasonably foreseeable to the Patient Safety board as of the date hereof, the material consequences of which were not known and reasonably foreseeable to the Patient Safety board as of the date hereof, and (b) and does not relate to (i) the Merger Agreement, the Merger or Transactions or (ii) any Competing Proposal.

The Merger Agreement provides that nothing in the Merger Agreement will prohibit the Company or the Patient Safety board from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Patient Safety board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under any applicable law; provided, however, that (A) in no event will the preceding sentence affect the obligations discussed above and (B) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Patient Safety board with respect to this Agreement or a Competing Proposal will be deemed to be a Change of Recommendation unless the Patient Safety board in connection with such communication publicly states that its recommendation with respect to the Merger Agreement has not changed or refers to the prior recommendation of the Patient Safety board, without disclosing any Change of Recommendation.

Filings and Other Actions

The Company is required to, as soon as practicable following December 31, 2013, establish a record date for, duly call, give notice of, convene and hold a special meeting of the stockholders of the Company for the purpose of obtaining the Required Stockholder Approval, and the Company will use its reasonable best efforts to cause such special meeting to occur as soon as reasonably practicable. Unless there has been a Change of Recommendation in compliance with the terms of the Merger Agreement, the Company is required to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the Merger Agreement. Unless the Merger Agreement has been terminated pursuant to the Merger Agreement, the Company will submit the Merger Agreement to its stockholders for adoption without regard to whether the Patient Safety board has withdrawn, modified or qualified, or has publicly proposed to withdraw, modify or qualify, in a manner adverse to Stryker or Merger Sub, the Patient Safety board’s recommendation concerning the Merger.

Employee Matters

For a period of no less than 12 months following the Effective Time, Stryker will provide, or will cause the surviving corporation to provide, to each Company employee who continues to be employed by the Company, the surviving corporation or any of their respective subsidiaries (a “Continuing Employee”):

•
a base salary rate or regular hourly wage, whichever is applicable, that is not less than the base salary rate or regular hourly wage provided to such Continuing Employee by the Company immediately prior to the Effective Time;

•	bonus opportunity, sales and service incentive award compensation opportunity, in each case, at levels provided to such Continuing Employee by the Company immediately prior to the Effective Time; and

•	severance and employee benefits that are in the aggregate no less favorable than those provided to similarly-situated employees of Stryker.

As of the Effective Time and thereafter, Stryker will provide (or will cause the surviving corporation to provide) that periods of employment with the Company (or any current or former affiliate of the Company or any predecessor of the Company) will be taken into account for purposes of determining the eligibility for participation and vesting (but not for benefit accrual, except to the extent required by any applicable contract or law) of any Continuing Employee under all employee benefit plans maintained by Stryker or an affiliate of Stryker for the benefit of the Continuing Employees, including, without limitation, vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans.

At the Effective Time and thereafter, Stryker will use its reasonable best efforts, and will cause the surviving corporation to use its reasonable best efforts, to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions will apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Stryker or any affiliate of Stryker (except to the extent applicable under Company benefit plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Company benefits plans immediately prior to the Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Stryker or an affiliate of Stryker for such year; provided that Stryker’s obligations under clause (iii) will be subject to its receipt of all necessary information, from either the Company or such Continuing Employee, related to such amounts paid by such Continuing Employee. The Merger will not affect any Continuing Employee’s accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

Efforts to Complete the Merger

The Company, Stryker and Merger Sub will each use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Merger Agreement and Transactions as promptly as practicable, but in no event later than the Outside Date (as defined below), (ii) obtain from any governmental entities any consents, licenses, permits, waivers, clearances, approvals, authorizations, waiting period expirations or terminations, or orders required to be obtained or made by Stryker, Merger Sub or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any governmental entity (including, without limitation, those in connection with the HSR Act and any other antitrust or competition law or regulation (the “Required Governmental Approvals”), in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of Transactions, (iii) make or cause to be made as promptly as practicable the applications or filings required to be made by Stryker, Merger Sub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any other applicable Required Governmental Approvals or any other applicable laws in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Required Governmental Approvals and any such other applicable laws for additional information, documents or other materials received by Stryker or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other governmental entity in connection with such applications or filings or the Merger or the Transactions, and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by, the other party in connection with, making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such governmental entity.

Stryker will take, or cause to be taken (including by its subsidiaries), any and all steps and to make, or cause to be made (including by its subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a governmental entity may assert under the HSR Act and any other antitrust or competition law or regulation with respect to the Transactions, and to avoid or eliminate any impediment under the HSR Act and any other antitrust or competition law or regulation that may be asserted by any governmental entity with respect to such Transactions, in each case, to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including, without limitation, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, disposition of, lease, license or other transfer of any businesses, tangible and intangible assets, equity interests, product lines or properties of the Company, (ii) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company, and (iii) otherwise taking or committing to take any action that would limit Stryker’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, tangible or intangible assets, equity interests, product lines or properties of the Company, in each case as may be required in order to obtain all expirations or terminations of waiting periods required under the HSR Act or to obtain any other Required Governmental Approvals or to avoid the commencement of any action by a governmental entity to prohibit the Transactions under the HSR Act or any other antitrust or competition law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Transactions or delay the Closing beyond the Outside Date.

To assist Stryker, the Company will enter into any agreements requested by Stryker to be entered into prior to the Closing to divest, hold separate or otherwise take any action that limits the Company’s freedom of action, ownership or control with respect to, or ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Company (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action (a “Divestiture Agreement”) will be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Stryker has irrevocably committed to effect the Closing immediately following such Divestiture Action). In obtaining the Required Governmental Approvals, none of Stryker or any of its Affiliates will be required to agree to or offer to sell, divest, lease, license, transfer, dispose of, or otherwise encumber or impair Stryker’s or any of its affiliates’ ability to own or operate any assets or properties of Stryker or any of its affiliates or, except as would not have a Company Material Adverse Effect, any assets or properties of the Company (provided that none of Stryker or any of its Affiliates will be required to take any such action in connection with any action or proceeding by a third party other than a governmental entity).

The Company and Stryker each will, and will cause its respective subsidiaries to, furnish promptly to the other party all information necessary for any application or other filing to be made in connection with the Transactions. The Company and Stryker will each promptly inform  the other of any material communication with, and any proposed understanding, undertaking or agreement with, any governmental entity regarding any such application or filing and permit the other to review and discuss in advance. If a party to the Merger Agreement intends to independently participate in any meeting or discussion with any governmental entity in respect of any such filings, investigation or other inquiry, then such party will give the other party reasonable prior notice of such meeting and invite representatives of the other party to participate in the meeting or discussion with the governmental entity unless prohibited by such governmental entity. The parties will coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

The Company and Stryker will give (and Stryker will cause its subsidiaries to give) any notices to third parties, and use (and Stryker will cause its subsidiaries to use) their reasonable best efforts to obtain any third-party consents necessary to consummate the Transactions; provided, however, that, in connection with obtaining such third-party consents, no payment will be made to any third party, nor will any Company agreement or contract be amended to increase the amount payable by the Company or any of its affiliates thereunder or otherwise to be more burdensome in any material respect to the Company or any of its affiliates, unless mutually agreed in writing by the Company and Stryker, except for such items as would be de minimis.

Subject to specified exceptions, if any administrative or judicial action or proceeding is instituted (or threatened) by a governmental entity challenging the Transactions as violating any applicable law, each of the Company and Merger Sub will, and will cause their respective affiliates to, cooperate and use reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

Stryker will vote (or act by written consent with respect to) all of the shares of capital stock of Merger Sub beneficially owned by Stryker in favor of the adoption of the Merger Agreement in accordance with applicable law.

Indemnification of Directors and Officers; Insurance

The Merger Agreement requires Stryker to honor and fulfill the obligations of the Company under the Company’s governing documents and under any indemnification or other similar agreements, in effect as of the date of the Merger Agreement. In addition, for a period of six years after the Effective Time, Stryker is required to guarantee and stand surety for advancement of expenses and exculpation provisions no less favorable than those contained in the certificate of incorporation and bylaws of the Company as set forth on the date of the Merger Agreement.

Pursuant to the Merger Agreement, the Company must, or if the Company is unable to do so, Stryker must cause the surviving corporation to, maintain a director’s and officer’s liability insurance “tail” or “runoff” program lasting for six years after the Effective Time for wrongful acts or omissions committed or allegedly committed at or prior to the Effective Time. The coverage must have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit and must be comparable in all material respects with the Company’s policy as of the date of the Merger Agreement. However, no party is obligated to pay in excess of 300% of the annual premiums paid by the Company as of the date of the Merger Agreement for such “tail” or “runoff” policy.

If the surviving corporation fails to obtain a “tail” or “runoff” policy as required by the Merger Agreement, Stryker must maintain in effect the existing directors’ and officers’ insurance policy as of the date of the Merger Agreement for a period of six years after the Effective Time. Stryker, however, may substitute any existing policies with alternate reputable and financially sound carriers with terms and conditions no less advantageous than those of the existing policies.

Other Covenants

The Merger Agreement contains additional agreements among the Company, Stryker and Merger Sub relating to, among other matters:

•	the filing of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;

•	antitakeover statutes that become applicable to the Transactions;

•	stockholder litigation against the Company and/or its directors or executive officers relating to the Merger and the Transactions;

•	the coordination of press releases and other public announcements or filings relating to the Transactions;

•	the deregistration of the Common Stock under the Exchange Act;

•
dispositions of Company equity securities in connection with the Transactions by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•
delivery to Stryker of resignations executed by each director and officer of the Company and the Company subsidiaries in office immediately prior to the Effective Time (other than with respect to any directors or officers identified by Stryker in writing to the Company); and

•
filing and recording with the Secretary of State of the State of Delaware and the United States Patent and Trademark Office (as applicable) of the releases of liens and UCC terminations statements delivered in connection with that certain Patent Purchase and License Agreement, dated December 30, 2013, by and between the Company and ClearCount Medical Solutions, Inc.

Conditions to the Merger

The obligations of the Company, Stryker and Merger Sub to effect the Merger are subject to the satisfaction at or before the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Stryker and Merger Sub, as the case may be, to the extent permitted by law:

•	the adoption of the Merger Agreement by the required vote of the stockholders of the Company;

•
(i) no law being enacted or promulgated by any governmental entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger and (ii) no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger; and

•
the expiration or termination of any applicable waiting or review period under the HSR Act and any other antitrust or competition law and any approvals, clearances or waivers required thereunder will have been obtained.

The obligations of Stryker and Merger Sub to effect the Merger are also subject to the satisfaction at or before the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Stryker and Merger Sub:

•
certain representations and warranties of the Company in the Merger Agreement made with respect to organization and qualification, capitalization (except for any de minimis inaccuracy), authorizations, Patient Safety board approvals, the Required Stockholder Approval, consents and approvals and no violations must be true in all respects as of the date of the Merger Agreement and as of the Effective Time as if made at and as of the Effective Time (except that any such representation or warranty that is made as of a specified date must be true and correct as of such specified date); all other representations and warranties of the Company in the Merger Agreement (without giving effect to any materiality or Company Material Adverse Effect) must be true and correct in all respects as of the date of the Merger Agreement and as of the Effective Time as if made at and as of the Effective Time (except that any such representation or warranty that is made as of a specified date must be true and correct as of such specified date), except where the failure to be true and correct, either individually or in the aggregate, would not reasonably be expected to have, a Company Material Adverse Effect;

•	the Company must have performed or complied in all material respects with all obligations required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

•
Stryker must have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying that each of the conditions set forth in the preceding two bullet points have been satisfied;

The obligations of the Company to effect the Merger are also subject to the satisfaction at or before the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

•
the representations and warranties of Stryker and Merger Sub contained in the Merger Agreement must be true and correct as of December 31, 2013 and as of the Effective Time as if made at and as of the Effective Time (except that any such representation or warranty that is made as of a specified date must be true and correct as of such specified date), except where the failure to be true and correct would not reasonably be expected to, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the Merger Agreement and the Transactions; and the Company will have received a certificate signed on behalf of Stryker by a duly authorized executive officer of Stryker to the foregoing effect;

•
Stryker and Merger Sub must have performed or complied in all material respects with all obligations required to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time; and

•
the Company will have received a certificate signed on behalf of Stryker by a duly authorized executive officer of Stryker certifying that each of the conditions set forth in the preceding two bullet points have been satisfied.

Termination

The Merger Agreement may be terminated and the Merger and the Transactions may be abandoned at any time before the Effective Time, whether before or after the Company’s stockholders have adopted the Merger Agreement:

•	by mutual written consent of Stryker and the Company;

•	by either Stryker or the Company if:

•
a final and non-appealable order or ruling has been issued by a court or other governmental entity which prohibits the Merger and the terminating party is in material compliance with its obligations related to anti-trust approval;

•	the Merger is not effected by May 15, 2014 (the “Outside Date”) and the terminating party’s failure to fulfill its obligations under the Agreement is not the reason;

•	the Required Stockholder Approval has not been obtained upon voting; or

•
the other party has breached the Merger Agreement in a manner that (i) in the case of the Company, results in the failure of its obligations to consummate the Merger being satisfied or (ii) in the case of Stryker, would prevent or materially impair its ability to perform its obligations under the Merger Agreement, and the terminating party has delivered written notice of such breach, and such breach is not capable of being cured within 30 days of notice to the party committing such breach;

however, the right to terminate the Merger Agreement pursuant to the conditions in the preceding two bullet points above will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of the failure of the condition;

•	by Stryker if the Patient Safety board makes a change of recommendation to stockholders with respect to the Merger Agreement or fails to include its recommendation in the proxy statement;

•
by the Company, before the adoption of the Merger Agreement by the stockholders, if the Patient Safety board decides to accept a superior proposal following certain procedures and the Company pays Stryker the termination fee described below.

Termination Fee

The Company must pay to Stryker a termination fee of $4 million in the event that:

•
(i) the Merger Agreement is terminated by either party because it has not been effected by the Outside Date or the Required Stockholder Approval has not been obtained upon voting or by Stryker because the Company breaches any representation, warranty, covenant or agreement of the Merger Agreement, (ii) a Competing Proposal was made and not publicly withdrawn prior to such termination, and (iii) within 12 months of the termination, a competing transaction is entered into;

•	the Company terminates the Merger Agreement in order to accept a Superior Proposal; or

•
the Merger Agreement is terminated by Stryker because the Patient Safety board (i) withdraws or changes its recommendation to its stockholders of the Merger Agreement or (ii) fails to include its recommendation in the proxy statement.

Expenses

Except as provided under the termination fee provision of the Merger Agreement, whether or not the Merger or any other transaction is consummated, all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party to the Merger Agreement and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement, the preparation, printing, filing and mailing of the this proxy statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the closing of the Merger and the Transactions (the “Expenses”), will be paid by the party incurring such Expenses, provided that Stryker will pay all Expenses incurred in connection with (i) any filing with antitrust authorities and (ii) the paying agent.

Specific Performance

The parties to the Merger Agreement are entitled (in addition to any other remedy that they may be entitled in law, equity or otherwise) to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

Amendments; Waiver

At any time before the Effective Time, the Merger Agreement may be amended in any and all respects, whether before or after the Required Stockholder Approval, but, after the Required Stockholder Approval has been obtained, no amendment will be made that by law requires further adoption by the stockholders of the Company without obtaining such further adoption. The Merger Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties thereto.

At any time before the Effective Time, any party to the Merger Agreement may (1) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (2) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (3) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained therein. Any agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of the applicable parties.

Governing Law and Jurisdiction

The Merger Agreement is governed by, and is to be construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state. Each party to the Merger Agreement has irrevocably and unconditionally agreed to submit, for itself and its property, to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if (and only if) the Delaware Court of Chancery lacks subject matter jurisdiction, the Federal Court of the United States of America sitting in the State of Delaware, and appellate court therefrom) in connection with all disputes arising out of or in connection with the Merger Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and agreed not to commence any litigation relating thereto except in such court.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise relates to the Merger. This proposal, commonly known as “say-on-golden parachutes,” and which we refer to as the named executive officer Merger-related compensation proposal, gives the Company’s stockholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the named executive officers may be entitled to receive from the Company that is based on or otherwise relates to the Merger. This compensation is summarized in the table under “The Merger (Proposal 1) — Quantification of Payments and Benefits to the Company's Named Executive Officers,” including the footnotes to the table.

The Patient Safety board encourages you to review carefully the named executive officer Merger-related compensation information disclosed in this proxy statement.

The Patient Safety board unanimously recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of Patient Safety Technologies, Inc. hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by Patient Safety Technologies, Inc. to its named executive officers that is based on or otherwise relates to the Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the named executive officer Merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to adopt the Merger Agreement and vote not to approve the named executive officer Merger-related compensation proposal and vice versa. Because the vote on the named executive officer Merger-related compensation proposal is advisory only, it will not be binding on either the Company or Stryker. Accordingly, if the Merger Agreement is adopted and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

The above resolution approving the Merger-related compensation of the Company’s named executive officers on an advisory basis requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock, voting together as a single class, present in person or represented by proxy at the special meeting and entitled to vote thereon.

The Patient Safety board unanimously recommends a vote “FOR” the named executive officer Merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to adopt the Merger Agreement, if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement. If this adjournment proposal is approved, the special meeting could be adjourned by the Patient Safety board to any date. In addition, the Patient Safety board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the Merger Agreement but do not indicate a choice on the adjournment proposal, your shares of Common Stock and Series A Preferred Stock will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the proposal to adopt the Merger Agreement, your shares of Common Stock and Series A Preferred Stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal. The Company does not intend to call a vote on this proposal if Proposal 1 is approved at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the Merger Agreement. Accordingly, you may vote to approve the proposal to approve and adopt the Merger Agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series A Preferred Stock, voting together as a single class, present in person or represented by proxy at the special meeting and entitled to vote thereon.

The Patient Safety board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Our common stock is traded on the OTCBB and the OTCQB under the symbol “PSTX.”

The following table sets forth during the periods indicated the high and low closing prices of Common Stock:

	Market Price
	High	Low
2013
First Quarter	$1.85	$1.51
Second Quarter	$1.84	$1.40
Third Quarter	$2.26	$1.67
Fourth Quarter (through December 30, 2013)	$2.00	$1.38
2012
First Quarter	$1.50	$1.10
Second Quarter	$1.86	$1.40
Third Quarter	$1.84	$1.60
Fourth Quarter	$1.85	$1.57
2011
First Quarter	$0.94	$0.69
Second Quarter	$1.48	$0.85
Third Quarter	$1.46	$0.88
Fourth Quarter	$1.41	$1.11

The closing sale price of our Common Stock on December 30, 2013, which was the last trading day before the Merger was publicly announced, was $1.48 per share. On              , 2014, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our Common Stock was $              per share. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock as of December 31, 2013, based on 38,861,508 shares of Common Stock outstanding on that date, by: (i) each director and nominee; (ii) each of our named executive officers; (iii) all of our directors, nominees, and current executive officers as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our capital stock. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Information with respect to beneficial ownership has been furnished by each director, nominee and executive officer. With respect to beneficial owners of more than 5% of our capital stock, information is based on information filed with the SEC. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules require inclusion of shares of capital stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable within 60 days after December 31, 2013, which is March 1, 2014. These shares are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Patient Safety Technologies, Inc., 15540 Laguna Canyon Road, Suite 150, Irvine, California 92618.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Beneficially Owned	Shares of Series A Preferred Stock Beneficially Owned		Percentage of Series A Preferred Stock Beneficially Owned
Current Directors
Brian E. Stewart	2,792,291	1	6.8%	—		*
John P. Francis	3,206,840	2	8.2%	—		*
Louis Glazer, M.D. Ph.G.	1,086,752	3	2.8%	10,750	4	98.2%
Lynne Silverstein	91,330		*	—		*
Wenchen Lin	1,100,000	5	2.8%	—		*

Named Executive Officers Who Are Not Directors
David Dreyer	637,642	6	1.6%	—		*
All Directors and Executive Officers as a group (6 persons)	8,914,855		21.5%	10,750		98.2%
Other Beneficial Owners
Kinderhook Partners, LP 2 Executive DR Suite 585 Fort Lee, NJ 07024	7,359,435	7	18.9%	—		*

Compass Global Management, Ltd. c/o M&C Corporate Services limited P.O. Box 309 ST, Ugland House South Church Street, Georgetown Grand Cayman, Cayman Islands	2,600,000	8	6.7%	—		*

Radisson Trading Company RM: 1502-4, Righteous Centre 585 Nathan Rock, Mongkok, Kowloon, Hong Kong	3,029,333	9	7.8%	—		*

Francis Capital Management, LLC 1453 Third St., Suite 470 Santa Monica, CA 90401	3,206,840	2	8.2%	—		*

*Less than 1% of the outstanding common stock.

1 Represents (i) 859,253 shares of Common Stock beneficially owned by Mr. Brian E. Stewart and (ii) 1,933,038 shares of Common Stock subject to options exercisable by Mr. Brian Stewart within 60 days of December 31, 2013.

2 Represents (i) 152,640 shares of Common Stock beneficially owned by Francis Capital Management, LLC, a California limited liability company (“FCM”), (ii) 1,488,864 shares of Common Stock held of record by Catalysis Partners, LLC and (iii) 1,565,336 shares of Common Stock held of record by Catalysis Offshore Ltd. John P. Francis is the managing member of FCM, which is the managing member of Catalysis Partners, LLC and the investment manager of Catalysis Offshore Ltd. FCM has sole voting and investment power over the shares held of record by Catalysis Partners, LLC and Catalysis Offshore Ltd. Mr. Francis disclaims beneficial ownership of the shares of Common Stock held of record by each of Catalysis Partners, LLC, Catalysis Offshore Ltd. and FCM. The inclusion of disclaimed shares in this Report shall not be deemed an admission of beneficial ownership for purposes of Section 13 or for any other purpose. Mr. Francis owns 11,628 shares of Series B Preferred Stock, which is not taken into account for purposes of this table.

3 Represents (i) 906,752 shares of Common Stock and (ii) 180,000 shares of Common Stock issuable upon the exercise of outstanding options, exercisable within 60 days of December 31, 2013, beneficially owned jointly by Louis Glazer, M.D. Ph. G. and Melanie Glazer.

4 The shares of Series A Preferred Stock are beneficially owned jointly by Louis Glazer, M.D. Ph. G. and Melanie Glazer.

5 Mr. Lin owns 11,628 shares of Series B Preferred Stock, which is not taken into account for purposes of this table.

6 Represents (i) 205,000 shares of Common Stock and (ii) 432,642 shares of Common Stock issuable upon the exercise of outstanding options, exercisable within 60 days of December 31, 2013.

7 Information is based on the Schedule 13D filed on May 21, 2012 by Kinderhook Partners, LP (the “Partnership”), Kinderhook GP, LLC, the general partner of the Partnership (the “General Partner”), Kinderhook Capital Management, LLC, the investment adviser to the Partnership (the “Advisor”), Stephen J. Clearman, the co-managing member of the General Partner and the Advisor, and Tushar Shah, the co-managing member of the General Partner and the Advisor. Mr. Clearman and Mr. Shah are the co-managing members of the General Partner and the Advisor responsible for making investment decisions with respect to the Partnership and, as a result, Mr. Clearman and Mr. Shah may be deemed to control such entities. Accordingly, each of Mr. Clearman and Mr. Shah may be deemed to have a beneficial interest in the shares of Common Stock by virtue of his indirect control of the Partnership, the General Partner and the Advisor and the General Partner’s and Advisor’s power to vote and/or dispose of the shares of Common Stock. Each of Mr. Clearman and Mr. Shah disclaims beneficial ownership of the shares of Common Stock except to the extent of his pecuniary interest, if any, therein.

8 Information is based on the Schedule 13D filed on April 16, 2010 by Compass Global Management, Ltd. and the other parties thereto.

9 Information is based on a Schedule 13D filed on April 16, 2010 and the Company’s knowledge of the issuance in March 2011 of 1,333,333 shares of Common Stock to Radisson Trading Company.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the Merger and to receive payment in cash for the fair value of your shares of capital stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of capital stock of the Company unless otherwise indicated.

Beneficial owners of shares of capital stock of the Company who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary, and if the shares of capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of capital stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of capital stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of capital stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of capital stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the Merger in connection with which appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262 and a copy of the full text of Section 262 is attached hereto as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•
You must deliver to us a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the Merger Agreement and the Merger. Voting against or failing to vote for the adoption and approval of the Merger Agreement and the Merger by itself does not constitute a demand for appraisal within the meaning of Section 262. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

•
You must not vote in favor of, or consent in writing to, the adoption and approval of the Merger Agreement and the Merger. A vote in favor of the adoption and approval of the Merger Agreement and Merger, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the Merger Agreement and the Merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement and the Merger or abstain from voting on the Merger Agreement and the Merger.

•
You must continue to hold your shares of capital stock through the Effective Time of the Merger. Therefore, a stockholder who is the record holder of shares of capital stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the Effective Time of the Merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the aggregate consideration, but you will have no appraisal rights with respect to your shares of capital stock.

All demands for appraisal pursuant to Section 262 should be addressed to Patient Safety Technologies, Inc., 15540 Laguna Canyon Road, Suite 150, Irvine, California 92618, Attention: Corporate Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of capital stock.

Within 10 days after the Effective Time of the Merger, the surviving corporation (Patient Safety) must give written notice that the Merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement and the Merger. At any time within 60 days after the Effective Time of the Merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the aggregate consideration specified by the Merger Agreement for his or her shares of capital stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Within 120 days after the Effective Time of the Merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and the Merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of capital stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of capital stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Company, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of capital stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time of the Merger and the date of payment of the judgment. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the surviving corporation of the certificates representing such stock.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of capital stock as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Moreover, we do not anticipate offering more than the per share aggregate consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of capital stock of the Company is less than the per share aggregate consideration for such share of capital stock.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the Effective Time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the Effective Time; however, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the Effective Time or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the aggregate consideration that such holder would have received pursuant to the Merger Agreement within 60 days after the Effective Time.

In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to Patient Safety Technologies, Inc., 15540 Laguna Canyon Road, Suite 150, Irvine, California 92618, Attention: Corporate Secretary, or by calling (949) 387-2277. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is completed, we will not hold an annual meeting of stockholders in 2014. If the Merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders, and we will hold a 2014 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2014 annual meeting will be held. If the 2014 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2014 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws, as described below.

Any stockholder who meets the requirements of the proxy rules under the Exchange Act may submit to the Patient Safety board proposals to be considered for submission to the stockholders at, and included in the proxy materials for, our 2014 annual meeting of stockholders. In order to be considered for inclusion in the proxy materials to be disseminated by the Patient Safety board, your proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be received at Patient Safety Technologies, Inc., 15540 Laguna Canyon Road, Suite 150, Irvine, California 92618, a reasonable amount of time in advance of our beginning to print and send our proxy materials.

In addition, our bylaws also provide for separate procedures a stockholder must follow to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting outside the processes of Rule 14a-8. To be considered timely under these bylaw provisions, the stockholder’s notice must be received by our corporate secretary at our principal executive offices at the address set forth above a reasonable amount of time in advance of our beginning to print and send our proxy materials. Our bylaws specify requirements as to the form and content of a stockholder’s notice. If we do not receive the notice on a timely basis or if the notice does not otherwise comply with our bylaws, we will not be required to present the proposal at the 2014 annual meeting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website at www.surgicountmedical.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: Patient Safety Technologies, Inc., 15540 Laguna Canyon Road, Suite 150, Irvine, California 92618, Attention: Corporate Secretary, telephone (949) 387-2277. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of capital stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit) to Patient Safety Technologies, Inc., 15540 Laguna Canyon Road, Suite 150, Irvine, California 92618, Attention: Corporate Secretary, telephone (949) 387-2277.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2013 (as amended by the Annual Report on Form 10-K/A for the same period);

•	Quarterly Reports on Form 10-Q for the Periods Ended March 31, 2013, June 30, 2013 and September 30, 2013; and

•	Current Report on Form 8-K, filed January 2, 2014.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated               , 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

STRYKER CORPORATION,

PS MERGER SUB INC.

and

PATIENT SAFETY TECHNOLOGIES, INC.

dated as of

December 31, 2013

i

ii

Annex I	Form of Voting Agreement
Annex II	Form of Amended and Restated Certificate of Incorporation of Surviving Corporation
Annex III	Form of Amended and Restated Bylaws of Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated December 31, 2013, is by and among STRYKER CORPORATION, a Michigan corporation (“Parent”), PS MERGER SUB INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and PATIENT SAFETY TECHNOLOGIES, INC., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has, on the terms and subject to the conditions set forth herein, unanimously determined that this Agreement and the transactions contemplated hereby (the “Transactions”), including the merger of Purchaser with and into the Company (the “Merger”), are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Company Board of Directors has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the Transactions and declaring advisable and recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”) pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the boards of directors of each of Parent and Purchaser have approved, and the board of directors of Purchaser has determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Purchaser and its stockholder;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Purchaser to enter into this Agreement, Parent, Purchaser and certain stockholders of the Company have entered into certain voting agreements in the form attached hereto as Annex I providing that, among other things, subject to the terms and conditions set forth therein, such stockholders will support the transactions contemplated by this Agreement, including, but not limited to, voting for the Merger; and

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

Section 1.1   The Merger.

(a)          Subject to the terms and conditions of this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time, the Company and Purchaser shall consummate the Merger pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL, and (iii) the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”

(b)          At the Effective Time, the Company Certificate shall, by virtue of the Merger, be amended and restated in its entirety so as to read in the form attached hereto as Annex II, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in the form attached hereto as Annex III.

Section 1.2   Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th Floor, Costa Mesa, California 92626, on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 1.3   Effective Time. Subject to the terms and conditions of this Agreement, Parent, Purchaser and the Company shall cause an appropriate certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.” From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers and property of the Company and Purchaser, and all of the debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities, and duties of the Surviving Corporation.

Section 1.4   Directors and Officers of the Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time, from and after the Effective Time, shall be appointed as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.5   Subsequent Actions. If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1   Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or the sole stockholder of Purchaser:

(a)          Conversion of Common Stock. Each share of common stock, par value $0.0001 per share of the Company (the “Common Stock” or “Common Shares”) issued and outstanding immediately prior to the Effective Time (other than Common Shares to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) shall be converted into the right to receive in cash an amount per Common Share (subject to any applicable withholding Tax) equal to $2.22, without interest (the “Common Consideration”). From and after the Effective Time, all such Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Common Share shall cease to have any rights with respect thereto, except the right to receive the Common Consideration therefor upon the surrender of such Common Share in accordance with Section 2.2, without interest thereon.

(b)          Conversion of Preferred Stock.

(i)          Each share of Series A Convertible Preferred Stock, par value $1.00 per share of the Company (the “Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Series A Preferred Stock to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) shall be converted into the right to receive in cash an amount per share of Series A Preferred Stock (subject to any applicable withholding Tax) equal to $100.00 (the “Series A Preferred Consideration”). From and after the Effective Time, all such Series A Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Series A Preferred Consideration therefor upon the surrender of such share of Series A Preferred Stock in accordance with Section 2.2, without interest thereon.

(ii)          Each share of Series B Convertible Preferred Stock, par value $1.00 per share of the Company (the “Series B Preferred Stock,” and, together with the Series A Preferred Stock, the “Preferred Stock,” and, together with the Common Stock, the “Capital Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time (other than shares of Series B Preferred Stock to be cancelled in accordance with Section 2.1(c) and other than Dissenting Shares) shall be converted into the right to receive in cash an amount per share of Series B Preferred Stock (subject to any applicable withholding Tax) equal to $296.00 (the “Series B Preferred Consideration,” and, together with the Common Consideration and the Series A Preferred Consideration, the “Merger Consideration”). From and after the Effective Time, all such Series B Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a share of Series B Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Series B Preferred Consideration therefor upon the surrender of such share of Series B Preferred Stock in accordance with Section 2.2, without interest thereon.

(c)          Cancellation of Treasury Stock and Parent-Owned Stock. All Shares owned by the Company, Parent or Purchaser (but not any Shares owned by any of their respective Subsidiaries (for the absence of doubt, other than Purchaser itself or the Company itself), which Shares, if any, shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)          Purchaser Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of Purchaser (the “Purchaser Common Stock”) shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and, except as set forth in Section 2.1(c) above, shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Purchaser Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)          Adjustment to Merger Consideration. The applicable Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Capital Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Capital Stock occurring on or after the date hereof and prior to the Effective Time.

Section 2.2   Payment for Securities; Surrender of Certificates.

(a)          Paying Agent. Prior to the Effective Time, Parent or Purchaser shall designate a reputable bank or trust company, which shall be reasonably acceptable to the Company, to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to or at the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration with respect to Shares converted into the applicable Merger Consideration pursuant to Sections 2.1(a) and 2.1(b) (the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Sections 2.1(a) and 2.1(b), Parent shall, or shall cause Purchaser to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to: direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of six (6) months after the Effective Time or full payment of the Exchange Fund, and no part of such interest or other income shall accrue to the benefit of holders of the Shares.

(b)          Procedures for Surrender. As promptly as practicable after the Effective Time (but in no event later than three (3) business days after the Effective Time), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the applicable Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the applicable Merger Consideration and for submitting Form W-9 or the appropriate series of Form W-8. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents reasonably acceptable to the Company as may be appointed by Parent or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration in cash as contemplated by this Article II, without interest thereon.

(c)          Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged, without interest thereon, as provided in this Agreement.

(d)          Termination of Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(e)          Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3   Dissenting Shares.

(a)          Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to, but did not vote in favor of the Merger (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and any Certificates or Book-Entry Shares representing such Dissenting Shares shall represent solely the right to receive, the applicable Merger Consideration.

(b)          The Company shall give prompt notice to Purchaser of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Appraisal Rights, and Purchaser shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

Section 2.4   Treatment of Company Options and Restricted Shares.

(a)          No later than fifteen (15) days prior to the Effective Time, each outstanding, unvested and unexercised option to purchase Common Shares granted under any Company Equity Plan or any other plan, agreement or arrangement (the “Company Options”) shall become immediately vested and exercisable in full, and with respect to any Company Options that remain outstanding and unexercised as of immediately prior to the Effective Time, all such Company Options shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement thereof, a payment in cash of an amount equal to the product of (A) the total number of Common Shares for which such Company Option remains outstanding and unexercised immediately prior to the Effective Time and (B) the excess, if any, of the Common Consideration over the exercise price per Common Share previously subject to such Company Option (such amount being hereinafter referred to as the “Option Consideration”). The Option Consideration shall be paid by the Surviving Corporation as soon as practicable following the Effective Time. From and after the Effective Time, each such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration, if any. Parent shall not assume any Company Options.

(b)          Immediately prior to the Effective Time, all outstanding shares of restricted stock (the “Restricted Shares”) granted under any Company Equity Plan shall become immediately vested and all restrictions thereupon shall lapse, and such Restricted Shares shall be cancelled in exchange for the right to receive, with respect to each Restricted Share so cancelled, the Common Consideration, which shall be paid by the Surviving Corporation as soon as practicable following the Effective Time.

(c)          The Company shall take all actions as may be necessary to effectuate the treatment of the Company Options and Restricted Shares (collectively, the “Company Equity Awards”) as contemplated by this Section 2.4, including delivery of any notices required. Prior to taking any such actions, the Company shall consult with Parent and provide Parent and its counsel with a reasonable opportunity to review and comment on any related notices, filings or other documents.

Section 2.5   Additional Benefits Matters; Withholding. All amounts payable pursuant to Article II shall be paid without interest. Any payments made pursuant to Article II shall be net of all applicable withholding Taxes that Parent, Purchaser, the Company, the Surviving Corporation or the Paying Agent, as the case may be, shall be required to deduct and withhold under applicable Law, and Parent, Purchaser, the Company, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct such amounts. To the extent that amounts are so deducted and withheld by Parent, Purchaser, the Company, the Surviving Corporation  or the Paying Agent, as the case may be, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.

Section 2.6   Treatment of Warrants. Except for the Company Warrants listed on Schedule 2.6, Parent shall not assume any Company Warrants. Pursuant to their terms, at the Effective Time, each Company Warrant shall no longer be exercisable for any capital stock of the Surviving Corporation but shall become exercisable solely for the Common Consideration that would have been payable to the holders thereof in the Merger had they exercised the Company Warrants immediately prior to the Effective Time. The Company shall take all actions as may be necessary to comply with all of the terms and conditions of the Company Warrants in connection with the Merger and the other Transactions, including delivery of the notice required for each Company Warrant. The Company shall take all such actions in compliance with applicable Law. Prior to taking any such actions, the Company shall consult with Parent and provide Parent and its counsel with a reasonable opportunity to review and comment on any related notices, filings or other documents.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosure (i) except with respect to Section 3.1, Section 3.2, Section 3.3 and Section 3.4, in the Company SEC Documents filed prior to the date hereof (but, in each case, excluding any risk factor (other than to the extent such risk factor addresses historic facts), forward-looking or predictive disclosures contained under the heading “Risk Factors,” or in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature or that do not address historic facts) and (ii) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), which Company Disclosure Letter identifies items of disclosure by reference to a particular section or subsection of this Agreement. Each disclosure set forth in the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to each other representation or warranty is reasonably apparent from the text of the disclosure made.

Section 3.1   Organization and Qualification; Subsidiaries.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents not filed as of the date hereof with the SEC. The Company is in compliance with the terms of the Company Governing Documents, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Schedule 3.1 sets forth a true and complete list of the Subsidiaries of the Company (each a “Company Subsidiary”), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Company Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents. The Company has made available to Parent and Purchaser, prior to the execution of this Agreement, true and complete copies of the constituent organizational and governing documents, as applicable, of each Company Subsidiary. Each Company Subsidiary is a corporation duly organized or formed, validly existing and in good standing (or has equivalent status, to the extent such concept exists) under the laws of its jurisdiction of organization or formation and has the requisite corporate power and authority to conduct its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.2   Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, (ii) 1,000,000 shares of Preferred Stock, consisting of 500,000 shares designated as Series A Preferred Stock and 150,000 shares designated as Series B Preferred Stock. As of November 30, 2013 (the “Capitalization Date”), (A) 38,861,508 shares of Common Stock were issued and outstanding, (B) 10,950 shares of Series A Preferred Stock were issued and outstanding (none of which are convertible into any other series of Company capital stock), (C) 70,425 shares of Series B Preferred Stock were issued and outstanding (and convertible into 9,390,000 shares of Common Stock), (D) no shares of Common Stock or Preferred Stock were issued and held in the treasury of the Company or otherwise owned by the Company, (E) Company Warrants issued in November 2009 to purchase 1,250,000 shares of Common Stock at an exercise price of $2.00 per share were outstanding, (F) Company Warrants issued in November 2009 to purchase 625,000 shares of Common Stock at an exercise price of $4.00 per share were outstanding, (G) Company Warrants (other than the Company Warrants described in clauses (E) and (F) above) to purchase 711,878 shares of Common Stock were outstanding, (H) 3,538,662 shares of Common Stock were reserved for issuance in connection with future grants of awards under any Company Equity Plan, (I) 5,339,672 shares of Common Stock were reserved for issuance with respect to outstanding Company Equity Awards and (J) 2,586,875 shares of Common Stock were reserved for issuance upon exercise of Company Warrants. All of the outstanding Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Company Options or Company Warrants will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except as set forth in this Section 3.2(a) or as set forth in Schedule 3.2(a), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively, “Equity Interests”) or (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary.

(b)   Schedule 3.2(b) sets forth a listing of all outstanding Company Equity Awards as of the Capitalization Date. Schedule 3.2(b) sets forth with respect to each Company Option outstanding as of the Capitalization Date,

 (i)           (A) the holder of each such Company Option; (B) the number of shares of Common Stock issuable therefor; (C) the purchase price payable therefor upon the exercise of each such Company Option; (D) the date on which such Company Option was granted; (E) the Benefit Plan under which such Company Option was granted and whether such Company Option is intended to be an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option; and (F) the extent to which such Company Option is vested and exercisable as of the Capitalization Date. All of the Company Options have been granted solely to employees, consultants (who are individuals) or directors of the Company or a Company Subsidiary. The per share of Common Stock exercise price of each Company Option is not less than the fair market value of a share of Common Stock as of the date of grant of such Company Option. All grants of Company Options were validly issued and properly approved by the Company Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices prohibited by Law or the terms of the Company Equity Plan.

 (ii)          Schedule 3.2(b) sets forth, with respect to each Restricted Share outstanding as of the Capitalization Date, (A) the holder of each such Restricted Share; (B) the number of shares of Common Stock subject to the award of such Restricted Share; (C) the date on which such Restricted Share was granted; and (D) the Benefit Plan under which such Restricted Share was granted.

 (iii)         As of the Capitalization Date, no Company Options, Restricted Shares or any other equity or equity-based awards were granted and are outstanding other than those granted under the Benefit Plans and set forth on Schedule 3.2(b). The Company has made available to Parent all forms of option award agreements and all forms of Restricted Share award agreements governing Company Options and Restricted Shares, respectively. Between the Capitalization Date and the date of this Agreement, the Company has not granted or issued Company Options, Restricted Share or any other equity or equity-based awards. Other than the Restricted Shares, there are no restricted shares, stock-appreciation rights, security-based performance units, “phantom” stock, contingent value rights or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of the Company Subsidiaries or assets or calculated in accordance therewith of the Company.

 (iv)         Schedule 3.2(b) sets forth with respect to each Company Warrant (A) the holder of each Company Warrant; (B) the number of shares of Common Stock issuable therefor; (C) the purchase price payable therefor upon the exercise of each such Company Warrant; (D) the date on which such Company Warrant was granted.

(c)          There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other Equity Interest, of the Company or Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its capital stock or other Equity Interests.

(d)          The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any Person, or has any obligation to acquire any such Equity Interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of or (ii) limiting the exercise of voting rights with respect to any Equity Interests in any Company Subsidiary.

(e)          All dividends or distribution on securities of the Company that have been declared or authorized have been paid in full.

Section 3.3   Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by the Requisite Stockholder Approval and the filing of the Certificate of Merger. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 3.4   Board Approval. At a meeting duly called and held, the Company Board of Directors has unanimously (a) determined that the Merger is advisable and fair to and in the best interests of, the stockholders of the Company, (b) approved this Agreement and the Transactions, which approval, to the extent applicable and subject to the accuracy of the representations and warranties in Section 4.6, constituted approval under the provisions of Section 203 of the DGCL as a result of which the Transactions, including the Merger, are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL and (c) subject to Section 5.2, determined to recommend that the stockholders of the Company adopt this Agreement.

Section 3.5   Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any of the Company Subsidiaries or any agreements relating to the Company Options, Restricted Shares or Company Warrants, (b) require any filing by the Company or any of the Company Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational (a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other Required Governmental Approvals or (iv) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Agreement, or (d) violate any order, writ, injunction, decree or Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets; except in each of clauses (b), (c) or (d) where (i) any failure to obtain such permits, authorizations, consents or approvals, (ii) any failure to make such filings or (iii) any such modifications, violations, rights, breaches or defaults are not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, or have a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions.

Section 3.6   Company SEC Documents and Financial Statements. The Company has filed or furnished (as applicable) with the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2011 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) (such documents and any other documents filed by the Company with the SEC, as the same have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act, the applicable rules and regulations of the SEC thereunder and the applicable rules and regulations of the FINRA OTC Bulletin Board Market and the OTC QB Marketplace; provided that no representation is made with respect to information supplied by Parent, Purchaser or any affiliate of Parent or Purchaser in writing expressly for inclusion in the Proxy Statement. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its Subsidiaries in all material respects, (ii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iv) fairly present in all material respects the financial position and the results of operations, cash flows and stockholders’ equity of the Company and the consolidated Subsidiaries as of the times and for the periods referred to therein. The Company has made available to Parent true and complete  copies of all comment letters from the SEC since January 1, 2011 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

Section 3.7   Internal Controls; Sarbanes-Oxley Act. The Company has designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the Company Board of Directors (and has made available summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened in each case regarding any accounting practices of the Company or any malfeasance by any director or executive officer of the Company. Since January 1, 2011, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel, the Company Board of Directors or any committee thereof. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Since January 1, 2011, (i) the Company has not received any material written, or, to the knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company, or unlawful accounting or auditing matters with respect to the Company and (ii) to the knowledge of the Company, no attorney representing the Company, whether or not employed by the Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to the general counsel or to the chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

Section 3.8   Absence of Certain Changes.

(a)          Except as contemplated by this Agreement or in the Company SEC Documents filed prior to the date hereof, since December 31, 2012, the Company has conducted, in all material respects, its business in the ordinary course consistent with past practice.

(b)          Since December 31, 2012, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Since December 31, 2012 through the date of this Agreement, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Sections 5.1(e), (f), (g), (m), (n), (o), (p) or (s).

(d)          To the knowledge of the Company, there have not been any written claims made, and no such claims have been threatened, under the Company’s customer indemnification program since December 31, 2012.

Section 3.9   No Undisclosed Liabilities. Except (a) as disclosed, reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice, (c) for liabilities and obligations incurred under this Agreement or transaction expenses incurred by the Company in connection with this Agreement and the Merger, (d) for liabilities and obligations incurred under the executory portion of any Company Material Contract, and (e) for liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has incurred any liabilities of any nature (whether or not accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Financial Statements in accordance with GAAP).

Section 3.10   Litigation. There is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal Proceeding”), pending against (or to the knowledge of the Company, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any current or former executive officer, director or employee of the Company (in their capacity as such) nor, to the knowledge of the Company, is there any investigation of a Governmental Entity pending or threatened against the Company or any Company Subsidiary, other than as would not reasonably be expected, individually or in the aggregate, (a) to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or (b) to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of the Merger or any of the other Transactions. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which would reasonably be expected, individually or in the aggregate, (a) to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or (b) to impair in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other Transactions. Since January 1, 2011, there have not been any product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (a) services rendered by the Company or any of the Company Subsidiaries or (b) the sale, distribution or manufacturing of products, including medical products and devices, by the Company or any of the Company Subsidiaries, in each case other than that would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole.

Section 3.11         Employee Benefit Plans; ERISA.

(a)          Schedule 3.11(a) sets forth a true and complete list of all “employee benefit plans” (as that term is defined in Section 3(3) of ERISA), and all other change-in-control, retention, bonus, severance, employment, consulting, pension, profit-sharing, retirement, insurance, stock purchase, stock option, equity and other incentive compensation and other fringe benefit plans, policies, programs, agreements, arrangements, or practices, in each case, maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary (the “Benefit Plans”).

(b)          Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Benefit Plan or related trust. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan and any related trust complies in all respects, and has been administered in compliance in all respects, with ERISA, the Code, and other applicable Laws.

(c)          Except as set forth on Schedule 3.11(c), no Benefit Plan is, and neither the Company nor any ERISA Affiliate has ever maintained or had an obligation to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (ii) a plan that is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code); (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (v) a funded welfare benefit plan (as defined in Section 419 of the Code); (vi) a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code; or (vi) an organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code.

(d)          With respect to the Benefit Plans, each to the extent applicable, true and complete copies of the following have been made available or made available to Parent by the Company: (i) all Benefit Plans (including all amendments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or policies, group annuity contracts, and other funding arrangements relating to any Benefit Plan; (v) the three (3) most recent annual reports and all schedules thereto (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination or opinion letter from the Internal Revenue Service; (vii) all material correspondence to or from any Governmental Entity relating to any Benefit Plan; (viii) all non-discrimination tests for each Benefit Plan for the two (2) most recent plan years; and (ix) the most recent summary plan description and all summaries of material modifications and plan prospectuses for each Benefit Plan. There are no material unpaid contributions due with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract, or any applicable Law, and all material contributions due have been timely made (taking into account any valid extensions as permitted under applicable Law).

(e)          Except as set forth on Schedule 3.11(e), as required by Law (including Part 6 of Title I of ERISA), as required by a medical reimbursement account plan pursuant to Section 125 of the Code, or through the last day of the calendar month in which the participant’s employment with the Company or any Company Subsidiary terminates, neither the Company nor any Company Subsidiary has any obligations to provide any health or welfare benefits (whether or not insured) to retired or other former employees, directors, or consultants.

(f)          Except as set forth in Schedule 3.11(f) neither the execution and delivery of this Agreement nor the consummation of the Transactions, or any termination of employment or service (or other event or occurrence) in connection therewith will, except as specifically contemplated by this Agreement, (i) entitle any current or former employee, director, or consultant of the Company or any Company Subsidiary to any payment or benefit (or result in the funding of any such payment or benefit) or result in any forgiveness of indebtedness with respect to any such Persons; (ii) increase the amount of any compensation or other benefits otherwise payable by the Company or any Company Subsidiary; or (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or other benefits. Except as set forth in Schedule 3.11(f), no amounts payable (individually or collectively and whether in cash, capital stock of the Company or other property) under any of the Benefit Plans or any other Company Agreement would reasonably be expected to fail to be deductible for federal income tax purposes by virtue of Section 404 or 280G or, to the extent intended to be deductible, 162(m) of the Code.

(g)          Neither the Company nor, to the knowledge of the Company, any ERISA Affiliate has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably would be expected to subject the Company or the Surviving Corporation to any material tax or penalty.

(h)          Neither the Company nor any Company Subsidiary has used the services or workers provided by third party contract labor suppliers, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Benefit Plan or the imposition of penalties or excise taxes by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation. Neither the Company nor any of the Company Subsidiaries has any material liability with respect to any misclassification of a person performing services for the Company or any of the Company Subsidiaries as an independent contractor rather than as an employee.

Section 3.12         Labor Matters. As of the date of this Agreement, the Company has delivered to Purchaser a true and complete list of all employees of the Company and each Company Subsidiary (whether actively employed or inactive) along with position, date of hire, work location, compensation and benefits, classification for wage and hour purposes, accrued but unused sick, vacation or other leave, notice and severance requirements in the event of termination, visa or work permit status, and service credited for purposes of vesting and eligibility to participate under any Benefit Plan. Except as set forth on Schedule 3.12(a), the employment of each officer and employee of the Company or any Company Subsidiary is terminable at the will of the Company or such Company Subsidiary, as applicable. As of the date of this Agreement, the Company has delivered to Purchaser a true and complete list of all consultants, temporary employees and independent contractors currently performing services for the Company or any Company Subsidiary, including the initial date of engagement, location, a description of the remuneration arrangements applicable to each, a description of the services provided, and any termination related obligations. Each of the Company and the Company Subsidiaries has complied, in all material respects, with all applicable Laws and its own policies and practices relating to labor and employment matters, including fair employment practices, equal employment opportunity, terms and conditions of employment, consultation with employees, immigration, wages, hours, social contributions and Taxes, benefits, workers' compensation, classification, employee leaves, data protection, privacy, occupational safety and health, collective or mass layoffs, plant closing and changes in operations. Except as set forth in Schedule 3.12(c), neither the Company nor any Company Subsidiary has (i) taken any action within the past three (3) years requiring notice to employees or any other obligations under the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law, (ii) incurred any liability or obligations under the WARN Act or any similar state, local or foreign Law that remains unsatisfied, and (iii) no such action will be implemented prior to the Effective Time. There is no pending or, to the knowledge of the Company, threatened labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary, nor has there been any such action or event since January 1, 2010. Neither the Company nor any Company Subsidiary is a party to, bound by or in the process of negotiating any labor, collective bargaining or similar agreement. There are no unfair labor practices, arbitrations, suits, claims, actions, charges, litigations or other proceedings or material grievances relating to any current or former employee or independent contractor of the Company or any Company Subsidiary (relating to their services for or relationship with the Company) or any Company Subsidiary. None of the employees of the Company or any Company Subsidiary is represented by any labor union, works council or similar organization with respect to their employment with the Company or any Company Subsidiary and, to the knowledge of the Company, there are not any union organizing activities, either by or on behalf of any employee or union or similar labor organization with respect to employees of the Company or any Company Subsidiary. To the knowledge of the Company, no executive officer or other key employee of the Company (i) is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with any other Person affecting or in conflict with the present and proposed business activities of the Company or any of the Company Subsidiaries or (ii) is in violation of any nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or the Company Subsidiaries or the use of trade secrets and proprietary information.

Section 3.13         Taxes. Except as set forth on Schedule 3.13:

(a)          The Company and the Company Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were true and complete in all material respects. The Company and the Company Subsidiaries have paid all Taxes shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP, and all material Taxes which the Company and the Company Subsidiaries are required by Law to withhold or to collect for payment in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party have been duly withheld and collected and any such amounts that are required to be remitted to any taxing authority have been duly and timely remitted. None of such Tax Returns are currently subject to an extension or waiver of the applicable limitation period, and no such extension or waiver has been requested.

(b)          Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) there currently are no audits, examinations or other proceedings pending with regard to any Taxes of the Company or the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits or proceedings with regard to any Taxes of the Company or the Company Subsidiaries. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries does not file a Tax Return that such Company or Company Subsidiary is or may be subject to taxation by that jurisdiction.

(c)          There are no material Tax Liens upon any property or assets of the Company and the Company Subsidiaries, except for Permitted Liens.

(d)          None of the Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business).

(e)          Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of: (i) any intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) any installment sale or open transaction disposition made on or prior to the date of this Agreement; (iii) any prepaid amount received on or prior to the Effective Time; (iv) Section 481(a) or 482 of the Code (or an analogous provision of state, local, or foreign Law) by reason of a change in accounting method or otherwise; or (v) any election under Section 108(i) of the Code.

(f)          Neither the Company nor any of the Company Subsidiaries has participated, or is currently participating, in a “Listed Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)          Neither the Company nor the Company Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock purported to or intended to qualify for tax-free treatment under Section 355 or 361 of the Code within the past three (3) years.

Section 3.14         Contracts; Customers and Suppliers.

(a)          Except as filed or listed as exhibits to the Company’s annual report on Form 10-K for the fiscal year 2012, Schedule 3.14(a) sets forth a list of each note, bond, mortgage, lien, indenture, lease, license, contract or agreement, or other instrument or obligation (whether written or oral) to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound (the “Company Agreements”) which is in effect as of the date hereof and:

(i)          is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than a Benefit Plan listed on Schedule 3.11(a));

(ii)        involves annual expenditures in excess of $75,000 and was not entered into in the ordinary course of business, consistent with past practice;

(iii)       contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or upon consummation of the Transactions, Parent or its Subsidiaries, or which purports to restrict the Company, any Company Subsidiary or, or upon consummation of the Transactions, Parent or its Subsidiaries ability to conduct any line of business;

(iv)       relates to a partnership, joint venture or similar arrangement (including any material agreement providing for joint research, development, collaboration, promotion or marketing);

(v)        is an employment contract with any current executive officer of the Company or any member of the Company Board of Directors (other than a Benefit Plan listed on Schedule 3.11(a));

(vi)       is a license agreement, non-assertion agreement, coexistence agreement, settlement agreement or other agreement with respect to any Company IP, including (A) all agreements currently in effect granting to the Company or any Company Subsidiary any right under or with respect to any Intellectual Property Right including any agreements relating to any royalty or other consideration the Company or any Company Subsidiary is obligated to pay any Person in connection with any Intellectual Property Right (in each case other than shrink-wrap, click-wrap, and off-the-shelf licenses for software that are generally commercially available) and (B) all agreements currently in effect under which the Company or any Company Subsidiary licenses or grants any rights under any Company IP to another Person;

(vii)      relates to the borrowing of money or extension of credit, in each case having a principal amount of indebtedness in excess of $50,000, other than accounts receivables and payables incurred or arising in the ordinary course of business consistent with past practice;

(viii)     provides for the Company or a Company Subsidiary (A) advancing or loaning to any other Person amounts in excess of $50,000 or (B) guaranteeing any obligations in an amount in excess of $50,000;

(ix)       relates to the acquisition or disposition of any business, capital stock or assets of the Company, any Company Subsidiary or any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) under which the Company or a Company Subsidiary has any continuing covenants, including deferred purchase price payments, earn-out payments, milestone payments, indemnification obligations or other contingent payment or guarantee obligation;

(x)        is a material contract that provides for the termination, acceleration of payment or other special rights upon the occurrence of a change in control of the Company;

(xi)       is a “single source” supply contract pursuant to which goods or materials that are material to the Company’s business are supplied to the Company or a Company Subsidiary from an exclusive source;

(xii)      is a sales representative or distribution contract;

(xiii)     is a contract with a group purchasing organization;

(xiv)     is a contract with any Governmental Entity;

(xv)      relates to the grant by the Company or a Company Subsidiary to any Person of registration rights (including demand and piggy-back registration rights);  or

(xvi)     relates to the settlement by the Company or any Company Subsidiary of any claim by or against the Company or any Company Subsidiary to the extent any actual or contingent obligations of the Company or any Company Subsidiaries thereunder remain in effect.

(b)          Each contract of the type described above in Section 3.14(a) (including each amendment, modification, extension or renewal with respect thereto), whether or not set forth in Schedule 3.14(a) or any other agreement entered into after the date hereof which, if in effect as of the date hereof, would have been required to be set forth in Schedule 3.14(a), is referred to herein as a “Company Material Contract.” Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Material Contract is valid and binding on the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect and enforceable by the Company or a Company Subsidiary, as applicable, against each other party thereto (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (y) general equitable principles), (ii) none of the Company or the Company Subsidiaries or, to the knowledge of the Company, any other party thereto, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Company Material Contract, (iii) there is no event or condition which has occurred or exists which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Company Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, and (iv) neither the Company nor any Company Subsidiary has received any written notice of termination, cancellation or non-renewal under any Company Material Contract, received any written notice of breach or default in any material respect under any Company Material Contract or granted any third party any rights, adverse or otherwise, that would constitute a material breach of any Company Material Contract.

(c)          The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

(d)          Schedule 3.14(d) sets forth a true and complete list of the ten (10) largest suppliers to and customers of the Company for the fiscal year ended December 31, 2012 (determined on the basis of the total dollar amount of purchases or sales, as the case may be) showing the total dollar number of purchases from or sales to, as the case may be, each such supplier or customer during such period. Since January 1, 2012, no material customer or supplier has, to the knowledge of the Company, notified the Company in writing that it intends to terminate or cancel its business relationship with the Company, other than as a result of the expiration of any contract between the parties pursuant to its terms.

Section 3.15         Title to Properties; Encumbrances. There is no real property owned by the Company or any Company Subsidiary. Schedule 3.15 sets forth a true and complete list as of the date of this Agreement of all Company Property. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company has valid leasehold interests in all of its Company Property, subject to no Liens, except for (a) Liens reflected in the balance sheet included in the Company’s annual report on Form 10-K for the fiscal year 2012, (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company in the operation of its business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements, (d) Liens arising under equipment leases with third parties entered into in the ordinary course of business consistent with past practice, and (e) any other Liens incurred in the ordinary course of business consistent with past practice if the underlying obligations are non-monetary and such Liens do not, individually or in the aggregate, materially interfere with the use of such property or assets by the Company (the foregoing Liens (a)-(e), “Permitted Liens”). The Company is in compliance with the terms of all leases, subleases, licenses and other occupancy agreements relating to the Company Property to which they are a party, except for such instances of non-compliance which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such leases, subleases, licenses and other occupancy agreements relating to the Company Property are in full force and effect, and the Company enjoys peaceful and undisturbed possession under all such leases except for such failures that have not had had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Person, other than the Company, possesses, uses or occupies all or any portion of any Company Property. There are no pending or, to the knowledge of the Company, threatened proceedings to take all or any portion of the Company Property or any interest therein by eminent domain or any condemnation proceeding or any sale or disposition in lieu thereof.

Section 3.16         Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole,: (a) the Company and the Company Subsidiaries are and for the past three (3) years have been in material compliance with all applicable Environmental Laws; (b) the Company and the Company Subsidiaries have all the Environmental Permits necessary for the conduct and operation of the business as now being conducted; all such Environmental Permits are in good standing; (c) there is not now and has not been any Hazardous Substance used, generated, treated, released, disposed of, or otherwise existing at, on, under or emanating from any Company or Company Subsidiaries owned, leased or operated by the Company or any Company Subsidiary except in compliance with all applicable Environmental Laws; (d) neither the Company nor any Company Subsidiary has received any written notice, claim, request for information, or complaint of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law and to the knowledge of the Company, none is threatened; (e) there is no site to which the Company or the Company Subsidiaries have transported or arranged for the transport of Hazardous Substances which is, or to the knowledge of the Company, may become, the subject of an environmental action; (f) neither the Company nor any of the Company Subsidiaries has assumed or retained, by contract or operation of law, liabilities under any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities, costs or claims arising under or pursuant to any Environmental Law; and (g) the Company and each of the Company Subsidiaries has given to Purchaser all material reports and studies within their possession or control prepared during the past three (3) years pertaining to Hazardous Substances and compliance with or liability under any Environmental Law relating to any real property or facilities currently or formerly owned, operated or leased by any of them.

Section 3.17         Intellectual Property.

(a)          Schedule 3.17(a) sets forth for the Owned Company IP: (i) for each patent and patent application, the patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed or issued, (ii) for each registered trademark or service mark, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued, (iii) each URL or domain name registered, (iv) for each registered copyrighted work, the number and date of registration and the jurisdiction of the registration; and (v) an identification of each material common law trademark and service mark.

(b)          The patents and patent applications in Schedule 3.17(a) are a true and complete list of all patents and patent applications owned by the Company or any Company Subsidiary. All patents included in the Owned Company IP have been registered or obtained in accordance with all applicable legal requirements. The Company or a Company Subsidiary has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to all of such patents included in the Owned Company IP, and no patent included in the Owned Company IP is subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time.

(c)          The registered trademarks and trademark applications identified in Schedule 3.17(a) are a true and complete list of all registered trademarks and trademark applications owned by the Company or any Company Subsidiary. All registered trademarks are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are not subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time. None of the trademarks included in the Company IP has been or is now involved in any opposition or cancellation proceeding and no such action is or has been threatened with respect to any of such trademarks included in the Company IP.

(d)           The registered copyrights identified in Schedule 3.17(a) are currently in compliance with formal legal requirements are not subject to any maintenance fees or actions falling due within ninety (90) days after the Effective Time.

(e)           Schedule 3.17(e) sets forth a true and complete list of all license agreements currently in effect granting to the Company or any Company Subsidiary any right under or with respect to any Intellectual Property Right including any royalty or other consideration the Company or any Company Subsidiary is obligated to pay any Person in connection with any Intellectual Property Right, other than standard desktop software applications and computer-aided design tools that are used by the Company or any Company Subsidiary without any customization, which are licensed pursuant to “shrinkwrap” or “clickwrap” license agreements.

(f)            Schedule 3.17(f) sets forth a true and complete list of all license agreements currently in effect under which the Company or any Company Subsidiary licenses or grants any rights under any Company IP to another Person.

(g)          The Company and the Company Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all information that constitutes material confidential information related to the conduct of the business by the Company and any Company Subsidiary, including ensuring that any material confidential information disclosed by the Company or any Company Subsidiary to a third party is subject to confidentiality undertakings set forth in a valid and enforceable non-disclosure agreement.

(h)          There are no pending disputes regarding any agreement (i) under which the Company or any Company Subsidiary owns, uses or has the right to use any Company IP or (ii) under which the Company or any Company Subsidiary has licensed or otherwise permitted others the right to use any Company IP (such agreements described in clauses (i) and (ii) above, the “Company IP Agreements”).

(i)            The Company or one of the Company Subsidiaries owns or otherwise has all Intellectual Property Rights necessary to conduct the business of the Company as conducted prior to the Effective Time. Subject to the terms of this Agreement and obtaining any consents required under the Company IP Agreements, all ownership interests and rights in all such Intellectual Property Rights shall be conveyed to Purchaser at the Effective Time.

(j)            The Company and the Company Subsidiaries own exclusively all right title, and interest  (or otherwise possess enforceable rights) in and to the Owned Company IP free and clear of all Liens, other than Permitted Liens and the Company IP Agreements, and neither Company nor any Company Subsidiary has received any notice or claim challenging ownership of any Owned Company IP, or suggesting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto.

(k)          The Owned Company IP is valid, subsisting and enforceable. Neither Company nor any Company Subsidiary has received any notice or claim challenging the validity or enforceability of any of the Owned Company IP or indicating an intention on the part of any Person to bring a claim that any of the Owned Company IP is invalid or unenforceable.

(l)            To the knowledge of the Company, the operation of the business of the Company or any Company Subsidiary, including the making, using, selling, offering for sale or importation of any products, has not infringed upon or misappropriated, and is not infringing upon or misappropriating, the Intellectual Property Rights of another Person, and no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or threatened against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any Company Subsidiary. To the knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or misappropriating any Company IP in any material respect.

(m)          To the knowledge of the Company, there are no proceedings or actions pending before any Governmental Entity challenging the ownership, validity or enforceability of the Owned Company IP and no such proceedings or actions have been threatened against the Company or any Company Subsidiary. To the knowledge of the Company, there are no proceedings or actions pending before any Governmental Entity challenging the ownership, validity or enforceability of the Licensed Company IP.

(n)           No material software that is included in the Company IP includes open source code, or is subject to any open source licenses or obligations that provide for the source code of the software to be disclosed, licensed, publicly distributed, or dedicated to the public.

Section 3.18         Compliance with Laws; Permits; Certain Business Practices.

(a)          Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Company and the Company Subsidiaries is and has been in compliance with all applicable Laws and (ii) no written notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any non-compliance with any such Laws. Notwithstanding anything to the contrary in this Section 3.18(a), the provisions of this Section 3.18(a) shall not apply to matters that are subject to Section 3.11, Section 3.12, Section 3.16 and Section 3.19(a).

(b)           Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries are in possession of all material Company Permits necessary for the Company and the Company Subsidiaries to own, lease and operate their properties or to carry on its business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and as is being conducted as of the date hereof, (ii) all such Company Permits are valid, and in full force and effect and no withdrawal, revocation, suspension or cancellation thereof is pending or, to the knowledge of the Company, threatened, (iii) the Company is, and has been in compliance in all material respects with the terms of such Company Permits and any conditions placed thereon; (iv) the Company has fulfilled and performed in all material respects its obligations under each such Company Permit, and, (v) as of the date hereof, to the knowledge of the Company, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation, termination, or material limitation of any such Company Permit.

(c)           Except as set forth on Schedule 3.18(c), and except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, (i) to the knowledge of the Company, neither the United States Food and Drug Administration (the “FDA”) nor any comparable Governmental Entity has threatened or is considering limiting, suspending or revoking any Company Permit or changing the marketing classification or labeling of the products of the Company, and (ii) there was no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Governmental Entity.

(d)           Except as set forth on Schedule 3.18(d), and except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, all products developed, tested, investigated, manufactured, distributed, marketed or sold by or on behalf of the Company that are subject to the jurisdiction of the FDA or any comparable Governmental Entity have been and are being developed, tested, investigated, manufactured, distributed, marketed and sold in all material respects in compliance with applicable FDA Laws, any comparable Laws enforced by any other Governmental Entity that has jurisdiction over the operations of the Company, or any other applicable Law, including those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, device modifications, good manufacturing practices, quality system regulations, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting and reporting of corrections and removals.

(e)            Except as set forth on Schedule 3.18(e), and except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, (i) there are no investigations or enforcement actions (including any administrative proceeding, prosecution, injunction, seizure, civil penalty or debarment action) pending or threatened by or on behalf of the FDA or any other Governmental Entity that has jurisdiction over the operations of the Company; and (ii) the Company has not received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter,” notice of FDA action for import detention or refusal, or any other similar written notice from the FDA or other Governmental Entity alleging or asserting noncompliance with any FDA Laws or Company Permit. The Company is not subject to any material pending obligation arising out of an FDA inspection, FDA warning letter, FDA notice of violation letter or other similar notice or administrative or regulatory action from the FDA or any comparable Governmental Entity. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, the Company has made all notifications, submissions and reports required by FDA Laws or any other applicable Law, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response, or commitment made to or with the FDA or any comparable Governmental Entity and all such notifications, submissions and reports were true, complete and correct in all material respects as of the date of submission to the FDA or any comparable Governmental Entity. To the knowledge of the Company, as of the date hereof, no basis for material liability exists with respect to any such notification, submission, or report.

(f)            Except as set forth on Schedule 3.18(f), since January 1, 2011, no product distributed or sold by or on behalf of the Company has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and to the knowledge of the Company, as of the date hereof, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; (ii) a change in the labeling of any such product; or (iii) a termination, seizure or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such product are pending or, to the knowledge of the Company, threatened against the Company.

(g)           Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company (i) each of the Company and the Company Subsidiaries is and has been in compliance with all applicable anti-corruption Laws, including the Foreign Corruption Practices Act, as amended, 15 U.S.C. 78dd-1 et. seq. (collectively “Anti-Corruption Laws”), and (ii) none of the Company, the Company Subsidiaries or any director, officer, agent or employee of the Company or any Company Subsidiary has with corrupt intent directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, expenditure or other advantage: (a) which would violate any applicable Anti-Corruption Law; or (b) to or for a Public Official with the intention of: (i) improperly influencing any act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage, in each case in order to obtain or retain business or any business advantage. For the purposes of this Section 3.18(g), “Public Official” includes any Person holding, representing or acting on behalf of a Person holding a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof, public international organization, any representative or official of a political party or any candidate for any political office or any official or employee of any state hospital, agency or health care institution. Except as would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any director, officer or employee of the Company has, directly or indirectly, violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Entity.

Section 3.19         Health Care Regulatory Matters.

(a)          The Company, the Company Subsidiaries, and, to the knowledge of the Company, their respective officers, directors, managing employees and agents (as those terms are defined in 42 C.F.R. § 1001.1001) are, and, have been, in compliance with all health care laws applicable to each respectively, or by which any property, business product or other asset of the Company and the Company Subsidiaries is bound or affected, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the Medicare Program (Title XVIII of the Social Security Act), the Medicaid Program (Title XIX of the Social Security Act), any comparable state or local Laws, and the regulations promulgated pursuant to such laws that govern the health care industry or relationships among health care providers, suppliers, distributors, manufacturers and patients (collectively, “Health Care Laws”), except where the failure to so comply would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole.

(b)          None of the Company, any Company Subsidiary, or, to the knowledge of the Company, their respective officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.1001): (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid or any similar government health care program (collectively, “Federal Health Care Programs”); (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act, codified at Title 42, Chapter 7, of the United States Code; (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (v) to the knowledge of the Company, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense.

(c)          None of the Company, any Company Subsidiary, or, to the knowledge of the Company, their respective officers, directors, managing employees or agents (as those terms are defined in 42 C.F.R. § 1001.1001) is a party to, or bound by, any corporate or individual integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar formal or informal agreements with or imposed by any Governmental Entity.

(d)          To the knowledge of the Company, no Person has filed or has threatened to file against the Company or any Company Subsidiary an action relating to Health Care Laws under any federal or state whistleblower statute, including under the civil False Claims Act (31 U.S.C. § 3729 et seq.), except where such action would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and the Company Subsidiaries, taken as a whole.

(e)          The Company is not a “covered entity” as that term is defined in HIPAA and is not in breach of any “business associate contract”, as described in 45 C.F.R. § 164.504(e). The Company is not in violation of the administrative simplification provisions of HIPAA or the regulations contained in 45 C.F.R. Parts 160 and 164 (the “Federal Privacy and Security Regulations”). To the knowledge of the Company, the Company is not under investigation by any Governmental Entity for a violation of HIPAA or the Federal Privacy and Security Regulations. The Company is in compliance in all material respects with federal and state data breach laws.

Section 3.20         Information in the Proxy Statement. The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits to be filed with the SEC in connection therewith (collectively, the “Proxy Statement”) will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any affiliate of Parent or Purchaser expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.21         Opinion of Financial Advisor. The Company Board of Directors has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to various limitations and assumptions described in such opinion, the Merger Consideration to be received in the Merger by the holders of the Common Shares (other than the Company, Parent, Purchaser, their respective affiliates and the holders of Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.22         Insurance. Schedule 3.22 sets forth a true and complete list of all material insurance policies maintained by or on behalf of the Company and the Company Subsidiaries or any of their respective employees, officers, directors, properties or assets, as of the date of this Agreement, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance. Such policies are in a form, and in each case in such amounts and with respect to such risks and losses, which the Company believes is adequate for the operation of its business. To the knowledge of the Company, all such insurance policies are in full force and effect and will not terminate by virtue of the transactions contemplated hereby, all premiums due thereon have been paid by the Company, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. Since December 31, 2012, (a) no written notice of cancellation or nonrenewal has been received by the Company or any Company Subsidiary under such policies, other than in connection with the normal renewal process, nor, to the knowledge of the Company, is the termination of any such policies, threatened, (b) there is no existing default or event which, with the giving of notice of lapse or time or both, would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, and (c) there is no claim pending under any such policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.23         Related Party Transactions. Except as set forth in the Company SEC Documents or compensation or other employment or the Company Board of Directors arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, on the other hand.

Section 3.24         Brokers; Expenses. No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor, whose fees and expenses shall be paid by the Company), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Company  Other than the fees and expenses set forth in Schedule 3.24, no other fees or expenses are payable to the Company Financial Advisor by the Company.

Section 3.25         Takeover Statutes. Assuming the accuracy of the representation and warranty contained in Section 4.6, the Company Board of Directors and the Company have taken all action necessary to exempt the Merger, this Agreement and the Transactions from the prohibitions on business combinations set forth in Section 203 of the DGCL.

Section 3.26         No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent or Purchaser in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER

Except as set forth in Parent’s disclosure schedule delivered to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Purchaser represent and warrant to the Company, jointly and severally, as set forth in this Article IV. Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made.

Section 4.1         Organization and Qualification. Each of Parent and Purchaser is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

Section 4.2   Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by each of them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Purchaser, subject to the adoption of this Agreement by Parent as the sole stockholder of Purchaser, and no other corporate action on the part of either Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3   Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Purchaser, the consummation by Parent and Purchaser of the Transactions or compliance by Parent or Purchaser with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Purchaser, (b) require any filing by Parent or any of its Subsidiaries with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals, or (iv) such filings with the SEC as may be required on behalf of Purchaser and Parent in connection with this Agreement and the Merger), (c) result in a modification, violation or breach of, or constitute (with our without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material contract or agreement to which Parent or any of its Subsidiaries is a party, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Purchaser, any of their Subsidiaries, or any of their respective properties or assets, except in the case of clause (b), (c) or (d), such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Transactions.

Section 4.4   Litigation. There is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

Section 4.5   Information in the Proxy Statement. None of the information supplied by Parent, Purchaser or any affiliate or Representative of Parent or Purchaser, expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to the Company’s stockholders or at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Neither Parent nor Purchaser makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 4.6   Ownership of Company Capital Stock. Neither Parent, Purchaser nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.7   Sufficient Funds. Parent has, and Parent will have at the Effective Time, the funds necessary to consummate the Merger and to pay all fees and expenses incurred by Parent, Purchaser and the Company in connection with this Agreement and the Transactions.

Section 4.8   Ownership and Operations of Purchaser. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser. Purchaser was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.9   Brokers and Other Advisors. No broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Purchaser or any of their Subsidiaries.

Section 4.10         Disclaimer of Other Representations and Warranties. Parent and Purchaser each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement (a) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Purchaser are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Purchaser as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided, made available or addressed to Parent, Purchaser or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1   Conduct of Business by the Company Pending the Closing. The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (a) as set forth in Schedule 5.1, (b) for any matter expressly required pursuant to this Agreement, (c) as may be required by Law or (d) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (x) shall and shall cause the Company Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice, (y) shall use commercially reasonable efforts to preserve the business organization of the Company and the Company Subsidiaries intact and to maintain the existing relations and goodwill of the Company and the Company Subsidiaries with Governmental Entities, customers, suppliers, distributors, employees and others having material business relationships with the Company and the Company Subsidiaries, and (z) agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:

(a)          amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b)          create any Subsidiaries;

(c)          split, combine, subdivide or reclassify any shares of capital stock of the Company;

(d)          declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;

(e)          redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except (i) from holders of Company Options or Company Warrants in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise of the Company Options or Company Warrants to the extent required or permitted under the terms of such Company Options or Company Warrants, or (ii) from holders of Restricted Shares in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Shares;

(f)           issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right, the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options or vesting of Restricted Shares outstanding as of the Capitalization Date and (ii) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of Company Warrants outstanding as of the date of this Agreement;

(g)          acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any Equity Interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof) with a fair market value in excess of $100,000 individually or $250,000 in the aggregate, or any real estate;

(h)          transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its assets, other than sales, leases and licenses of inventory in the ordinary course of business consistent with past practice;

(i)           except for standard terms extended to customers in the ordinary course of business, (i) incur or assume any long-term or short-term indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person that is not the Company or a Company Subsidiary for borrowed money, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, or (iv) cancel any material indebtedness or waive any claims or rights of substantial value;

(j)           (i) increase the compensation or benefits payable or to become payable to any of the officers, directors, employees, agents or consultants of the Company or any Company Subsidiary except as set forth in Schedule 5.1(j) or as required by applicable Law or any Benefit Plan in effect as of the date hereof; (ii) negotiate, enter into, extend, amend or terminate any employment, severance, consulting, termination or other agreement with any of its officers, directors, employees, agents or consultants, any collective bargaining agreement, any Benefit Plan or any employee benefit plan, program, policy or arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, except with the consent of Parent (which shall not be unreasonably withheld in the case of such action proposed to be taken in the ordinary course of business); (iii) make or forgive any loans or advances to any of its officers, directors, employees, agents or consultants of the Company or any Company Subsidiary other than making loans pursuant to the terms of Benefit Plans as in effect on the date hereof or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise; (iv) accelerate any payment or benefit payable or to become payable, or the funding of any benefit or payment, to any of its officers, directors, employees, agents or consultants; (v) waive, release or condition any noncompete, nonsolicit, nondisclosure, confidentiality or other restrictive covenant owed to the Company or any Company Subsidiary; (vi) hire any employee except with the consent of Parent (which shall not be unreasonably withheld in the case of such action proposed to be taken in the ordinary course of business to fill a vacant or soon-to-be vacant position by reason of the termination of employment of an employee); or (vii) terminate, other than for cause, the employment of any employee;

(k)          except with respect to the purchase by the Company of hardware for customer installations in the ordinary course of business, make or incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $50,000, in the aggregate;

(l)            enter into any agreement or arrangement that purports to limit or otherwise restrict the Company or any Company Subsidiary, or upon completion of the Transactions, Parent or its Subsidiaries or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(m)          with respect to any Company IP and with respect to any rights to Company IP granted under any Company Material Contract (other than customary licenses to intellectual property granted to end users or third party manufacturers or service providers in the ordinary course of business consistent with past practice), (i) transfer, assign or license to any Person any rights to such Company IP; (ii) abandon, permit to lapse or otherwise dispose of any such Company IP; (iii) make any change in such Company IP that would reasonably be expected to impair such Company IP or the Company’s rights with respect thereto; or (iv) disclose to any Person (other than Representatives of Parent), any trade secrets, know-how or confidential or proprietary information, except, in the case of confidential or proprietary information, in the ordinary course of business to a Person that is subject to confidentiality obligations;

(n)           change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable Laws or any Governmental Entity;

(o)           make any material Tax election, file any amended Tax Return with respect to any material Tax, change any annual Tax accounting period, enter into any closing agreement of any material Tax claim or assessment, settle or surrender any claim for a material refund of Taxes;

(p)           settle, compromise or otherwise resolve in whole or in part any litigation, actions, suits, actual, potential or threatened claim, investigation or proceeding (including any audit, examination or other proceeding with respect to Taxes), which settlement, compromise or other resolution would, individually or in the aggregate, result in (i) amounts payable to or by the Company or any Company Subsidiary in excess of $50,000 (net of insurance proceeds) in the aggregate; (ii) any relief that is adverse to the Company, other than the payment by the Company or any Company Subsidiary of an amount in cash, including debarment, corporate integrity agreements, any undertaking restricting the operations of the business of the Company or any Company Subsidiary or the granting of licenses, deferred prosecution agreements, consent decrees, plea agreements or mandatory or permissive exclusion, seizure or detention of product, or notification, repair or replacement; or (iii) any other administrative action brought by, or civil settlements with, (A) the FDA or the United States Department of Justice arising under federal health care Laws or comparable applicable Laws; or (B) any foreign Governmental Entity arising under applicable Laws comparable to the Laws described in the immediately preceding clause (A);

(q)           except in the ordinary course of business, enter into, terminate, materially modify, extend, amend or waive any Company Material Contract;

(r)            adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(s)          enter into, amend or cancel any insurance policies other than (i) in the ordinary course of business consistent with past practice or (ii) with respect to any request for a quote or proposal for any directors’ and officers’ liability insurance to be obtained pursuant to Section 6.4;

(t)          adopt or enter into a stockholder rights agreement or “poison pill”; or

(u)         enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

Section 5.2   Solicitation.

(a)          From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, and except as otherwise provided for in this Agreement, the Company agrees that it shall not (and shall not permit any Company Subsidiary to), and that it shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly: (i) solicit, initiate or knowingly facilitate or encourage the submission of any Competing Proposal, (ii) enter into, continue or otherwise participate in any negotiations regarding, or furnish to any Person any information relating to the Company in connection with a Competing Proposal, (iii) engage in discussions with any Person with respect to any Competing Proposal, (iv) approve or recommend, or propose publicly to approve or recommend, any Competing Proposal, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent or Purchaser, or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation, (vi) enter into any letter of intent or similar document or any agreement or commitment providing for any Competing Proposal, or (vii) resolve, propose or agree to do any of the foregoing (any act described in clauses (iv), (v) and (vi) above, a “Change of Recommendation”). The Company agrees that it shall immediately cease and cause to be terminated all existing discussions, negotiations and communications, if any, with any Persons with respect to any Competing Proposal and request that any such Person (and its Representatives) in possession of confidential information about the Company return or destroy all such information promptly, subject to contractual retention rights of any such Person.

(b)          Notwithstanding the limitations set forth in Section 5.2(a), if the Company receives at any time following the date hereof and prior to the adoption of this Agreement by the Requisite Stockholder Approval, on an unsolicited basis, a bona fide written Competing Proposal (that did not arise or result from any breach of Section 5.2) which (i) constitutes a Superior Proposal or (ii) the Company Board of Directors determines in good faith after consultation with the Company’s outside legal and financial advisors would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions prior to the adoption of this Agreement by the Requisite Stockholder Approval: (x) furnish nonpublic information to the Person making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from the such Person an executed Acceptable Confidentiality Agreement  (a copy of which shall be provided to Parent promptly following its execution) and (y) engage in discussions or negotiations with the such Person with respect to the Competing Proposal; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) and (y) above, the Company shall (A) provide written notice to Parent of such Superior Proposal or the determination of the Company Board of Directors as provided for in clause (ii) above, as applicable and (B) provide to Parent any material non-public information concerning the Company provided to such Person which was not previously provided to Parent substantially concurrently with the time such information is provided to such other Person. Effective as of the Company’s taking any action described in clauses (x) or (y) above or upon a determination by the Company Board of Directors that a Competing Proposal constitutes a Superior Proposal, the standstill and any other similar provisions in the Confidentiality Agreement shall become null and void and of no further force and effect to the extent any such provisions would otherwise operate to prevent Parent from proposing changes to this Agreement.

(c)          The Company shall promptly (and in any event within twenty-four (24) hours) orally and in writing notify Parent if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or any of its Representatives, in each case, in connection with, or which could reasonably be expected to result in, a Competing Proposal, which notice shall identify the name of the Person making such inquiry, proposal or request or seeking such negotiations or discussions and the material terms and conditions of such inquiry, proposal or request and include copies of all written materials provided to the Company or any of its Representatives that describe any terms and conditions of any inquiry, proposal or request (and any subsequent changes to such terms and conditions). The Company shall keep Parent reasonably informed on a reasonably current basis (and in any event within twenty-four (24) hours) of any material developments, discussions or negotiations regarding any Competing Proposals or any material change to the financial or other terms of any such Competing Proposal.

(d)          Notwithstanding the limitations set forth in Section 5.2(a), prior to the adoption of this Agreement by the Requisite Stockholder Approval, the Company Board of Directors may, solely in response to an Intervening Event, effect a Change of Recommendation if the Company Board of Directors has concluded in good faith after consultation with the Company’s outside legal and financial advisors that the failure of the Company Board of Directors to effect a Change of Recommendation would be reasonably likely to be inconsistent with the exercise of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law; provided, however, that the Company Board of Directors shall not be entitled to effect such a Change of Recommendation until three (3) full business days following delivery of written notice to Parent (an “Intervening Event Notice”) from the Company advising Parent that the Company Board of Directors intends to effect such a Change of Recommendation and specifying the reasons therefor, which notice shall include a description of the applicable Intervening Event. In determining whether to make such a Change of Recommendation in response to an Intervening Event, the Company Board of Directors shall take into account any proposals made by Parent to amend the terms of this Agreement and shall not make such a Change of Recommendation unless, prior to the effectiveness of such Change of Recommendation, the Company Board of Directors, after considering the results of any such negotiations and any revised proposals made by Parent, concludes that the Company Board of Directors continues to meet the requirements set forth in this Section 5.2(d) to make such a Change of Recommendation.

(e)          Notwithstanding the limitations set forth in Section 5.2(a), if the Company Board of Directors has concluded after consultation with the Company’s outside legal and financial advisors that a Competing Proposal received by the Company after the date hereof on an unsolicited basis (that did not arise or result from any breach of Section 5.2) constitutes a Superior Proposal, then the Company Board of Directors may prior to the adoption of this Agreement by the Requisite Stockholder Approval cause the Company to, after complying with Section 5.2(f), (i) make a Change of Recommendation or (ii) concurrently enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 8.1.

(f)          Neither the Company nor the Company Board of Directors shall take any of the actions described in Section 5.2(e) or terminate this Agreement pursuant to Section 8.1(e), in each case, unless (i) the Company shall have complied in all material respects with this Section 5.2, (ii) the Company shall have given Parent and Purchaser prompt written notice  advising them of the decision of the Company Board of Directors to take such action, detailing the terms and conditions of the Competing Proposal that serves as the basis of such action, the identity of the Person making the proposal, a copy of the proposed definitive agreement for such Superior Proposal and any related agreements in the form to be entered into (a “Superior Proposal Notice”) and (iii) (A) the Company shall have given Parent and Purchaser three (3) full business days after delivery of a Superior Proposal Notice to propose revisions to the terms of this Agreement and/or the Transactions (and/or make any other proposals) and during such time shall have negotiated and caused its Representatives to negotiate (if Parent and Purchaser have notified the Company that they desire to negotiate), confidentially and in good faith with Parent and Purchaser so as to have such Competing Proposal cease to qualify as a Superior Proposal (it being understood and agreed that, in the event of an amendment to the terms of such Superior Proposal, the Company Board of Directors shall not be entitled to so make a Change of Recommendation or terminate this Agreement based on such Superior Proposal, as so amended, until three (3) full business days following delivery to Parent of a Superior Proposal Notice with respect to such Superior Proposal as so amended) and (B) the Company Board of Directors shall have concluded, after consultation with its outside financial and legal advisors and considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered by Parent and Purchaser, that such Competing Proposal nevertheless remains a Superior Proposal.

(g)          Nothing contained in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under any applicable Law; provided, however, that (1) in no event shall this Section 5.2(f) affect the obligations specified in Section 5.2(d) or Section 5.2(f) and (2) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board of Directors with respect to this Agreement or a Competing Proposal shall be deemed to be a Change of Recommendation unless the Company Board of Directors in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board of Directors, without disclosing any Change of Recommendation.

Section 5.3   Proxy Statement. The Company shall prepare and file with the SEC, subject to prior notice to  Parent, as promptly as reasonably practicable after the date hereof (and in any event, within fifteen (15) business days of the date hereof), a preliminary Proxy Statement (the “Preliminary Proxy Statement”) relating to the Merger as required by the Exchange Act and the rules and regulations thereunder. Each of Parent and Purchaser shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations thereunder to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with, and consult with Parent regarding, any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Preliminary Proxy Statement, shall cause the Proxy Statement to be mailed to the Company’s stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.2) to obtain the necessary approval of the Merger by its stockholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Purchaser, any of their respective affiliates, this Agreement or the Transactions (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be prepared by the Company and filed with the SEC, and to the extent required by applicable Law, disseminated to the stockholders of the Company. Except as Section 5.2 expressly permits, the Proxy Statement shall include the fairness opinion contemplated by Section 3.21, the notice required by Section 262 of the DGCL and the Company Board Recommendation. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Preliminary Proxy Statement or the Proxy Statement will be made by the Company without providing Parent and Purchaser a reasonable opportunity to review and comment thereon (and the Company shall give reasonable consideration to all reasonable comments suggested by Parent or Purchaser).

Section 5.4   Stockholder Approval. The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Special Meeting”) for the initial purpose of obtaining the Requisite Stockholder Approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. Except as specifically permitted by Section 5.2, the Company Board of Directors shall continue to recommend that the Company’s stockholders vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.1, the Company shall submit the agreement of merger contained in this Agreement to its stockholders for adoption without regard to whether the Company Board of Directors has withdrawn, modified or qualified, or has publicly proposed to withdraw, modify or qualify, in a manner adverse to Parent or Purchaser, the Company Board Recommendation.

Section 5.5   Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any Legal Proceeding commenced or, to such party’s knowledge, threatened against such party or any of its Subsidiaries which relate to this Agreement, the Merger or the other Transactions, or with respect to the Company's business or products, (b) any breach of any representation, warranty or covenant made by such party under this Agreement or any occurrence or non-occurrence, as the case may be, that would reasonably be expected to result in such breach (it being understood and agreed that that this clause (b) shall not constitute an obligation or agreement of the Company for purposes of Section 7.2(b)), (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions and (d) any notice or other written communication from any Governmental Entity related to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth herein, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder. The Company will deliver to Parent true and complete  copies of all comment letters from the SEC received following the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto, other than with respect to requests for confidential treatment.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1   Access; Confidentiality. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, upon reasonable prior notice, give Parent and Purchaser, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours to the Company Agreements, contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties of the Company. The terms of the Confidentiality Agreement shall apply to any information provided or made available to Parent or Purchaser pursuant to this Section 6.1. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) forfeit the attorney-client privilege of the Company or (b) contravene any applicable Law or contractual restriction; provided, however, that the Company will use its reasonable best efforts to obtain any required consents or implement such alternative arrangements for the disclosure of such information or documents and take such other action with respect to such information or documents as is necessary to permit disclosure to Parent and its Representatives without such forfeiture or contravention. No investigation pursuant to this Section 6.1 shall affect any representation or warranty made by the parties hereunder.

Section 6.2   Consents and Approvals.

(a)          Each of the Company, Parent and Purchaser shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, but in no event later than the Outside Date, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, authorizations, waiting period expirations or terminations, or orders required to be obtained or made by Parent, Purchaser or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any other antitrust or competition Law or regulation (the “Required Governmental Approvals”)), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made as promptly as practicable (and with respect to the HSR Act no later than fifteen (15) business days after the date of this Agreement) the applications or filings required to be made by Parent, Purchaser or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any other applicable Required Governmental Approvals or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Required Governmental Approvals and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions, and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by, the other party in connection with, making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent shall take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under the HSR Act and any other antitrust or competition Law or regulation with respect to the transactions contemplated by this Agreement, and to avoid or eliminate any impediment under any the HSR Act and any other antitrust or competition Law or regulation that may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, disposition of, lease, license or other transfer of any businesses, tangible and intangible assets, equity interests, product lines or properties of the Company, (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of the Company, and (z) otherwise taking or committing to take any action that would limit Parent’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, tangible or intangible assets, equity interests, product lines or properties of the Company, in each case as may be required in order to obtain all expirations or terminations of waiting periods required under the HSR Act or to obtain any other Required Governmental Approvals or to avoid the commencement of any action by a Governmental Entity to prohibit the transactions contemplated by the Agreement under the HSR Act or any other antitrust or competition Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date. To assist Parent in complying with its obligations set forth in this Section 6.2(a), the Company shall enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing with respect to any transaction to divest, hold separate or otherwise take any action that limits the Company’s freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Company (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action (a “Divestiture Agreement”) shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action). Notwithstanding the foregoing or anything in this Agreement to the contrary, in obtaining the Required Governmental Approvals, none of Parent or any of its Affiliates shall be required to agree to or proffer to sell, divest, lease, license, transfer, dispose of, or otherwise encumber or impair Parent’s or any of its affiliates’ ability to own or operate any assets or properties of Parent or any of its affiliates (including for the avoidance of doubt, any equity or other interests in the Company) or, except as would not have a material adverse effect on the Company, any assets or properties of the Company (provided that none of Parent or any of its Affiliates shall be required to take any such action in connection with any action or proceeding by a Person other than a Governmental Entity).

(b)          Each of the Company and Parent shall, and shall cause its respective Subsidiaries to, furnish promptly to the other party all information necessary for any application or other filing to be made in connection with the Transactions. Each of the Company and Parent shall promptly inform  (and provide copies to) the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing and permit the other to review and discuss in advance (and to consider in good faith any comments made by the other in relation thereto). If a party hereto intends to independently participate in any meeting or discussion with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting or discussion with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(c)          The Company and Parent shall give (and Parent shall cause its Subsidiaries to give) any notices to third parties, and use (and Parent shall cause its Subsidiaries to use) their reasonable best efforts to obtain any third-party consents necessary to consummate the Transactions; provided, however, that, in connection with obtaining such third-party consents, no payment shall be made to any Person, nor shall any Company Agreement be amended to increase the amount payable by the Company or any of its affiliates thereunder or otherwise to be more burdensome in any material respect to the Company or any of its affiliates, unless mutually agreed in writing by the Company and Parent, except for such items as would be de minimis.

(d)          Subject to the last sentence of Section 6.2(a), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable Law, each of the Company and Purchaser shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions. This Section 6.2 does not affect the right of either Parent or Company to terminate this Agreement pursuant to Section 8.1(c) provided such party has complied with all of its obligations in this Section 6.2.

(e)          Parent shall vote (or act by written consent with respect to) all of the shares of capital stock of Purchaser beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.

Section 6.3   Publicity. Parent and the Company shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Change of Recommendation; provided further, that the Company shall not be required to provide that each party hereto and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.3.

Section 6.4   Directors’ and Officers’ Insurance and Indemnification.

(a)          Parent shall, or shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals covered by such Company Governing Documents or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

(b)          For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4.

(c)          Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of or after the Effective Time to, purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other material respects shall be comparable to such existing coverage); provided, however, that the Company shall not pay, and the Surviving Corporation shall not be obligated to pay, in excess of 300% of the annual premiums paid as of the date hereof by the Company in respect of such “tail” or “runoff” policy. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” or “runoff” insurance policies prior to, as of or after the Effective Time, Parent shall, for a period of six (6) years after the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company or renewals thereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by the Company for such insurance (such 200% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium.

(d)          In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.

(e)          The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.4, and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.5   State Takeover Laws. If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal Laws becomes or is deemed to become applicable to the Company, the Merger or any other Transaction, then the Company Board of Directors shall use its reasonable best efforts to render such statute (or the relevant provisions thereof) inapplicable to the foregoing.

Section 6.6   Obligations of Purchaser. Parent shall take all action necessary to cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 6.7   Employee Benefits Matters.

(a)          Effective as of the Effective Time and for a period of no less than twelve (12) months thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company and/or its Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any Subsidiary thereof (the “Continuing Employees”), (i) a base salary rate or regular hourly wage, whichever is applicable, that is not less than the base salary rate or regular hourly wage provided to such Continuing Employee by the Company immediately prior to the Effective Time and (ii) bonus opportunity, sales and service incentive award compensation opportunity, in each case, at levels provided to such Continuing Employee by the Company immediately prior to the Effective Time. Further, effective as of the Effective Time and for a period of no less than twelve (12) months thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each Continuing Employee severance and employee benefits that are in the aggregate no less favorable than those provided to similarly situated employees of Parent. Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including, without limitation, any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting (but not for benefit accrual, except to the extent required by any applicable contract or Law) of any Continuing Employee under all employee benefit plans maintained by Parent or an affiliate of Parent for the benefit of the Continuing Employees, including, without limitation, vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health or welfare plans.

(b)          Effective as of the Effective Time and thereafter, Parent shall use its reasonable best efforts, and shall cause the Surviving Corporation to use its reasonable best efforts, to (x) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health and welfare benefits plan of Parent or any affiliate of Parent (except to the extent applicable under Benefit Plans immediately prior to the Effective Time), (y) waive any and all evidence of insurability requirements with respect to such Continuing Employees to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the Benefits Plans immediately prior to the Effective Time, and (z) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year; provided that Parent’s obligations under clause (z) shall be subject to its receipt of all necessary information, from either the Company or such Continuing Employee, related to such amounts paid by such Continuing Employee. The Merger shall not affect any Continuing Employee’s accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

(c)          Unless otherwise directed in writing by Parent at least five (5) business days prior to the Effective Time, the Company Board of Directors will authorize the full vesting of all benefits under and termination of any and all Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plans”), effective no later than the day immediately preceding the Effective Time. The Company shall provide Parent evidence that such resolutions to terminate the 401(k) Plan(s) of the Company have been adopted by the Company Board of Directors. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall use its reasonable best efforts to take such other actions in furtherance of terminating any such 401(k) Plans as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan; (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination; and (iii) for employer contributions (if any) for the period prior to termination determined as though the Effective Time were the last day of the relevant plan year. Parent shall use reasonable best efforts to cause the 401(k) Plan(s) of Parent or its affiliates to accept any distribution from the Company’s 401(k) Plan(s) as a rollover contribution, if so directed by a Continuing Employee.

(d)          Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, (i) to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee, or (ii) to amend or terminate any Benefit Plans or other employee benefit plans or arrangements. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (x) be deemed or construed to be an amendment or other modification of any Benefit Plan or Purchaser employee benefit plan, or (y) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 6.8   Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9   Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.10   Securityholder Litigation. In the event that any securityholder litigation related to this Agreement, the Merger or the other Transactions is brought against the Company and/or its directors or officers, the Company shall promptly notify Parent of such litigation and shall keep Parent fully informed on a current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense of any such securityholder litigation against the Company and/or its directors or officers, whether commenced prior to or after the date of this Agreement. Notwithstanding anything contained in this Agreement to the contrary, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), neither the Company nor any of the Company Subsidiaries may waive, release, assign, settle, agree to settle or compromise to settle any suit, action, claim, proceeding or investigation commenced or threatened that relates to this Agreement, the Merger or any of the other Transactions or that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other Transactions.

Section 6.11   Deregistration. Each of the parties hereto agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to terminate the registration of the Common Stock under the Exchange Act, provided, that such termination shall not be effective until after the Effective Time.

Section 6.12   Director and Officer Resignations. The Company shall use reasonable best efforts to cause to be delivered to Parent resignations (in form reasonably acceptable to Parent) executed by each director and each officer of the Company and the Company Subsidiaries in office immediately prior to the Effective Time (other than with respect to any directors or officers identified by Parent in writing to the Company). At the request of Parent, the Company will use reasonable best efforts to cooperate with Parent to effect the replacement of any such directors and officers selected by Parent.

Section 6.13   Patent Acquisition. As soon as practicable and in any event within two business days after the date hereof, the Company shall submit for filing and recordation with the Secretary of State of the State of Delaware and the United States Patent and Trademark Office, as applicable, each of the releases of liens and UCC termination statements delivered in connection with that certain Patent Purchase and License Agreement, dated December 30, 2013, by and between the Company and ClearCount Medical Solutions, Inc.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1   Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable Law:

(a)          Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Approval;

(b)          Statutes; Court Orders. No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger; and

(c)          HSR Act. Any applicable waiting or review periods (or extensions thereof) relating to the Merger under the HSR Act and any other antitrust or competition Law shall have expired or been terminated and any approvals, clearances or waivers required thereunder shall have been obtained.

Section 7.2   Conditions to Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Sections 3.2(a)(i) and 3.2(a)(ii)(A) – (H) and 3.24 shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except for any de minimis inaccuracy), (ii) each of the representations and warranties of the Company set forth in Section 3.1, Section 3.3, Section 3.4, and Section 3.5(a) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (iii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in Article III) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iv) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b)          Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

Section 7.3   Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct (without giving effect to any qualification as to materiality contained in Article IV) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the Transactions; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to the foregoing effect.

(b)          Performance of Obligations of Parent and Purchaser. Parent and Purchaser shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION

Section 8.1   Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Requisite Stockholder Approval, if applicable) as follows:

(a)   by mutual written consent of Parent and the Company;

(b)   by either Parent or the Company, prior to the Effective Time, if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) in the case of the Company shall result in the conditions in Article VII not being satisfied (assuming for this purpose that the date of such determination is the Closing Date) and (ii) in the case of a breach by Parent or Purchaser, that would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Purchaser to perform its obligations under this Agreement, or to consummate the Merger and the other Transactions (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of notice thereof by the defaulting party from the non-defaulting party or (y) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 8.1(b) by any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement.

(c)          by either Parent or the Company, if the Effective Time shall not have occurred by midnight, New York City time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring prior to the Outside Date;

(d)          by Parent, if (i) the Company Board of Directors shall have effected a Change of Recommendation or (ii) the Company Board of Directors shall have failed to include the Company Board Recommendation in the Proxy Statement;

(e)          by the Company if, prior to the adoption of this Agreement by the Requisite Stockholder Approval, (i) the Company Board of Directors (or any committee thereof) has received a Superior Proposal, (ii) the Company Board of Directors (or any committee thereof) has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board of Directors (or any committee thereof) to the Company’s stockholders under applicable Law, (iii) the Company has complied in all material respects with Section 5.2 and (iv) the Company concurrently enters into a definitive agreement for with respect to such Superior Proposal and pays the Termination Fee to Parent in accordance with Section 8.2(b);

(f)          by either the Company or Parent if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(f) shall have complied with its obligations under Section 6.2 to use reasonable best efforts to prevent the entry of and to remove such order, decree or ruling; or

(g)          by either the Company (provided that it shall not be in material breach of any of its obligations under Section 5.2) or Parent, if the Requisite Stockholder Approval in favor of the adoption of this Agreement shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such adoption was taken.

Section 8.2   Effect of Termination.

(a)          In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.14 shall survive such termination; provided, however, that subject to Section 8.2(c), nothing herein shall relieve any party hereto from liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Company’s stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement and the time value of money), which shall be deemed in such event to be damages of the Company).

(b)          Termination Fee.

(i)          If (A) either Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(c) or Section 8.1(g) or Parent shall have terminated this Agreement pursuant to Section 8.1(b) on the basis of a breach of a covenant or agreement contained in this Agreement, (B) prior to such termination, a Person shall have made a Competing Proposal that has not been publicly withdrawn prior to such termination in the case of a termination of this Agreement pursuant to Section 8.1(b) or Section 8.1(c) or at least three (3) business days prior to the date of the Special Meeting in the case of a termination of this Agreement pursuant to Section 8.1(g), and (C) the Company enters into a definitive agreement with respect to a Competing Transaction, or consummates a Competing Transaction, in each case, within twelve (12) months of such termination by Parent, then, on the earlier of two (2) business days after (i) the entry into a definitive agreement with respect to any such Competing Transaction or (ii) the consummation of any such Competing Transaction, the Company shall pay a fee of $4,000,000 in cash (the “Termination Fee”), and, upon the payment of the Termination Fee, the Company shall have no further liability with respect to this Agreement or the Transactions contemplated hereby to Parent or Purchaser.

(ii)         If the Company terminates this Agreement pursuant to Section 8.1(e), prior to or concurrent with, and as a condition to, the effectiveness of such termination, the Company shall pay or cause to be paid to Parent the Termination Fee, and, upon the payment of the Termination Fee, the Company shall have no further liability with respect to this Agreement or the Transactions contemplated hereby to Parent or Purchaser.

(iii)        If Parent terminates this Agreement pursuant to Section 8.1(d), the Company shall pay or cause to be paid to Parent the Termination Fee within two (2) business days after such termination.

(iv)        The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c)          Each of the parties hereto acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Purchaser, as the case may be, in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, Parent’s right to receive payment of the Termination Fee from the Company shall be the sole and exclusive remedy of Parent and Purchaser against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents for the loss suffered as a result of the failure of the Merger to be consummated, and upon payment of such amount, none of the Company, any of the Company Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE IX

MISCELLANEOUS

Section 9.1   Amendment and Modification; Waiver.

(a)          Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Requisite Stockholder Approval, if applicable, by written agreement of the parties hereto; provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)          At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2   Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.3   Expenses. All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, it being understood and agreed that Parent shall pay, whether or not the Merger or any other transaction is consummated, all Expenses incurred in connection with (a) any filing with antitrust authorities and (b) the Paying Agent.

Section 9.4   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), emailed or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Purchaser, to:

Stryker Corporation
2825 Airview Boulevard
Kalamazoo, Michigan 49002
Facsimile: (269) 385-2066
Attention: General Counsel
Email:  Michael.Hutchinson@stryker.com

with a copy, which shall not constitute notice, to:

Covington & Burling LLP
The New York Times Building
New York, NY 10018
Attention: Andrew W. Ment
Facsimile: (646) 441-9012
Email: ament@cov.com

and

if to the Company, to:

Patient Safety Technologies, Inc.
15540 Laguna Canyon Road, Suite 150
Irvine, CA 92618
Attention: Brian Stewart
Facsimile: (949) 289-9446
Email: bstewart@scmd.com

with a copy, that shall not constitute notice, to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: Charles K. Ruck; R. Scott Shean
Facsimile: (714) 755-8290
Email: charles.ruck@lw.com; scott.shean@lw.com

Section 9.5   Certain Definitions. For the purposes of this Agreement, the term:

“510(k)” means a premarket notification submitted under Section 510(k) of the Act (21 U.S.C. § 360(k)) seeking clearance from FDA for a device that is substantially equivalent to a legally marketed predicate device as defined in the Act.

 “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and are not less restrictive to the applicable third party than the provisions of the Confidentiality Agreement are to Parent; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions; provided, further, that such agreement shall not prohibit the Company from complying with any provisions of this Agreement, including Section 5.2.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

“Company Equity Plan” means each of the Patient Safety Technologies, Inc. Amended and Restated Stock Option and Restricted Stock Plan, Patient Safety Technologies, Inc. 2009 Stock Option Plan and each non-plan award agreement pursuant to which equity awards have been granted to employees or other service providers of the Company or any Company Subsidiary.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company IP” means Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any industry or industries in which the Company operates, (ii) general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes affecting financial, credit or capital market conditions, (iii) any generally applicable change in Law or GAAP or interpretation of any of the foregoing, (iv) the public announcement or pendency of the Merger or the other Transactions or the identity of Parent (including, without limitation, any Legal Proceeding commenced by a Company stockholder seeking to enjoin the Merger), (v) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vi) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vii) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, and (viii) any item set forth in Schedule 9.5(a); except, in the cases of clauses (i), (ii), (iii) and (vii), to the extent the Company is disproportionately affected thereby in relation to other companies in the medical device industry.

“Company Permits” means all licenses, permits, certificates, clearances, exemptions, approvals, consents and other authorizations that the Company owns, holds or possesses, including those issued by any Governmental Entity (including 510(k) or pre-market notification clearances, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Mark certifications, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of the Company.

“Company Property” means any real property and improvements, now or heretofore, leased, subleased, licensed and/or otherwise operated or occupied (which as tenant, subtenant, licensee or pursuant to any other occupancy arrangement (whether written or otherwise)) by the Company or any Company Subsidiary.

“Company Warrants” means (i) the warrants issued by the Company in November 2009 with an exercise price of $2.00 per share, (ii) the warrants issued by the Company in November 2009 with an exercise price of $4.00 per share, (iii) the warrants issued by the Company in November 2009 with an exercise price of $1.83 per share, (iv) the warrants issued by the Company to three holders in April 2008 with an exercise price of $1.25 per share, (v) the warrants issued by the Company in May 2008 with an exercise price of $1.25 per share, (vi) the warrants issued by the Company in June 2008 with an exercise price of $1.25 per share and (vii) the warrants issued by the Company in April 2008 with an exercise price of $1.75 per share.

“Competing Proposal” means any proposal made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Competing Transaction” means a transaction with a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) pursuant to which such Person or group acquire beneficial ownership of at least 50% of the assets of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions).

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated June 14, 2013 between Parent and the Company.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Laws and principles of common law which (i) regulate or relate to pollution or the protection or clean-up of the environment; the generation, presence, use, treatment, storage, transportation, treatment, handling, shipment, disposal, release, removal or remediation of Hazardous Substances; the preservation, protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each trade or business, whether or not incorporated, that, together with the Company, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FDA Law” means the Federal Food, Drug and Cosmetic Act and all amendments thereto, and any regulation, judicial or binding administrative interpretation promulgated or published by the FDA, and related or similar federal or state statutes, and equivalent statutes and regulations adopted by other Governmental Entities.

“Hazardous Substances” means any pollutant, contaminant, chemical, substance, industrial, toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or hazardous material, chemical compound, hazardous substance, or material or waste, whether solid, liquid or gas, that is subject or potentially subject to regulation, control or remediation under any Environmental Law or exposure to which could give rise to liability under any Environmental Law, including without limitation, any quantity of asbestos or asbestos containing material, urea formaldehyde, polychlorinated biphenyls (PCBs), lead-based paint, radon gas, and petroleum products or by-products.

“Intellectual Property Rights” means all rights in or to all U.S. or foreign: (a) inventions (whether or not patentable) and improvements thereto, patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, certificate of invention, and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including, for example, know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (f) software, including any source code, machine code, or object code, (g) URL and domain name registrations, and (h) other rights to industrial property and European Community designs.

“Intervening Event” means any material event, occurrence or development relating to the Company that is (a) unknown and not reasonably foreseeable to the Company Board of Directors as of the date hereof, or if known and reasonably foreseeable to the Company Board of Directors as of the date hereof, the material consequences of which were not known and reasonably foreseeable to the Company Board of Directors as of the date hereof, and (b) and does not relate to (i) this Agreement, the Merger or the other Transactions or (ii) any Competing Proposal.

“knowledge” will be deemed to be, as the case may be, the actual knowledge, and the knowledge such individuals would reasonably be expected to have after making due inquiry of the other executives and managers having primary responsibility for such matter, of (a) any executive officer of Parent or Purchaser with respect to Parent or Purchaser, or (b) any of the individuals set forth in Schedule 9.5(b) with respect to the Company.

“Law” means any statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Licensed Company IP” means all Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries by third parties.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Outside Date” means May 15, 2014.

“Owned Company IP” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Representatives” means, when used with respect to Parent, Purchaser or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and its Subsidiaries.

“Requisite Stockholder Approval” means any vote or consent of the holders of the Company’s securities required by applicable Law that is necessary to authorize this Agreement or to consummate the Merger and the other Transactions, including the vote of the holders of outstanding Common Stock, voting together as a single class with the holders of the Series A Preferred Stock having one (1) vote per share, representing at least a majority of all votes entitled to be cast thereupon by holders of the outstanding Common Stock.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Superior Proposal” means a Competing Proposal for or in respect of at least 80% of the outstanding equity interests or assets of the Company, made by any person on terms that the Company Board of Directors determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company Board of Directors considers to be appropriate (including the expected timing and likelihood of consummation, any governmental or other approval requirements, conditions to consummation and availability of necessary financing), are more favorable to the Company and its stockholders than the Transactions.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, medical device, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 9.6   Terms Defined Elsewhere . The following terms are defined elsewhere in this Agreement, as indicated below:

“401(k) Plans”	Section 6.7(c)
“Agreement”	Preamble
“Base Premium”	Section 6.4(c)
“Benefit Plans”	Section 3.11(a)
“Book-Entry Shares”	Section 2.2(b)
“Capital Stock”	Section 2.1(b)(ii)
“Capitalization Date”	Section 3.2(a)
“Certificate of Merger”	Section 1.3
“Certificates”	Section 2.2(b)
“Change of Recommendation”	Section 5.2(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Common Consideration”	Section 2.1(a)
“Common Shares”	Section 2.1(a)
“Common Stock”	Section 2.1(a)
“Company”	Preamble
“Company Agreements”	Section 3.14(a)
“Company Board of Directors”	Recitals
“Company Board Recommendation”	Recitals
“Company Disclosure Letter”	Article III
“Company Equity Awards”	Section 2.4(c)
“Company Financial Advisor”	Section 3.21
“Company IP Agreements”	Section 3.17(g)
“Company Material Contract”	Section 3.14(b)
“Company Options”	Section 2.4(a)
“Company SEC Documents”	Section 3.6

“Company Subsidiary”	Section 3.1(b)
“Continuing Employees”	Section 6.7(a)
“Covered Persons”	Section 6.4(a)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3(a)
“Divestiture Action”	Section 6.2(a)
“Divestiture Agreement”	Section 6.2(a)
“Effective Time”	Section 1.3
“Equity Interests”	Section 3.2(a)
“Exchange Act”	Section 3.6
“Exchange Fund”	Section 2.2(a)
“FDA”	Section 3.18(c)
“Federal Health Care Programs”	Section 3.19(b)
“Financial Statements”	Section 3.6
“GAAP”	Section 3.6
“Governmental Entity”	Section 3.5
“Health Care Laws”	Section 3.19(a)
“HSR Act”	Section 3.5
“Indemnification Agreements”	Section 6.4(a)
“Intervening Event Notice”	Section 5.2(d)
“Legal Proceeding”	Section 3.10
“Merger”	Recitals
“Merger Consideration”	Section 2.1(b)(ii)
“Option Consideration”	Section 2.4(a)
“Parent”	Preamble
“Parent Disclosure Letter”	Article IV
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.15
“Preferred Shares”	Section 2.1(b)(ii)
“Preferred Stock”	Section 2.1(b)(ii)
“Preliminary Proxy Statement”	Section 5.3
“Proxy Statement”	Section 3.19(a)
“Public Official”	Section 3.18(g)
“Purchaser”	Preamble
“Purchaser Common Stock”	Section 2.1(d)
“Required Governmental Approvals”	Section 6.2(a)
“Restricted Shares”	Section 2.4(a)
“Sarbanes-Oxley Act”	Section 3.6
“SEC”	Section 3.5
“Securities Act”	Section 3.6
“Series A Preferred Consideration”	Section 2.1(b)(i)
“Series A Preferred Stock”	Section 2.1(b)(i)
“Series B Preferred Consideration”	Section 2.1(b)(ii)
“Series B Preferred Stock”	Section 2.1(b)(ii)
“Shares”	Section 2.1(b)(ii)
“Special Meeting”	Section 5.4
“Superior Proposal Notice”	Section 5.2(f)
“Surviving Corporation”	Section 1.1(a)
“Termination Fee”	Section 8.2(b)(i)
“Transactions”	Recitals
“Voting Debt”	Section 3.2(a)
“WARN Act”	Section 3.12

Section 9.7   Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation”, and the word “or” shall not be deemed exclusive and shall mean “and/or.” References in this Agreement to dollars or “$” are to United States of America dollars, unless otherwise indicated. All references in this Agreement to days are to calendar days, unless otherwise indicated. As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). All references in this Agreement to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. A document being “made available to Parent” being “provided to Parent” or other similar terms refers to the Company making such document available to Parent and its counsel at least one (1) Business Day prior to the date of this Agreement in the electronic data room established at http://datasite.merrillcorp.com for purposes of the transactions contemplated by this Agreement and maintained by the Company.

Section 9.8   Counterparts. This Agreement may be executed and delivered manually or by facsimile or other electronic transmission by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

Section 9.9   Entire Agreement; Third-Party Beneficiaries.

(a)          This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Purchaser shall be permitted to take the action contemplated by this Agreement) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

(b)          Except (i) as provided in Section 6.4 and (ii) for the provisions of Article II (which, from and after the Effective Time, shall be for the benefit of holders of Shares, Company Options, Restricted Shares and Company Warrants as of the Effective Time), neither this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.10   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.11   Governing Law; Jurisdiction.

(a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12   Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13   Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (a) Parent, (b) Parent and one or more direct or indirect wholly owned Subsidiaries of Parent, or (c) one or more direct or indirect wholly owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.14   Enforcement; Remedies.

(a)          Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.14, it is agreed that prior to the termination of this Agreement pursuant to Article VIII, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to specifically enforce the terms and provisions of this Agreement.

(c)          The parties’ right of specific enforcement is an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other parties to this Agreement (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.14. In the event any party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 9.14.

Section 9.15   Costs; Attorneys’ Fees. Subject to the limitations set forth herein, in the event any action, suit or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party’s costs and reasonable attorneys’ fees incurred in connection with each and every such action, suit or other proceeding, including any and all appeals and petitions therefrom.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

STRYKER CORPORATION

By:	/s/ Timothy J. Scannell
Name:	Timothy J. Scannell
Title:	Group President, MedSurg and Neurotechnology

PS MERGER SUB INC.

By:	/s/ Timothy J. Scannell
Name:	Timothy J. Scannell
Title:	President

PATIENT SAFETY TECHNOLOGIES, INC.

By:	/s/ Brian E. Stewart
Name:	Brian E. Stewart
Title:	President & CEO

[Signature Page to Agreement and Plan of Merger]

ANNEX II

Form of Voting Agreement

II-1

ANNEX II

Form of Amended and Restated Certificate of Incorporation of Surviving Corporation

II-2

ANNEX III

Form of Amended and Restated Bylaws of Surviving Corporation

III-1

Annex B

 [BANK OF AMERICA MERRILL LYNCH LETTERHEAD]

December 30, 2013

The Board of Directors
Patient Safety Technologies, Inc.
15540 Laguna Canyon Road, Suite 150
Irvine, CA 92618

Members of the Board of Directors:

We understand that Patient Safety Technologies, Inc., a Delaware corporation (“PST”), proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among PST, Stryker Corporation, a Michigan corporation (“Parent”), and PS Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), pursuant to which, among other things, Purchaser will merge with and into PST (the “Merger”) and each outstanding share of the common stock, par value $0.0001 per share, of PST (“PST Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than Dissenting Shares (as defined in the Agreement) and shares of PST Common Stock owned by PST, Parent or Purchaser or their respective Subsidiaries (as defined in the Agreement), will be automatically cancelled and converted into the right to receive $2.22 in cash, without interest (the “Common Consideration”). The Agreement also provides that, other than for Dissenting Shares and shares owned by PST, Parent or Purchaser or their respective Subsidiaries, (i) each share of the Series A Convertible Preferred Stock, par value $1.00 per share, of PST issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive $100.00 in cash (the “Series A Preferred Consideration”) and (ii) each share of the Series B Convertible Preferred Stock, par value $1.00 per share, of PST issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive $296.00 in cash (together with the Series A Preferred Consideration, the “Preferred Consideration”).  The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of PST Common Stock (other than the Company, Parent, Purchaser, their respective affiliates and the holders of Dissenting Shares) of the Common Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to PST;

(2)
reviewed certain internal financial and operating information with respect to the business, operations and prospects of PST furnished to or discussed with us by the management of PST, including certain financial forecasts relating to PST prepared by the management of PST (such forecasts, “PST Forecasts”);

(3)	discussed the past and current business, operations, financial condition and prospects of PST with members of senior management of PST;

(4)	reviewed the trading history for PST Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

The Board of Directors
Patient Safety Technologies, Inc.

(5)	compared certain financial and stock market information of PST with similar information of other companies we deemed relevant;

(6)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7)
considered the results of our efforts on behalf of PST to solicit, at the direction of PST, indications of interest and definitive proposals from third parties with respect to a possible acquisition of PST;

(8)	reviewed a draft, dated December 26, 2013, of the Agreement (the “Draft Agreement”); and

(9)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of PST that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect.  With respect to the PST Forecasts, we have been advised by PST, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of PST as to the future financial performance of PST.  We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of PST, nor have we made any physical inspection of the properties or assets of PST.  We have not evaluated the solvency or fair value of PST, Purchaser or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters.  We have assumed, at the direction of PST, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on PST or the contemplated benefits of the Merger.  We also have assumed, at the direction of PST, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Common Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger.  Our opinion is limited to the fairness, from a financial point of view, of the Common Consideration to be received by holders of PST Common Stock (other than the Company, Parent, Purchaser, their respective affiliates and the holders of Dissenting Shares) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party including, without limitation, any opinion or view with respect to the Preferred Consideration.  In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Common Consideration.  Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to PST or in which PST might engage or as to the underlying business decision of PST to proceed with or effect the Merger.  We are not expressing any opinion as to the prices at which PST Common Stock will trade at any time, including following announcement or consummation of the Merger.  In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

The Board of Directors
Patient Safety Technologies, Inc.

We have acted as financial advisor to PST in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger.  In addition, PST has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals.  In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of PST, Parent and certain of their respective affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parent and have received or in the future may receive compensation for the rendering of these services, including (1) having acted or acting as (i) financial advisor in connection with certain mergers and acquisitions transactions, (ii) book-running manager for various debt offerings, (iii) book-running manager, lead arranger and/or agent bank for certain credit facilities and (iv) lender under certain credit facilities and (2) having provided or providing (i) certain fixed income and foreign exchange trading services and (ii) certain treasury and management services and products.

It is understood that this letter is for the benefit and use of the Board of Directors of PST (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof.  It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.  The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Common Consideration to be received in the Merger by holders of PST Common Stock (other than the Company, Parent, Purchaser, their respective affiliates and the holders of Dissenting Shares) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Annex C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 31, 2013 by and among Stryker Corporation, a Michigan corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Patient Safety Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Parent, PS Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Purchaser will be merged with and into the Company, and the Company will be the surviving corporation and continue as a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of Capital Stock (as defined in the Merger Agreement) and options or warrants to purchase such number of shares of Capital Stock as is indicated on the signature page of this Agreement; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder, and in order to induce Parent to enter into the Merger Agreement, the Stockholder (solely in the Stockholder’s capacity as such) has agreed to, enter into this Agreement and vote all of the Subject Shares (as defined below), to the extent such Subject Shares are entitled to be voted, as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

AGREEMENT

1.          Certain Definitions.  All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.  For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)           “Expiration Date” shall mean the earlier to occur of such date and time as: (i) the Merger Agreement shall have been terminated in accordance with its terms; (ii) the Effective Time; and (iii) the date the Company’s board of directors effects a Change of Recommendation pursuant to Section 5.02 of the Merger Agreement.

(b)           “Subject Shares” shall mean:  (i) all securities of the Company (including all shares of Capital Stock and all options, warrants and other rights to acquire shares of Capital Stock) owned by the Stockholder as of the date hereof; and (ii) all additional securities of the Company (including all additional shares of Capital Stock and all additional options, warrants and other rights to acquire shares of Capital Stock) of which the Stockholder acquires beneficial ownership during the period from the date of this Agreement through the Expiration Date (including by way of purchase, exercise of options, warrants or other securities, the conversion or exchange of any securities, stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(c)           A Person shall be deemed to have effected a “Transfer” of a Subject Share if such Person, directly or indirectly:  (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of (including by gift or any Constructive Disposition) such Subject Share or any interest therein other than to Purchaser; or (ii) enters into an agreement or commitment providing for the sale, pledge, encumbrance, assignment, grant of an option with respect to, transfer, tender or other disposition (including by gift or Constructive Disposition) of such Subject Share or any interest therein other than the Merger Agreement.  As used herein, the term “Constructive Disposition” means, with respect to any Subject Share, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such Subject Share.

2.          Transfer of Subject Shares.

(a)           Transfer Restrictions.  The Stockholder shall not (i) cause or permit any Transfer of any of the Subject Shares to be effected or (ii) enter into any contract, agreement, option, instrument or other arrangement or understanding with respect to the direct or indirect Transfer of any Subject Shares.   The Stockholder shall not, and shall not permit any Person under the Stockholder’s control or any of its or such Person’s respective representatives to, seek or solicit any such Transfer or any such contract, agreement, option, instrument or other arrangement or understanding.

(b)           Transfer of Voting Rights.  The Stockholder shall not deposit (or permit the deposit of) any Subject Shares into a voting trust or grant any proxy, power of attorney, right of first offer or refusal or enter into any voting agreement or similar agreement with respect to any of the Subject Shares in contravention of the obligations of the Stockholder under this Agreement.

(c)           Exceptions.  Nothing in this Section 2 shall prohibit a Transfer of Subject Shares by the Stockholder:  (i) if the Stockholder is an individual:  (A) to any member of the Stockholder’s immediate family or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family; or (B) upon the death of the Stockholder; or (ii) if the Stockholder is a partnership or limited liability company, to one or more partners or members of the Stockholder or to an affiliate; provided, however, that a Transfer referred to in this Section 2(c) shall be permitted only if the transferee agrees in writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement.

(d)           The Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Subject Shares on the books of the Company in violation of this Agreement.

3.          Agreement to Vote Subject Shares.

(a)           At every meeting of the stockholders of the Company however called (whether annual or special), and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder (solely in the Stockholder’s capacity as such) shall vote or deliver a written consent with respect to all of the Subject Shares to the fullest extent such Subject Shares are entitled to be voted:

(i)           in favor of the adoption of the Merger Agreement, including the merger contained therein, and approval of the Merger, including any amended Merger Agreement or amendment to the Merger Agreement that increases the Merger Consideration or otherwise is or results in the Merger Agreement being more favorable to the Stockholder than the Merger Agreement in effect on the date of this Agreement, and, without limitation of the preceding language, in favor of the approval of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held;

(ii)          against approval of any proposal made in opposition to, or in competition with, the consummation of the Merger or any other transactions contemplated by the Merger Agreement; and

(iii)         against any of the following actions:  (A) any Competing Proposal or Competing Transaction; and (B) any other action or agreement (except any proposal to adjourn or postpone any meeting of the stockholders of the Company contemplated in clause (i) above) that would, is intended to or would reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or otherwise result in a breach of any of the Company’s representations, warranties, covenants or obligations under the Merger Agreement.

(b)           At any meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, the Stockholder shall cause the Subject Shares, to the extent applicable, to be counted as present thereat for purposes of establishing a quorum.

(c)           The Stockholder shall not enter into any agreement or understanding with any Person to vote or give voting instructions in any manner inconsistent with the terms of this Section 3 and further hereby agrees not to commit or agree to take any action inconsistent with this Section 3.

4.          Agreement Not to Exercise Appraisal Rights.  The Stockholder hereby irrevocably and unconditionally waives any and all rights that may arise with respect to the Merger or any of the transactions contemplated by the Merger Agreement to demand appraisal of any Subject Shares (including, without limitation, under Section 262 of the DGCL) or any rights that the Stockholder may have to dissent from the Merger.

5.          Directors and Officers.  Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require the Stockholder to attempt to) limit or restrict the Stockholder in his or her capacity as a director or officer of the Company, or any designee of the Stockholder who is a director or officer of the Company, from acting in such capacity or voting in such capacity in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company).

6.          Irrevocable Proxy.  Concurrently with the execution of this Agreement, the Stockholder shall deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”) with respect to the Subject Shares, which shall be irrevocable to the fullest extent permissible by law.

7.          No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and Parent shall not have the authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares to the extent such Subject Shares are entitled to be voted, except as otherwise provided herein.

8.          Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:

(a)           Organization; Power; Binding Agreement.  If the Stockholder is not an individual, it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to execute and deliver this Agreement and the Proxy, to perform all of the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  If the Stockholder is an individual, the Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and the Proxy, to perform all of the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby.  If the Stockholder is not an individual, the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to:  (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance and other equitable remedies.

(b)           No Conflicts.  Except for filings under the Exchange Act and filings under the HSR Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary for the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby.  None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will:  (i) if the Stockholder is not an individual, conflict with or result in any breach of any organizational documents applicable to the Stockholder; (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, commitment, arrangement, understanding or other agreement to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets may be bound, or result in the creation of any Lien with respect to any of such Stockholder’s Subject Shares; or (iii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to the Stockholder or any of the Stockholder’s properties or assets.  If the Stockholder is an individual, is married and the Subject Shares constitute community property or applicable law requires spousal approval for this Agreement to be legal, valid and binding with respect to the Stockholder and its Subject Shares, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which the Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(c)           Ownership of Shares.  The Stockholder:  (i) is the beneficial owner of the shares of Capital Stock indicated on the signature page of this Agreement, all of which are free and clear of any Liens (except for any Liens arising under securities laws or arising hereunder); (ii) is the owner of options and warrants that are exercisable for the number of shares of Capital Stock indicated on the signature page of this Agreement, all of which options and warrants and shares of Capital Stock issuable upon the exercise of such options and warrants are free and clear of any Liens (except for any Liens arising under securities laws or arising hereunder); and (iii) does not own, beneficially or otherwise, any securities of the Company or have an interest in or voting rights with respect to any securities of the Company other than the shares of Capital Stock, options and warrants to purchase shares of Capital Stock and shares of Capital Stock issuable upon the exercise of such options and warrants, indicated on the signature page of this Agreement.  Any proxies heretofore given in respect of the shares of Capital Stock indicated on the signature page of this Agreement, if any, are revocable, and Stockholder hereby revokes any such proxies.

(d)           Absence of Litigation.  As of the date hereof, there is no Legal Proceeding pending against or, to the knowledge of the Stockholder, threatened against or otherwise affecting, the Stockholder or any of its or his properties or assets (including the Subject Shares) that would reasonably be expected to impair the ability of the Stockholder to perform its or his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e)           No Finder’s Fees.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement or this Agreement based upon arrangements made by or on behalf of the Stockholder.

(f)            Reliance by Parent.  The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

9.          No Solicitation; Notifications; Consents and Waivers.

(a)      No Solicitation.  The Stockholder understands and acknowledges the obligations of the Company under Section 5.2 of the Merger Agreement.

(b)      Notifications.  The Stockholder agrees to promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of the Stockholder set forth herein.

(c)      Consents and Waivers.  The Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party (other than this Agreement or any agreement governing the rights of securityholders of the Company).

10.          Disclosure.  The Stockholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholder’s identity and ownership of Subject Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement.  The Stockholder shall not issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement or the Merger Agreement without the prior written consent of Parent, which may be withheld in Parent’s sole and absolute discretion.

11.          Street Name Subject Shares.  The Stockholder agrees to deliver a letter to each financial intermediary or other Person through which the Stockholder holds Subject Shares that informs such Person of the Stockholder’s obligations under this Agreement and that directs such Person to not act in disregard of such obligations without the prior written consent of Parent.

12.          Further Assurances.  The Stockholder agrees not to take any action which would make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect as of any time prior to the termination of this Agreement or take any action that would have the effect of preventing or disabling it from performing its obligations under this Agreement.  Subject to the terms and conditions of this Agreement, the Stockholder shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

13.          Legending of Shares.  If so requested by Parent, the Stockholder agrees that the Subject Shares shall bear a legend stating that they are subject to this Agreement and the Proxy.

14.          Termination.  This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date; provided, that Section 15 shall survive such termination.  Notwithstanding the foregoing, nothing set forth in this Section 14 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any material breach of this Agreement.

15.          Miscellaneous.

(a)           Amendments; Waiver.  This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

(b)      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), emailed or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent:

Stryker Corporation
2825 Airview Boulevard
Kalamazoo, Michigan 49002
Facsimile: (269) 385-2066
Attention: General Counsel
Email:  Michael.Hutchinson@stryker.com

with a copy to (which shall not constitute notice):

Covington & Burling LLP
The New York Times Building
New York, NY 10018
Attention: Andrew W. Ment
Facsimile: (646) 441-9012
Email: ament@cov.com

if to the Stockholder, to its address set forth on the Stockholder’s signature page hereto, with a copy to (which shall not constitute notice):

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: Charles K. Ruck; R. Scott Shean
Facsimile: (714) 755-8290
Email: charles.ruck@lw.com; scott.shean@lw.com

(c)           Interpretation. Each party agrees that Section 9.7 of the Merger Agreement shall apply mutatis mutandis to this Agreement.

(d)           Counterparts.  This Agreement may be executed and delivered manually or by facsimile or other electronic transmission by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(e)           Entire Agreement; No Third Party Beneficiaries.  This Agreement, including Exhibit A hereto, together with the Merger Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.  This Agreement, including Exhibit A, is not intended to confer any rights or remedies upon any Person other than the parties hereto any rights or remedies hereunder.

(f)           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to Parent.

(g)           Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 15(b). Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(g).

(h)           Enforcement; Remedies.  Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon Parent, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur to Parent in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is agreed that, Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Stockholder and to specifically enforce the terms and provisions of this Agreement. Parent’s right of specific enforcement is an integral part of the transactions contemplated by this Agreement and the Stockholder hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Stockholder (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and Parent shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Stockholder under this Agreement all in accordance with the terms of this Section 15(h). In the event Parent seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, Parent shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 15(h).

(i)           Binding Effect and Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholder, on the one hand, nor Parent, on the other hand, in whole or in part (whether by operation of law or otherwise), without the prior written consent of Parent or such Stockholder, and any attempt to make any such assignment without such consent shall be null and void, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its affiliates at any time without the prior consent of the Stockholder.

(j)           Expenses.  All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses (it being understood that the Expenses of the Stockholder in connection with this Voting Agreement shall be paid by the Company).

[Remainder of Page Intentionally Left Blank]

In Witness Whereof, the undersigned have caused this Agreement to be executed as of the date first above written.

Stryker corporation	STOCKHOLDER:

By:	By:

Name:	Name:

Title:

Subject Shares Beneficially Owned
_______ shares of Common Stock
_______ shares of Common Stock issuable upon exercise of outstanding options and warrants
_______ shares of Series A Preferred Stock
_______ shares of Series B Preferred Stock

ADDRESS:

EXHIBIT A

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of Patient Safety Technologies, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints  Stryker Corporation, a Michigan corporation (“Parent”), and any designee thereof, as the sole and exclusive attorney and proxy of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the Stockholder is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the Stockholder (“Capital Stock”), and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Subject Shares”) in accordance with the terms of this Irrevocable Proxy until the Expiration Date (as defined below).  Upon the Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies given by the Stockholder with respect to any Subject Shares are hereby revoked and the Stockholder agrees not to grant any subsequent proxies with respect to the Subject Shares until after the Expiration Date.

This Irrevocable Proxy is irrevocable to the fullest extent permitted by law, is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and among Parent, the Company and the Stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), among Parent, PS Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and the Company, pursuant to which Purchaser will be merged with and into the Company, and the Company will be the surviving corporation and continue as a wholly owned subsidiary of Parent (the “Merger”).

As used herein, the term “Expiration Date” shall mean the earliest to occur of such date and time as: (i) the Merger Agreement shall have been terminated in accordance with its terms; and (ii) the Effective Time (as defined in the Merger Agreement), and (iii) the date the Company’s board of directors effects a Change of Recommendation pursuant to Section 5.02 of the Merger Agreement.

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the Stockholder, at any time prior to the Expiration Date, to act as the Stockholder’s attorney and proxy to vote the Subject Shares to the fullest extent such Subject Shares are entitled to be voted, and to exercise all voting, consent and similar rights of the Stockholder with respect to the Subject Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:  (i) in favor of the adoption of the Merger Agreement or any other transaction pursuant to which Parent or Purchaser proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which stockholders of the Company would receive consideration per share of Capital Stock equal to or greater than the applicable consideration per share of Capital Stock to be received by such stockholders in the Merger, and, without limitation of the preceding language, the approval of any proposal to adjourn or postpone any meeting of the stockholders of the Company to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such meeting is held; (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger or any other transactions contemplated by the Merger Agreement; and (iii) against any of the following actions:  (A) any Competing Proposal or Competing Transaction (as defined in the Merger Agreement); and (B) any other action or agreement (except any proposal to adjourn or postpone any meeting of the stockholders of the Company contemplated in clause (i) above) that would, is intended to or could reasonably be expected to impede, prevent, delay or adversely affect the Merger or any other transactions contemplated by the Merger Agreement or otherwise result in a breach of any of the Company’s representations, warranties, covenants or obligations under the Merger Agreement.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter.  The Stockholder may vote the Subject Shares to the extent such Subject Shares are entitled to be voted on all other matters.

Any obligation of the Stockholder hereunder shall be binding upon the successors and assigns of the Stockholder.

This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

The Stockholder acknowledges and agrees that neither Parent nor any of its successors, assigns, affiliates (as such term is defined in the Merger Agreement), employees, stockholders, agents or other representatives, shall incur any liability to the Stockholder in connection with or as a result of any exercise of the proxy granted to Parent pursuant to this Irrevocable Proxy, other than in connection with any such exercise that results in a breach by Parent of this Irrevocable Proxy (in which case, only Parent may incur any liability therefor).

Dated: December , 2013	STOCKHOLDER:

By:

Name:

Title:

[Signature Page to Irrevocable Proxy]

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262.  Appraisal rights.

(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)
In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation.  If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title.  Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares.  A proxy or vote against the merger or consolidation shall not constitute such a demand.  A stockholder electing to take such action must do so by a separate written demand as herein provided.  Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title.  Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation.  Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares.  Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares.  If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection.  An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.  For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date.  If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders.  Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.  Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.  Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.  Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation.  If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list.  The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated.  Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable.  The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights.  The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings.  Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value.  In determining such fair value, the Court shall take into account all relevant factors.  Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.  Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.  Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.  Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock.  The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances.  Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.  Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.